UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MICRONETICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01, of Micronetics, Inc. (“Common Stock”)

	(2)	Aggregate number of securities to which transaction applies: 4,575,663 shares of Common Stock 457,000 options to purchase shares of Common Stock with an exercise price of less than $14.80 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) 4,575,663 shares of Common Stock multiplied by $14.80 per share; and (b) 457,000 options to purchase Common Stock multiplied by the difference between $14.80 minus the weighted average exercise price of $6.20 per share of outstanding options to purchase Common Stock

	(4)	Proposed maximum aggregate value of transaction: $71,650,012.40

	(5)	Total fee paid:

$8,211.09

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Micronetics, Inc.

26 Hampshire Drive

Hudson, New Hampshire 03051

(603) 883-2900

            , 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Micronetics, Inc. (“Micronetics”), which will be held at [Location], [Address], on             , 2012, beginning at [time] local time.

On June 7, 2012, the board of directors of Micronetics approved, and on June 8, 2012, Micronetics entered into, a merger agreement with Mercury Computer Systems, Inc. (“Mercury”) and its wholly owned subsidiary, Wildcat Merger Sub Inc. If the merger is completed, Micronetics will become a wholly owned subsidiary of Mercury and you will be entitled to receive $14.80 in cash, without interest, for each share of Micronetics common stock that you own. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement, as such agreement may be amended from time to time.

After careful consideration, the board of directors of Micronetics has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, the board of directors considered a number of factors, including the opinion of the company’s financial advisor, which is attached as Annex B to this proxy statement, and which you are urged to read in its entirety. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, for the purpose of soliciting additional proxies to adopt the merger agreement. The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

This proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Micronetics from documents filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Micronetics common stock. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of Micronetics common stock directly in your name, you may also submit your proxy over the Internet or by telephone. If submitting your proxy over the Internet or telephone is available to you, instructions are printed on your proxy card. Submitting your proxy by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

David Robbins
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2012 and is first being mailed to stockholders on or about             , 2012

Micronetics, Inc.

26 Hampshire Drive

Hudson, New Hampshire 03051

(603) 883-2900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On             , 2012

To the Stockholders of Micronetics, Inc.:

We will hold a special meeting of the stockholders of Micronetics, Inc. (“Micronetics”) at [Location], [Address], on             , 2012, beginning at [time] local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 8, 2012 (which we refer to as the “merger agreement”), by and among Mercury Computer Systems, Inc., Wildcat Merger Sub Inc. and Micronetics, as such agreement may be amended from time to time;

2. To approve on an advisory basis (non-binding) certain compensation that may be paid or received by Micronetics’ executive officers in connection with the merger;

3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders of record of our common stock as of the close of business on             , 2012 are entitled to notice of and to vote at the special meeting. A list of these stockholders will be available to any stockholder, for any purpose germane to the meeting, at our headquarters located at 26 Hampshire Drive, Hudson, New Hampshire, for the ten day period prior to the meeting and produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of our common stock. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock, present or represented by proxy and entitled to vote on the matter. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy over the telephone or the Internet to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the special meeting for a vote.

If you fail to submit your proxy or vote in person at the meeting, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 54.

By Order of the Board of Directors,

David Robbins
Chief Executive Officer

Hudson, New Hampshire

            , 2012

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO SUBMIT YOUR PROXY OVER THE INTERNET OR TELEPHONE, INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

i

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “Micronetics”, “company”, “we”, “our”, “ours” and “us” refer to Micronetics, Inc. and its subsidiaries. The term the “merger agreement” refers to the Agreement and Plan of Merger, dated as of June 8, 2012, by and among Mercury Computer Systems, Inc., Wildcat Merger Sub Inc. and Micronetics, as such agreement may be amended from time to time. The term “Mercury” refers to Mercury Computer Systems, Inc. and “Merger Sub” refers to Wildcat Merger Sub Inc.

•	The Companies

Micronetics, Inc.

26 Hampshire Drive

Hudson, New Hampshire 03051

(603) 883-2900

Micronetics, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Hudson, New Hampshire, manufactures microwave and radio frequency (RF) components and integrated multifunction subassemblies used in a variety of commercial wireless, defense and aerospace products, including satellite communications, electronic warfare and electronic counter-measures. We also manufacture and design test equipment, subassemblies and components that are used to test the strength, durability and integrity of signals in communications equipment. Our products are embedded in a variety of radars, electronic warfare systems, guidance systems, wireless telecommunications and satellite equipment. Our microwave devices are used on subassemblies and integrated systems in addition to being sold on a component basis. For more information about Micronetics, please visit our Web site at www.micronetics.com. Micronetics is publicly traded on The NASDAQ Capital Market under the symbol “NOIZ.”

Mercury Computer Systems, Inc.

201 Riverneck Road

Chelmsford, Massachusetts 01824

(978) 967-1401

Mercury Computer Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and headquartered in Chelmsford, Massachusetts, designs, manufactures and markets commercially-developed, high-performance embedded, real-time digital signal and image processing sub-systems and software for specialized defense and commercial computing markets. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms, Mercury’s sub-systems process real-time radar, video, sonar and signals intelligence data. Mercury provides microwave products for enhanced communications capabilities in military and commercial applications. Mercury is publicly traded on The NASDAQ Global Select Market under the symbol “MRCY.”

Wildcat Merger Sub Inc.

c/o Mercury Computer Systems, Inc.

201 Riverneck Road

Chelmsford, Massachusetts 01824

(978) 967-1401

Wildcat Merger Sub Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Mercury. Merger Sub was formed on May 29, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

•	The Special Meeting

Date, Time and Place (page 15)

The special meeting will be held on                 , 2012, at [time] local time, at [Location], [Address].

Purpose (page 15)

The purpose of the special meeting is:

•	to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Mercury and Merger Sub;

•	to approve on an advisory basis (non-binding) certain compensation that may be paid or received by our executive officers in connection with the merger;

•	to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the meeting.

Recommendation of the Board of Directors (page 22)

The board of directors has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. The board of directors makes no recommendation on the proposal to approve the compensation that may be paid or received by our executive officers in connection with the merger, as such vote is advisory and is not binding. Our board of directors also unanimously recommends that you vote “FOR” the adjournment of the special meeting, if there are insufficient votes at the time of the special meeting to adopt the merger agreement, for the purpose of soliciting additional proxies to adopt the merger agreement.

Record Date (page 15)

If you owned shares of our common stock at the close of business on                 , 2012, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on the record date, there were [4,575,663] shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 15)

The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date, and entitled to vote will constitute a quorum for purposes of voting at the meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock entitled to vote on the matter. Approval of the proposal with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. The vote on the compensation to be received by our executive officers in connection with the merger is advisory in nature and will not be binding on Micronetics or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. Failure to submit your proxy, either by mail, telephone or the Internet or vote in person at the meeting, will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the proposal to adjourn the meeting.

The executive officers and directors of Micronetics have entered into voting agreements pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement, representing in the aggregate 915,975 shares of common stock or approximately 20% of the outstanding voting power of our shares entitled to vote at the special meeting. In addition, these executive officers and directors have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

Submitting Your Proxy (page 16)

We offer our stockholders of record three ways to submit their proxy:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on your proxy card; or

•	by the Internet, using the instructions printed on your proxy card.

If you hold your shares in “street name” through a broker or other nominee, you will receive separate instructions from your broker or nominee explaining how to vote your shares.

Revocability of Proxy (page 17)

If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Chief Financial Officer of Micronetics; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies.

•	Special Factors; The Merger Agreement

Structure of the Merger (page 43)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Mercury, will merge with and into us. We will be the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of Mercury and will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 43)

Each holder of shares of our common stock will be entitled to receive $14.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the effective time of the merger. Shares owned by us as treasury stock, shares owned by Mercury, Merger Sub or any wholly owned subsidiary of Mercury or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

Opinion of Financial Advisor to the Company (page 25)

Cypress Partners LLC (“Cypress”) delivered its oral opinion to our board on June 7, 2012, which was subsequently confirmed in writing on June 8, 2012, that, as of June 8, 2012 and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the $14.80 in cash, without interest, per share of Micronetics common stock to be received by the holders of shares of Micronetics common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Cypress, dated June 8, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Cypress provided its opinion for the information and assistance of our board in connection with its consideration of the transactions contemplated by the merger agreement. The Cypress opinion is not a recommendation as to how any holder of shares of Micronetics common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

Source of Funds (page 34)

The aggregate amount of funds required by Mercury to purchase all of our outstanding shares of capital stock, make payments to option holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $71,955,000. Mercury and Merger Sub currently intend that the required funds will be provided through available cash of Mercury.

Voting Agreements (page 37)

The executive officers and directors, and a significant stockholder, of Micronetics have entered into separate voting agreements pursuant to which they have each respectively agreed, among other things, to vote all shares of common stock held by them for the adoption of the merger agreement, representing in the aggregate 915,975 shares of common stock or approximately 20% of the outstanding voting power of our shares entitled to vote at the special meeting. The executive officers and directors, and such significant stockholder, of Micronetics are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement is attached as Annex C to this proxy statement.

Conditions to the Merger (page 51)

We, Mercury and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the merger agreement by our stockholders;

•	no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity which prevents or prohibits completion of the merger;

•

each party having obtained the necessary approvals and consents from the necessary governmental entities, including, if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), in connection with the merger, the expiration or termination of the applicable waiting period (together with any extensions thereof) under the HSR Act;

•

each party’s representations and warranties in the merger agreement being true and correct as of the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us or on Mercury’s ability to consummate any of the transactions contemplated by the merger agreement in a timely manner, as the case may be (without regard to materiality and material adverse effect qualifiers in the representations and warranties of Micronetics); provided, that certain representations and warranties such as capitalization and corporate authority, in our case, and corporate authority, in the case of Mercury, are required to be true and correct as of the date of completion of the merger;

•

each party having performed or complied in all material respects or in all respects, in the case of certain covenants made by Micronetics, with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger;

•

the absence of any material adverse effect on our business, financial condition or results of operation since June 8, 2012 or any event since June 8, 2012 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on our business, financial condition or results of operation;

•	Micronetics having obtained consents from certain of its customers;

•

Micronetics having obtained and delivered to Mercury payoff letters and lien release documentation relating to the repayment of its debts to be prepaid by Mercury at the closing and the termination of all liens on our assets securing such debt;

•	no imposition, or the seeking of an imposition, from a governmental entity, on Micronetics, or us agreeing to any material regulatory restriction; and

•

no receipt of information from a certain Micronetics customer indicating that certain revenue amounts stemming from the relationship between Micronetics and such customer or the value of products and services provided by Micronetics to such customer, has been or will be or could reasonably be expected to be reduced by more than certain specified amounts.

No Solicitation (page 48)

We have agreed that we will not and we will instruct our representatives not to:

•

directly or indirectly initiate, solicit or participate or knowingly or intentionally take any action to encourage, facilitate or assist the submission or making of any acquisition proposal or the making of any inquiry, proposal or other offer that would reasonably be expected to lead to any acquisition proposal or engage or participate in or continue any discussions or negotiations, or disclose to any other person non-public information relating to Micronetics and our subsidiaries with respect to or in connection with any acquisition proposal or participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal for us;

•

approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal involving Micronetics or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal;

•	except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors in a manner adverse to Mercury;

•

approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal; or

•

approve any transaction by which any third party (other than Mercury) would become an “interested stockholder” for purposes of Section 203 of the DGCL, other than to accept a superior proposal, as provided for in the merger agreement.

However, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to:

•

effect a change in the recommendation of our board of directors or enter into an agreement with respect to an acquisition proposal for us if our board of directors, after consultation with outside legal counsel and financial advisors, determines that such acquisition proposal is a superior proposal;

•

effect a change in the recommendation of our board of directors if our board determines, after consultation with outside legal counsel, that failure to do so would be inconsistent its fiduciary obligations under applicable law; or

•

participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal, provided that we do not disclose any information to such person without first entering into a confidentiality agreement with such person and that we promptly provide Mercury any information concerning the company that we have provided to such other person that was not previously provided to Mercury.

A “superior proposal” is defined to mean any bona fide, unsolicited proposal to acquire 51% or more of our assets or outstanding shares that our board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) and after taking into account all factors the board determines in its good faith judgment to be relevant, is more favorable to our stockholders than the merger (taking into account any proposal by Mercury to amend the terms of the merger agreement).

Termination of the Merger Agreement (page 52)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, and whether before or after our stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of Mercury and us;

•

by either Mercury or us if the merger has not been completed on or prior to October 31, 2012, provided that the right to terminate the merger agreement for this reason is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement shall have been the primary cause of or resulted in the failure of the merger to occur on or before such date, and provided further that if on October 31, 2012 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for stockholder adoption of the merger agreement, then Mercury may extend the deadline for completing the merger to December 31, 2012 by providing us with written notice;

•	by either Mercury or us if our stockholders do not adopt the merger agreement;

•

by either Mercury or us if any order, decree, judgment, injunction or other non-appealable final action has been issued or taken by a governmental entity permanently enjoining, restraining, prohibiting, or making illegal the merger, and such order, injunction or other action shall have become final and nonappealable (which order, injunction or other action the party seeking to terminate the agreement shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable); provided, however, that the right to terminate the merger agreement for this reason is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement was the primary cause of, or resulted in, such order, decree, judgment, injunction or other action;

•

by Mercury, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has withdrawn or adversely modified its recommendation to our stockholders, or (ii) our board of directors has entered into a letter of intent, agreement in principal, merger agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement);

•

by us, at any time prior to the adoption of the merger agreement by our stockholders, if our board determines to accept a superior proposal, but only if we pay a termination fee to Mercury in connection with such termination by us of the merger agreement;

•

by Mercury, if it is not in material breach of its obligations under the merger agreement and there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 20 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; or

•

by us, if we are not in material breach of our obligations under the merger agreement and there is a breach by Mercury or Merger Sub of any representation, warranty, covenant or other agreement of them contained in the merger agreement and the breach has not been cured within 20 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

Termination Fees and Expense Reimbursement (page 52)

We will be required to pay Mercury a termination fee of $2.52 million if:

•

Mercury terminates the merger agreement at any time prior to the receipt of stockholder approval of the merger agreement, because (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to another acquisition proposal;

•	we terminate the merger agreement to accept a superior proposal; or

•

the merger agreement is terminated (i) by us or Mercury because the stockholders do not adopt the merger agreement, (ii) by us in the event that the merger shall not have occurred prior to October 31, 2012, or if extended by Mercury, December 31, 2012 or (iii) by Mercury in the event we breach certain covenants and agreements and, in each case, (A) we received an acquisition proposal prior to such special meeting, date, or breach, which acquisition proposal was not withdrawn, and (B) within 9 months after termination we enter into a definitive agreement with respect to an acquisition proposal which is subsequently consummated by Micronetics.

Regulatory Matters (page 39)

Based on the number of shares of our common stock that are currently outstanding, we will not need to make any filing, or seek any prior approval, under the HSR Act in connection with merger. However, if a certain number of options that are currently outstanding and exercisable for shares of our common stock are exercised at any time prior to the consummation of the merger, then, in accordance with the HSR Act, we and Mercury may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated.

Appraisal Rights (page 54)

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

If you comply with the requirement of Section 262 of the DGCL, you will have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares from the date you make the demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights” beginning on page 54. Section 262 of the DGCL, or DGCL, regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

Interests of Certain Persons in the Merger (page 34)

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of June             , 2012, our directors and executive officers held and are entitled to vote, in the aggregate, 344,612 shares of our common stock, representing approximately 7.5 % of the voting power of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $14.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

As of June             , 2012, our directors and executive officers held options to purchase 190,000 shares of our common stock at a weighted average exercise price of $6.65 per share, of which, options for 103,750 shares are vested and options for 86,250 shares are unvested. The merger agreement provides that each vested option issued and outstanding immediately prior to the completion of the merger shall be cancelled, and holders of vested options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their vested option, multiplied by (ii) $14.80 minus the per share exercise price of the option, net of any applicable withholding taxes. Upon the closing of the merger, Mercury will assume our 2006 Equity Incentive Plan and each unvested option granted under such plan. Each unvested option assumed by Mercury will be exercisable for a number of shares of Mercury’s common stock as equals the number of shares of our common stock subject to such assumed option multiplied by an exchange ratio determined pursuant to the terms of the merger agreement. The exercise price per share of each assumed option will be equal to the exercise price per share set forth in the option agreement for the assumed option divided by the exchange ratio.

The surviving corporation has agreed to indemnify and hold harmless each of our present and former directors, officers and employees for six years following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees by law or as provided under our certificate of incorporation and bylaws, each as in effect on the date of the merger agreement, and under existing indemnification agreements. This indemnification also covers liability and expenses arising out of the merger to the fullest extent permitted by applicable law. The surviving corporation also has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of our executive officers and directors for six years following completion of the merger.

Interests of Principal Stockholders

Our largest stockholder is Noelle Kalin. We do not believe that the interests of Ms. Kalin are different from other stockholders. Although Ms. Kalin has entered into a voting agreement with Mercury, pursuant to which she will vote all of her shares in favor of the adoption of the merger agreement, there are no other arrangements between Ms. Kalin and Mercury and she will receive the same merger consideration as our other stockholders.

As of June              , 2012, Ms. Kalin held and is entitled to vote 571,363 shares of our common stock, representing approximately 12.5% of the voting power of the outstanding shares entitled to vote. On June 8, 2012, Mercury and Ms. Kalin entered into a voting agreement in which Ms. Kalin agreed, among other things, to vote a total of 571,363 shares of common stock for the adoption of the merger agreement, representing approximately 12.5% of the outstanding voting power of our shares entitled to vote at the special meeting. Ms. Kalin is not obligated to vote for the adoption of the merger agreement if the merger agreement, among other things, is terminated. A copy of the form of voting agreement signed by Ms. Kalin and by our executive officers and directors is attached as Annex C to this proxy statement.

Ms. Kalin has indicated to us that, as of the date hereof and while not obligated to do so, she also intends to vote her shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

Interests of Executive Officers with respect to Mercury

Following the merger, David Robbins, Kevin Beals and Carl Lueders will continue as senior management of the surviving corporation.

In a letter agreement dated June 8, 2012 with Mr. Lueders, subject to the conditions in the letter agreement, Mr. Lueders is entitled to receive a cash bonus equal to 100% of his then-current annual base salary on the earliest of (i) March 7, 2013, (ii) the date on which his employment with us is terminated either by us without cause or by Mr. Lueders for good reason (each as defined in a severance agreement between us and Mr. Lueders, dated August 29, 2011), or (iii) the date of the merger with Mercury.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why are our stockholders receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on , 2012 at [time] local time. The location of the special meeting is [Location], [Address].

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve on an advisory basis (non-binding) certain compensation that may be paid or received by our executive officers in connection with the merger;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting.

Q.	How does Micronetics’ board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

The board of directors makes no recommendation on the proposal to approve the compensation that may be paid or received by our executive officers in connection with the merger, as such vote is advisory and is not binding.

Q.	What vote is required for Micronetics’ stockholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the matter must vote “FOR” adoption of the merger agreement.

Pursuant to voting agreements entered into on June 8, 2012, our executive officers and directors and a significant stockholder agreed, among other things, to vote a total of 915,975 shares of our common stock for the adoption of the merger agreement, representing approximately 20% of the outstanding voting power of shares entitled to vote at the special meeting and all of their outstanding shares of common stock.

Q.	What vote is required for Micronetics’ stockholders to approve the proposal with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger?

A.	The proposal to approve the compensation to be received by our executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. Such vote is advisory and is not binding on Micronetics or Mercury.

Q.	What vote is required for Micronetics’ stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter. Our executive officers and directors have informed us that they intend to vote all of the shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock at the close of business on , 2012, the record date for the determination of stockholders entitled to vote at the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes”, will not be counted for purposes of determining a quorum and will have the effect of a vote against the adoption of the merger agreement.

For the proposals to approve the compensation to be received by our executive officers in connection with the merger and to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will, and broker non-votes will not, count for the purpose of determining whether a quorum is present and as shares present and entitled to vote on the proposals to approve such compensation or to adjourn the meeting. As a result, if you abstain, it will have the same effect as if you vote against the proposals to approve the compensation to be received by our executive officers in connection with the merger or to adjourn the meeting, respectively, but broker non-votes will have no effect on the vote to approve such compensation or adjourn the meeting, each of which requires the vote of the holders of a majority of voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of the compensation to be received by our executive officers in connection with the merger and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as soon as possible so that your shares will be voted at the special meeting.

Q.	May I revoke my proxy ?

A.	Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Chief Financial Officer of Micronetics stating that you revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail or over the telephone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker or other nominee to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares in person if you are a stockholder of record. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the meeting.

Q.	What happens if a stockholder does not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting?

A.	If you do not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting, this will have the same effect as a vote against adoption of the merger agreement and will not have any effect on the proposal to adjourn the meeting.

Q.	What does it mean if a stockholder receives more than one set of materials?

A.	This means the stockholder owns shares of our common stock that are registered under different names. For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, the stockholder will receive multiple sets of proxy materials. The stockholder must vote, sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that the stockholder receives in order to vote all of the shares. Each proxy card the stockholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Micronetics by Mercury pursuant to a merger agreement entered into between us, Mercury and Merger Sub, which is a wholly owned subsidiary of Mercury. Pursuant to the merger agreement, Merger Sub will merge with and into Micronetics, with Micronetics surviving. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive the applicable cash merger consideration. If the merger is completed, we will be a wholly owned subsidiary of Mercury and will cease to be a publicly traded company.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Holders of our common stock will be entitled to receive $14.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock, shares owned by Mercury, Merger Sub or any wholly owned subsidiary of Mercury or Merger Sub will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL . After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Who are Mercury and Merger Sub?

A.

Mercury is a corporation organized under the laws of the Commonwealth of Massachusetts and headquartered in Chelmsford, Massachusetts. Mercury designs, manufactures and markets commercially-developed, high-performance embedded, real-time digital signal and image processing sub-systems and software for specialized defense and commercial computing markets. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms, Mercury’s sub-systems process real-time radar, video, sonar and signals intelligence data. Mercury provides microwave products for enhanced communications capabilities in military and commercial applications.

Merger Sub, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Mercury. Merger Sub was formed on May 29, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

Q.	Am I entitled to appraisal rights?

A.	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of our common who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the Delaware law procedures and requirements, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under “Appraisal Rights” beginning on page 54 of this proxy statement.

Q.	Why is the Micronetics board recommending the merger?

A.	The board of directors has unanimously approved the merger agreement and determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. To review their reasons for recommending the merger, see the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Board of Directors” on pages 22 through 24 of this proxy statement.

Q.	Will any members of management be employees of or hold interests in the surviving corporation?

A.	Yes. Mercury intends that David Robbins, Kevin Beals and Carl Lueders remain as the Chief Executive Officer and Treasurer, the President and the Chief Financial Officer, respectively, of the surviving corporation. In addition, certain other executive officers may remain executive officers of the surviving corporation. Certain executive officers have unvested Micronetics options that will be assumed by Mercury in connection with the merger, which will then become options exercisable for shares of Mercury common stock.

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 40 through 42 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the adoption of the merger agreement by our stockholders, the merger is subject to satisfaction of various conditions. For a description of these factors, please see “The Merger Agreement (Proposal 1) — Conditions to the Merger” beginning on page 43 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our stockholders and, if applicable, expiration or termination of the waiting period under U.S. antitrust law.

Q.	Should I send in my Micronetics stock certificates now?

A.	No. After the merger is completed, the paying agent will send you written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Inc., our proxy solicitor, toll-free at 866-482-4931.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Micronetics, the expected completion and timing of the merger and other information relating to Micronetics and the merger. You can identify these statements by words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “may”, “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the ability to recognize the benefits of the merger;

•	competition in our industry;

•	changes in government regulation;

•	receipt of necessary approvals, if any, under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended March 31, 2012 filed with the Securities and Exchange Commission, which we refer to as the SEC.

See “Where You Can Find More Information” on page 68. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Micronetics, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on                     , 2012, beginning at [time] local time at [Location], [Address]. The purpose of the special meeting is:

•

to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 8, 2012, by and among Mercury, Merger Sub and Micronetics, as such agreement may be amended from time to time;

•	to approve on an advisory basis (non-binding) certain compensation that may be paid or received by our executive officers in connection with the merger;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement. The board of directors makes no recommendation on the proposal to approve the compensation that may be paid or received by our executive officers in connection with the merger, as such vote is advisory and is not binding. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Record Date; Quorum

As of the close of business on                 , 2012, the record date for the special meeting, there were [4,575,663] shares of our common stock outstanding held by approximately                      stockholders of record. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date entitled to vote will constitute a quorum for purposes of voting at the meeting. Abstentions, but not broker non-votes, will be counted as present for purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock outstanding on the record date and entitled to vote on the matter. The advisory vote on the compensation to be received by our executive officers in connection with the merger will be approved if the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter vote “FOR” such proposal. The vote on the compensation to be received by our executive officers in connection with the merger is advisory in nature and will not be binding on Micronetics or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone or Internet proxy submission) or to vote in person will not count as votes cast or shares voting on the proposals.

Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, the approval of the compensation to be received by our executive officers in connection with the merger and the proposal to adjourn the meeting to solicit additional proxies, which, as to the last two proposals, requires the vote of the holders of a majority of the voting power of the shares present or represented by proxy at the special meeting and entitled to vote on the matter, voting together as a single class.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes”, will not be counted for the purpose of determining whether a quorum is present and will not be counted as shares present and entitled to vote on the proposal to adjourn the meeting. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote to adjourn the meeting to solicit additional proxies.

Voting by Principal Stockholders

As of June __, 2012, our largest stockholder, Noelle Kalin, held and is entitled to vote 571,363 shares of our common stock, representing in the aggregate 12.5% of the voting power of the outstanding shares entitled to vote. On June 8, 2012, Mercury and Ms. Kalin, entered into a voting agreement in which Ms. Kalin agreed, among other things, to vote a total of 571,363 shares of common stock in favor of adopting the merger agreement, representing approximately 12.5% of the outstanding voting power of our shares entitled to vote at the special meeting. Ms. Kalin is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. Ms. Kalin has indicated to us that, as of the date hereof and while not obligated to do so, she also intends to vote her shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement. A copy of the form of voting agreement signed by Ms. Kalin is attached as Annex C to this proxy statement.

Voting by Directors and Executive Officers

As of June __, 2012, our directors and executive officers held and are entitled to vote, in the aggregate, 344,612 shares of our common stock, representing approximately 7.5% of the voting power of the outstanding shares entitled to vote. Our executive officers and directors have entered into voting agreements pursuant to which they have agreed, among other things, to vote all of their outstanding shares of common stock for the adoption of the merger agreement. Our executive officers and directors are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by our directors and executive officers is attached as Annex C to this proxy statement.

Voting; Submission of Proxy

Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person.

Stockholder may submit their proxy by:

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage- prepaid envelope;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet instructions printed on your proxy card.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc., our proxy solicitor, toll-free at 866-482-4931.

Stockholders who hold their shares in “street name”, meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Chief Financial Officer of Micronetics; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $10,000 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors and management have considered and evaluated a variety of strategic opportunities over the past several years as part of an ongoing effort to enhance stockholder value. During the period of August 2006 through the date of the merger agreement, Mr. Robbins had informal discussions from time to time with representatives of various potential strategic partners and financial investors, some of which are identified below, related to their interest in a strategic relationship with, or an acquisition of, the company. During many of these meetings, information regarding our operating results, new opportunities and macro industry trends was discussed. Mr. Robbins consulted with the members of the board of directors on a periodic basis related to these discussions.

Beginning on or about April 15, 2011, representatives of Mercury approached members of our management to arrange a meeting to hold an informal discussion of our respective organizations. On April 27, 2011, we entered into a proprietary information agreement with Mercury; consequently, representatives of Mercury and the company had a series of informal meetings to discuss industry trends, our respective business strategies, and to explore opportunities to partner on an upcoming customer program as well as their potential interest in acquiring Micronetics. On May 26, 2011 representatives of our management and Mercury met to review details of the customer program and another potential future collaboration opportunity.

As the result of prior informal conversations with another potential buyer and strategic partner, which we refer to as Firm A, a meeting was held with Firm A at our headquarters on July 15, 2011 during which we each provided an overview of our respective businesses, discussed potential strategies to collaborate on current and future program opportunities and Firm A expressed interest in possibly acquiring us. At the conclusion of the meeting we determined to schedule a follow up meeting in the future.

On August 3, 2011 Mercury’s senior management made a presentation to members of our management detailing their background and growth strategy. On or about August 4, 2011, we received an unsolicited and non-binding proposal from Mercury contemplating an acquisition of the company by Mercury for a purchase price per share of $8.00-$9.00 in cash. After discussions by our board of directors with respect to such proposal at special meetings of the board of directors held on August 9 and August 11, 2011, in consultation with Cypress Partners LLC, or Cypress, a firm we engaged formally on March 1, 2012 as our exclusive financial advisor in connection with our board’s evaluation of strategic and financial alternatives, including a possible sale of the company, and Latham & Watkins LLP, or Latham, our legal advisors, we responded in writing to Mercury on or about August 12, 2011 indicating that its proposal significantly undervalued the company and its prospects and was not in the best interests of the company’s stockholders.

On or about August 12, 2011, Mr. Robbins had a telephone conversation with a representative of an affiliate of a potential strategic partner, which we refer to as Firm B, regarding the purchase by the affiliate of a significant number of shares of the company’s outstanding stock. In the course of this conversation Mr. Robbins and the representative agreed to follow up with one another as developments arise. Mr. Robbins subsequently met with representatives of Firm B and affiliates of Firm B on or about September 14, 2011 in which they discussed our publicly available information and growth strategy.

Following a telephone conversation between Mr. Robbins and a representative of Mercury regarding Mercury’s prior non-binding proposal, and following communications between Mr. Robbins and other members of our board of directors with respect to such conversation and communications to date with Firms A and B regarding potential strategic opportunities, we sent a form of confidentiality agreement to Mercury on or about September 20, 2011. On or about September 27, 2011, we engaged in multiple discussions with representatives of Mercury regarding the terms of a confidentiality agreement between the company and Mercury.

On or about September 30, 2011, we received a second non-binding indication of interest letter from Mercury proposing an acquisition of the company by Mercury for a cash purchase price per share of $9.00-$10.50. After discussions among the members of our board of directors on October 3 and October 4, 2011 with respect to the matter, we, in consultation with our financial and legal advisors, responded to Mercury in writing and by telephone on or about October 4, 2011 indicating that its proposal undervalued the company and its prospects and was not in the best interests of the company’s stockholders.

On or about October 15, 2011, Mr. Robbins contacted a representative of Firm A, to follow up on his July 2011 meeting and also had discussions regarding the publicly disclosed purchase of a significant number of shares of Firm A’s common stock by a certain affiliate of Firm B. As a result of the conversation, we agreed to schedule a follow up meeting with Firm A to update each other on our respective businesses.

On October 20, 2011, Mercury communicated with Cypress regarding the terms of the draft form of confidentiality agreement that we had previously sent to Mercury. On October 27, 2011, at the request of the company, Cypress communicated with Mercury regarding the confidentiality agreement and sent Mercury a revised draft of such agreement.

Following up on a phone call received on or about September 23, 2011, Mr. Robbins met with representatives of another potential buyer, which we refer to as Firm C, on November 9, 2011 to discuss potential investment and acquisition opportunities with respect to the company. On or about such time, Mr. Robbins discussed with other members of our board of directors, details of such meeting with Firm C and reviewed the company’s communications described above with Mercury and each of Firms A and B.

On November 22, 2011, Mr. Robbins, at the direction of our board of directors, attended a follow up meeting with a representative of Firm A, who signed a confidentiality agreement with the company, to discuss the potential strategic benefits of a combination of the two companies. The parties agreed to arrange visits to each other’s facilities and hold discussions regarding their respective strategic roadmaps.

On or about December 14, 2011, members of our management met with representatives of another potential buyer, which we refer to as Firm D, to discuss our respective business opportunities, technology and manufacturing capacity. On the same day members of our management, after discussions with members of our board of directors, met with representatives of Firm B regarding overviews of our respective businesses, business opportunities, technology and manufacturing capacity and the consideration of potential strategic partnership or acquisition transactions.

On December 15, 2011, members of our management met with representatives of Firm A at their headquarters to discuss technical development matters and the strategic considerations of the two companies in regards to a potential business combination. A subsequent meeting was held at one of our facilities on December 21, 2011. Our board of directors held a meeting on January 24, 2012 during which the company’s financial performance, details of the meetings held with Firm A, and a review of potential opportunities communicated to date between the company and each of Mercury and Firms B, C and D, were discussed. On or about such date, Mr. Robbins sent to representatives of Firm A, via email communication, a written summary of the company’s financial performance. On January 25, 2012, Mr. Robbins and representatives from Cypress had a teleconference with representatives of Firm A regarding the company’s financial performance. On February 8, 2012, a representative of Firm A contacted Mr. Robbins and expressed their interest to move forward with submission of an acquisition proposal involving the company, subject to review with Firm A’s board of directors.

On February 9, 2012, we received a non-binding written proposal from Firm A to purchase the company for a price per share of $11.25 in cash. On February 10, 2012, members of our board of directors discussed Firm A’s proposal with our financial and legal advisors. The board of directors, in consultation with Cypress and Latham, met on February 13, 2012 and February 15, 2012 to discuss Firm A’s proposal and determined that Firm A’s proposal did not adequately value the company. The board of directors instructed a representative of Cypress to communicate to Firm A the board’s response to Firm A’s proposal to acquire the company. On or about February 15, 2012, as directed by the board, Cypress informed representatives of Firm A and its financial advisor that our board of directors determined that the proposal did not adequately value the company. On or about February 17, 2012, Firm A delivered a second letter expressing an indication of interest in purchasing the company at an increased cash purchase price of $12.00 per share. The board of directors convened a meeting on February 21, 2012 to review and consider the increased proposal from Firm A. During such meeting, our board of directors, in consultation with our financial and legal advisors, determined that such increased proposal did not adequately value the company and instructed Cypress to communicate that determination to representatives of Firm A and its financial advisor.

On or about February 27, 2012, we received an unsolicited non-binding written proposal from Firm B to acquire the company for a cash purchase price per share of $10.00-$12.00. The board of directors discussed Firm B’s proposal during a meeting of the board of directors held on February 27, 2012, in consultation with our financial and legal advisors, and determined that such proposal did not adequately value the company. On or about February 28, 2012, representatives of Cypress and Firm B, respectively, discussed by telephone the company’s rejection of Firm B’s proposal. Representatives of Cypress, acting on behalf of the company, also discussed with representatives of Firm B and its affiliate the company’s willingness to have Firm B and its affiliate, respectively, enter into confidentiality agreements with the company.

On or about March 2, 2012, representatives from the company met with representatives of Firm A to discuss Firm A’s interest in acquiring the company and we discussed our current operational and financial performance and the assumptions that provide the basis for our strategic and financial prospects. On or about March 5, 2012, representatives from Firm A indicated orally to representatives of Cypress their willingness to increase Firm A’s proposal to $13.00 per share in cash. After discussions with members of our board and at their direction, representatives of Cypress contacted Firm A’s financial advisor and notified them that their revised oral indication of value was still inadequate.

The board of directors met on March 13, 2012, in consultation with its financial and legal advisors, to review and consider Firm A’s most recent verbal proposal of $13.00 per share in cash, which the board reaffirmed during such meeting did not adequately value the company. The board of directors also received an update on the status of discussions with Mercury and Firms B, C and D, including negotiations with Mercury and Firm B with respect to confidentiality agreements.

On March 30, 2012, after we entered into confidentiality agreements with Firm B and its affiliate, members of our management met with representatives of Firm B, its affiliate and financing source to discuss their respective interests in the company. During the meeting we presented the company’s confidential discussion materials which included background of the company, operational and technology information, investment considerations and historical, current and prospective financial information and the underlying assumptions and basis thereto.

On April 10, 2012, we received a revised letter from Firm B which proposed an acquisition of the company by Firm B at an increased value of $13.50-$14.50 per share in cash. The board of directors met, in consultation with its financial and legal advisors, on April 11, 2012 to discuss this revised indication of interest. During such meeting a number of other strategic alternatives were discussed with Cypress, including the terms of the unsolicited expressions of interest that we had received from Firms A, C and D to date and the ownership of a significant number of shares of our common stock by an affiliate of Firm B. As a result of this discussion, and similar prior discussions with Cypress, and of advice from outside legal counsel regarding fiduciary duties, our board of directors instructed Cypress to contact other potential strategic and financial buyers to ascertain interest in a possible business combination or acquisition of the company.

Between April 11 and April 23, 2012, in accordance with the instructions of our board of directors, representatives of Cypress contacted potential strategic and financial buyers (including those mentioned above) and provided confidential discussion materials to those parties that executed confidentiality agreements with the company. In addition, representatives of Cypress and members of our management met in person and participated in conference calls with those potential buyers who had continuing interest in a possible business combination or acquisition of the company, including meeting with Mercury on April 13, 2012 following their execution of a confidentiality agreement.

On or about April 13, 2012, we received a letter containing a revised indication of interest from Firm A to acquire the company at a cash purchase price per share of $13.00, representing an increase from Firm A’s then most recent written proposal’s purchase price of $12.00 per share. Firm A indicated orally to a representative of Cypress that this was its best and final proposal. The board of directors met on April 16, 2012 to discuss this revised indication of interest. The board of directors instructed Cypress to continue with the process, to request acquisition proposals from potentially interested parties by April 20, 2012, and to respond to Firm A’s revised proposal indicating that such proposal did not adequately value the company. At the request of our board of directors, Cypress responded to Firm A on April 20, 2012, and communicated that its latest written proposal did not adequately value the company.

On April 20, 2012, we received written indications of interest from Mercury and Firm C, and oral indications from two additional parties, which we refer to as Firms E and F, respectively. Firm C’s written non-binding proposal indicated a cash purchase price of $9.00-$11.00 per share. Mercury’s letter of intent proposed a cash purchase price of $13.00-$15.00 per share based on an enterprise value of $66.4-$76.4 million. Firm E provided an oral indication of a purchase price of $9.50-$10.50 in cash per share, subject to approval by its board of directors. Firm F provided an oral indication with respect to a cash purchase price of $10.00-$12.00 per share, subject to approval by its board of directors, and further indicated its intention to provide a written indication the following week. The closing price of our common stock on April 20, 2012 was $7.49 per share.

The board of directors met, in consultation with their financial and legal advisors, on April 21, 2012 to review and discuss the proposals as well as the various other indications of interest to acquire the company, as described above, that had been received to date. Representatives of Cypress indicated that twelve strategic and financial buyers, including the firms described herein, had been contacted and that nine parties had executed confidentiality agreements, received the confidential discussion materials and met, or had teleconferences, with members of our management. The board of directors instructed Cypress at the meeting to continue with the process and request that Mercury and Firm B submit revised proposals.

Between April 21, 2012 and April 23, 2012, at the direction of our board of directors, representatives of Cypress had multiple discussions with each of Mercury and Firm B, and as a result, we received three separate updated indications of interest from Mercury, the first at a cash purchase price of $14.00-$15.00 per share, the second at a cash purchase price of $14.50-$15.50 per share, and the third at a cash purchase price of $15.50 per share, conditioned upon Mercury being granted exclusivity with respect to negotiations concerning a sale of the company, each party assuming their own expenses related to the proposed transaction and certain conditions relating to various operational, financial and customer aspects of our business. On or about April 23, 2012, Firm B confirmed that it would not increase its current proposal of $13.50-$14.50 per share in cash and further indicated that it may consider a cash purchase price of $15.25 per share, subject to, and if it was provided, further due diligence information and other conditions. The board of directors held two meetings, in consultation with its financial and legal advisors, on April 23, 2012 to discuss the revised indications of interest from Mercury and Firm B and to discuss ongoing negotiations with other parties that had previously submitted non-binding proposals to acquire the company. During the second meeting of the board of directors on April 23, 2012, our board of directors, in consultation with its financial and legal advisors, determined to move forward with Mercury and unanimously resolved to enter into a letter of intent with Mercury setting forth the proposed terms of a merger agreement to govern the proposed transaction and requiring the company to exclusively negotiate with Mercury regarding any sale of the company through June 1, 2012. We entered into the letter of intent with Mercury on April 23, 2012.

On April 26, 2012, we received a written indication of interest from Firm F, who had previously provided an oral indication of $10.00-$12.00 per share, to acquire the company at a cash purchase price per share of $11.37-$13.55.

On May 3, 2012, we received an email transmission from another potential buyer previously contacted by Cypress, which we refer to as Firm G, proposing to purchase our subsystems business for an aggregate purchase price between $15 to $18 million.

Mercury commenced its formal due diligence investigation of the company on April 25, 2012. Negotiations between the company and Mercury with respect to the merger agreement also commenced on or about that date. Due diligence and negotiations regarding the terms of the merger agreement continued through approximately June 1, 2012. On or about May 31, 2012, Mercury submitted a revised cash purchase price of $14.75 as a result of transaction issues and other matters raised by Mercury through its ongoing due diligence efforts. On June 1, 2012, discussions among representatives of Mercury and the company resulted in Mercury agreeing to increase its proposed cash purchase price to $14.80 per share.

On June 1, 2012, the board of directors convened a meeting to consider the revised terms of the merger, the status of definitive agreement negotiations and the pending expiration of the company’s obligation to negotiate exclusively with Mercury. During such meeting, the board of directors determined, in consultation with its financial and legal advisors, to extend exclusivity through June 3, 2012 and instructed company management and the company’s advisors to continue discussions with respect to the definitive merger agreement. On June 3 and 4, 2012, the board of directors considered and extended exclusivity again through June 7, 2012 in order to continue discussions with respect to the definitive merger agreement.

After the closing of trading on June 7, 2012, our board of directors, in consultation with its financial and legal advisors, held a telephonic meeting to review and consider the final merger agreement and related documentation. Our legal advisors summarized the material changes to the terms of the proposed transaction since the letter of intent with Mercury was entered into and approved by the board of directors on April 23, 2012. Representatives of

Cypress made a presentation to the board of directors with respect to a review of the transactions and undertakings pursued by the board of directors over the last twelve months to enhance stockholder value, as well as an overview of the material financial terms of Mercury’s proposal. Our legal advisors reviewed and discussed the board’s fiduciary obligations under Delaware law in connection with the proposed transaction. Our legal advisors also summarized the other material terms of the merger agreement and of the voting agreements, including provisions permitting our board of directors to change its recommendation to stockholders or terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee. Cypress reviewed with our board of directors its financial analysis with respect to the merger consideration and rendered to our board an oral opinion, which opinion was subsequently confirmed in writing on June 8, 2012, to the effect that, as of that date and based on and subject to the matters described in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of our common stock. On a motion made and duly seconded, our board of directors unanimously resolved that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement. See “Reasons for the Merger and Recommendations of the Board of Directors” on page 22 of this proxy statement.

On Friday, June 8, 2012, following the confirmation of certain diligence matters, the company, Mercury and Merger Sub executed the definitive merger agreement following the closing of trading on June 8, 2012. In addition, Noelle Kalin and each of the executive officers and directors of the company entered into the definitive voting agreements with Mercury.

On Sunday, June 10, 2012, we publicly announced the execution of the merger agreement.

Reasons for the Merger and Recommendation of the Board of Directors

Our board of directors, by unanimous vote of all its members at a meeting duly called, determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors approved the merger agreement and recommended that our stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to recommend that our stockholders vote “FOR” the adoption of the merger agreement, the board of directors consulted with its financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•

the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•

the $14.80 per share to be paid as the consideration in the merger represents premiums of approximately 93% to the average closing price of our common stock for the 180 trading days prior to the announcement of the transaction, approximately 85% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 90% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 92% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 97% to the closing price of our common stock on the day immediately prior to announcement;

•	the merger is the result of efforts by our board of directors over the past few years to consider and pursue strategic alternatives to enhance stockholder value;

•

the financial presentation of Cypress (including the assumptions and methodologies underlying the analysis in connection therewith) and the opinion of Cypress, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of June 8, 2012 and subject to the various assumptions and limitations set forth therein, the per share merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such stockholders;

•

the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to adoption of the merger agreement by our stockholders as follows:

•

subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

•

subject to compliance with the merger agreement, our board of directors is permitted to take, and disclose to our stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with applicable rules under the Exchange Act, provided that our board of directors may not recommend that our stockholders tender their shares in connection with such tender or exchange offer unless the board of directors has determined in good faith, after consultation with outside legal counsel and financial advisors, that the tender or exchange offer is a superior proposal;

•

subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to the merger or enter into an alternative transaction that is a superior proposal as defined in the merger agreement, subject to, in the case of termination, the payment of a termination fee to Mercury of $2.52 million;

•

subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to the merger, after consultation with its legal counsel, to comply with its fiduciary obligations under applicable law, subject to, in the case of termination, the payment of a termination fee to Mercury of $2.52 million; and

•

our board of directors’ belief that the termination fee of $2.52 million payable to Mercury is reasonable and would not be likely to preclude another party that is so inclined from making a superior proposal.

•	the board of directors’ belief that the merger is more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

•

the historical market prices and volatility in trading information with respect to our common stock, including the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $14.80 per share cash price to be paid in the merger;

•

historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company; and

•	the efforts made by our board of directors and its advisors to negotiate and execute a merger agreement favorable to us.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

•	the fact that the board of directors consists of a majority of independent, non-management directors;

•	the fact that the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger;

•	the fact that many of our directors are experienced in business combination transactions;

•	the fact that completion of the merger will require the adoption of the merger agreement by our stockholders;

•

the fact that the board of directors is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to change our recommendation to stockholders or terminate the merger agreement to accept a superior proposal upon the payment of a termination fee to Mercury of $2.52 million;

•

the fact that the board of directors is permitted to change our recommendation to stockholders, after consultation our legal counsel, to comply with our fiduciary obligations under applicable law, subject to, in the case of termination, payment of a termination fee to Mercury of $2.52 million; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.

In light of the procedural safeguards discussed above, the board of directors reached its determination to recommend the merger agreement and the merger without retaining an unaffiliated representative to act solely on behalf of our unaffiliated stockholders.

In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including the following:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•

the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee to Mercury under certain circumstances and that such termination fee could reduce the incentive for a third party to make a competing bid for us;

•

the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of Micronetics and would not benefit from any appreciation in value of Micronetics;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our executive officers and directors in the merger described below under “— Interests of Certain Persons in the Merger”.

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the unanimous conclusion to recommend the adoption of the merger agreement in light of the various factors described above and other factors that each member of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the finance committee. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal and financial advisors, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Accordingly, our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Micronetics’ Financial Advisor

Cypress delivered its oral opinion to our board on June 7, 2012, which was subsequently confirmed in writing on June 8, 2012, that, as of June 8, 2012, and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the $14.80 in cash, without interest, per share of Micronetics common stock to be received by the holders of shares of Micronetics common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the written opinion of Cypress, dated June 8, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Cypress provided its opinion for the information and assistance of our board in connection with its consideration of the transactions contemplated by the merger agreement. The Cypress opinion is not a recommendation as to how any holder of shares of Micronetics common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Cypress reviewed, among other things:

•	a draft of the merger agreement dated June 8, 2012 and certain related documents;

•	certain publicly available financial and other information about Micronetics; and

•

certain financial information and other data relating to the business and financial prospects of Micronetics, including estimates and financial forecasts for Micronetics prepared by the management of Micronetics.

Cypress also held discussions with members of the senior management of Micronetics to discuss its business, operations and prospects, as well as its historical and projected financial results; compared certain financial data of Micronetics with those of certain publicly-traded companies that it considered to be relevant; reviewed, to the extent publicly available, the financial terms of certain business combinations and other transactions that it considered to be relevant; reviewed current and historical market prices and trading volumes of the shares of Micronetics common stock; discussed the financial terms of the transactions contemplated by the merger agreement with Micronetics and its other advisors; and conducted such other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

In rendering Cypress’ opinion, Cypress assumed and relied upon, without assuming any responsibility for the independent verification of, the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information and data publicly available or provided to or otherwise reviewed by or discussed with Cypress and upon assurances of the management of Micronetics that management was not aware of any relevant information that was omitted or that remained undisclosed to Cypress.

With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Cypress relating to Micronetics, Cypress was advised by the management of Micronetics that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Micronetics as to the future financial performance of Micronetics, and Cypress assumed, with our consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Cypress assumes no responsibility for, and expresses no view as to the reasonableness of, such forecasts or the assumptions on which they are based. Cypress assumed, with our consent, without independent investigation or verification that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of Micronetics since the respective dates on which the most recent financial and other information was provided to Cypress.

Cypress assumed, with our consent, that the transactions contemplated by the merger agreement will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement the effect of which would be in any way meaningful to Cypress’ analysis and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the transactions contemplated by the merger agreement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Micronetics, Mercury or the contemplated benefits of the transactions contemplated by the merger agreement. Cypress was advised by representatives of Micronetics, and Cypress further assumed, that the final terms of the merger agreement did not vary from those set forth in the draft reviewed by Cypress in any way meaningful to its analysis.

In addition, Cypress did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Micronetics nor did Cypress make any physical inspection of the properties or assets of Micronetics. Cypress expresses no view as to, and its opinion does not address the underlying business decision of Micronetics to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any alternative business strategies that might exist for Micronetics or the effect of any other transaction in which Micronetics may engage, and Cypress’ opinion does not constitute a recommendation as to how any holder of shares of common stock of Micronetics should vote with the transaction or any other matter.

Cypress’ opinion addresses only the fairness, from a financial point of view, as of June 8, 2012, of the $14.80 in cash, without interest, per share of Micronetics common stock to be received by the holders of shares of Micronetics common stock pursuant to the merger agreement. Cypress does not express a view on, and its opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, without limitation, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, creditors or other constituencies of Micronetics; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Micronetics, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $14.80 in cash, without interest, per share of Micronetics common stock to be paid to the holders of shares of Micronetics common stock pursuant to the merger agreement or otherwise. Cypress is not expressing an opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Micronetics or Mercury or the ability of Micronetics or Mercury to pay their respective obligations when they come due. Cypress’ opinion does not address any legal, tax, regulatory or accounting matters, as to which Cypress understands that Micronetics has obtained such advice as it deemed necessary from qualified professionals. Cypress’ opinion was necessarily based on information available to it, and economic, financial, monetary, regulatory, market and other conditions and circumstances existing, as of June 8, 2012, and Cypress assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date.

The following is a summary of the material financial analyses delivered by Cypress to our board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Cypress, nor does the order of analyses described represent the relative importance or weight given to those analyses by Cypress. Some of the summaries of the financial analyses include information presented in tabular format. You should read the tables together with the full text of each summary because the tables alone are not a complete description of Cypress’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 8, 2012 and is not necessarily indicative of current market conditions. In addition, the illustrative per share value indications for Micronetics were calculated based on, among other things, Micronetics having 4,575,663 shares of its common stock outstanding and 457,000 options to purchase shares of its common stock with a weighted average exercise price of $6.20 per share.

Comparable Companies Analysis. Cypress reviewed and compared certain financial information for Micronetics to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the following industry segments:

Communications Components Segment	Defense Electronics Segment
• Anadigics, Inc.;	• API Technologies Corp.;
• Anaren, Inc.;	• Cobham plc;
• CalAmp Corp.;	• Com Dev International Ltd.;

• M/A-COM Technology Solutions Holdings, Inc.;	• Comtech Telecommunications Corp.;
• Mercury Computer Systems, Inc.; and	• e2v Technologies plc;
• Powerwave Technologies, Inc.	• Frequency Electronics Inc.;
• Radiall SA;
• Teledyne Technologies Incorporated; and
• ViaSat Inc.

Although none of the selected companies is directly comparable to Micronetics, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Micronetics.

The multiples and ratios for Micronetics were based on the closing price per share of Micronetics’ common stock on June 8, 2012, our management’s estimates and the most recent publicly available information. The multiples and ratios for each of the selected companies were calculated using their respective closing prices on June 8, 2012, IBES estimates and the most recent publicly available information. With respect to Micronetics and the selected companies, Cypress calculated and compared:

•	the enterprise value as a multiple of latest twelve months revenues;

•	the enterprise value as a multiple of the estimated revenues for the 2012 calendar year;

•	the enterprise value as a multiple of latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	the enterprise value as a multiple of estimated 2012 calendar year EBITDA.

Enterprise value of each of the selected companies was calculated as equity value based on the applicable closing stock price on June 8, 2012, plus debt, less cash and other adjustments.

The results of these analyses are summarized as follows:

Enterprise Value Multiples(1)
	Revenue		EBITDA
Company	LTM	CY2012E	LTM	CY2012E
Micronetics(2)	0.84x	0.78x	5.2x	5.0x

Merger Consideration(2)	1.64x	1.53x	10.2x	9.8x

Low	0.60x	0.72x	4.1x	5.4x
High	1.73x	1.84x	8.8x	8.6x
Mean	1.12x	1.23x	6.0x	6.8x
Median	1.07x	1.13x	6.0x	6.3x

Based on Cypress’ experience and professional judgment and after taking into consideration, among other things, the observed data for the comparable companies, Cypress then applied ranges of selected multiples described above for the comparable companies to our corresponding financial data. This analysis indicated the following illustrative per share value indications for Micronetics, as compared to the merger consideration:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$8.00-$9.70	$14.80

(1)	Based on latest publicly available financial statements (historical data) and calendarized IBES median estimates as of June 8, 2012 (Revenue and EBITDA estimates).
(2)	Based on latest publicly available financial statements (historical data) as of June 8, 2012 (revenue and EBITDA estimates and calendarized estimates provided by Micronetics’ management).

Precedent Transactions Analysis. Cypress analyzed certain publicly available information relating to the following selected transactions in the communications components and defense electronics industry segments since 2003:

Date Announced	Acquiror	Target

04/13/2012	Murata Manufacturing Co., Ltd.	RF Monolithics, Inc.

03/23/2012	API Technologies Corp.	C-MAC Aerospace Ltd.

03/18/2012	API Technologies Corp.	RTI Electronics Inc.

02/13/2012	Frequency Electronics Inc.	Elcom Technologies, Inc.

12/23/2011	Mercury Computer Systems, Inc.	KOR Electronics

12/13/2011	L-3 Communications Holdings, Inc.	Kollmorgen Electro-Optical

09/15/2011	Cobham plc	Trivec-Avant Corporation

05/23/2011	National Instruments Corporation	Phase Matrix, Inc.

05/16/2011	Kratos Defense & Security Solutions, Inc.	Integral Systems, Inc.

04/12/2011	Microsemi Corporation	AML Communications, Inc.

03/28/2011	API Technologies Corp.	Spectrum Control, Inc.

02/07/2011	Kratos Defense & Security Solutions, Inc.	Herley Industries, Inc.

01/12/2011	Mercury Computer Systems, Inc.	LNX Corporation

12/20/2010	Raytheon Company	Applied Signal Technology, Inc.

11/26/2010	Veritas Capital	CPI International, Inc.

10/13/2010	Gilat Satellite Networks Ltd.	Wavestream Corp.

06/08/2010	Aeroflex Incorporated	Advanced Control Components, Inc.

03/30/2010	Microsemi Corporation	White Electronic Designs Corporation

01/25/2010	Elbit Systems Ltd.	Azimuth Technologies Ltd.

12/23/2009	Crane Co.	Merrimac Industries, Inc.

04/30/2009	Microsemi Corporation	Endwave Corporation (Defense Assets)

09/17/2008	Herley Industries, Inc.	Eyal Microwave Industries

09/01/2008	e2v Technologies plc	QP Semiconductor, Inc.

08/20/2008	Cobham plc	Global Microwave Systems, Inc.

08/20/2008	Anaren Inc.	Unicircuit, Inc.

08/01/2008	Teledyne Technologies Incorporated	Filtronic - U.K. defense business

05/28/2008	EMRISE Corporation	Advanced Control Components Inc.

05/13/2008	Cobham plc	Tyco Electronics M/A-COM (A&D division)

05/12/2008	Comtech Telecommunications Corp.	Radyne Corporation

04/14/2008	Anaren Inc.	M.S. Kennedy Corporation

04/28/2006	Teledyne Technologies Incorporated	KW Microwave

05/23/2005	Applied Signal Technology, Inc.	Dynamics Technology, Inc.

12/20/2004	Cobham plc	REMEC Defense and Space (REMEC)

07/08/2004	Teledyne Technologies, Incorporated	Celeritek Defense Assets

01/06/2004	Smiths Group	TRAK Communications, Inc.

04/16/2003	Crane Co.	Signal Technology Corporation

While none of the companies that participated in the precedent transactions listed above are directly comparable to Micronetics, the companies that participated in the precedent transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Micronetics’ results, market size and product profile.

For each of the precedent transactions, Cypress calculated and compared the transaction enterprise value as a multiple of each of the respective targets’ latest twelve months revenue and latest twelve months EBITDA, if available.

The following table presents the results of this analysis:

Enterprise Value Multiple of LTM
		Revenue	EBITDA
Merger Consideration(1)		1.64x	10.2x
	Low	0.58x	4.4x
	High	1.94x	12.9x
	Mean	1.39x	8.5x
	Median	1.49x	8.7x

(1)	LTM as of March 31, 2012

Based on Cypress’ experience and professional judgment and after taking into consideration, among other things, the observed data for the precedent transactions, Cypress then applied ranges of selected multiples described above for the precedent transactions to our corresponding financial data. This analysis indicated the following illustrative per share value indications for Micronetics, as compared to the merger consideration:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$12.03-$13.68	$14.80

Premiums Paid Analysis. Cypress reviewed the premiums paid in 38 U.S. cash mergers and acquisitions transactions since June 1, 2010 with transaction values ranging from $50 million to $150 million, excluding real estate and financial services transactions (“Group A Transactions”). Cypress observed the premium or discount paid compared to the 1-day prior stock price, 1-week prior stock price, and the 4-week prior stock price relevant to the respective transaction announcement date and calculated the average thereof. Additionally, Cypress reviewed the premiums paid for public target companies observed in the Precedent Transactions Analysis above (“Group B Transactions”). With respect to the Group B Transactions, Cypress observed the premium or discount paid to the 1-day prior stock price, 1-week prior stock price, and the 4-week prior stock price relevant to the respective transaction announcement date and calculated the average thereof. The following table presents the summary of the average of the premium or discount paid for the transactions reviewed in this analysis:

	Group A Transactions	Group B Transactions
Merger Consideration	93.8%	93.8%
Low	-33.0%	-0.6%
High	192.1%	82.0%
Mean	47.5%	42.3%
Median	37.5%	41.1%

Based on Cypress’ experience and professional judgment and after taking into consideration, among other things, the observed premiums described above, Cypress then applied ranges of the premiums described above to the average closing price of our stock, 1-day prior, 1-week prior, and 4-weeks prior to June 8, 2012. This analysis indicated the following illustrative per share value indications for Micronetics, as compared to the merger consideration:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$10.19-$11.09	$14.80

Comparable Companies Analysis with Control Premium. Cypress applied the median of the premiums paid from the Group B Transactions above to the range of equity values indicated in the Comparable Companies Analysis described above. This analysis indicated the following illustrative per share value indications for Micronetics, as compared to the merger consideration:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$11.06-$13.46	$14.80

Discounted Equity Analysis. Cypress performed a discounted future share price analysis on Micronetics using estimates provided by our management. Cypress calculated implied future share prices for Micronetics for the fiscal year ending March 31, 2014 using estimated Micronetics earnings per share for the fiscal year ending 2014 of $1.26 and price to earnings per share multiples of 10.0x to 12.0x (representing a range based on the latest twelve months earnings per share multiple for Micronetics of 10.5x). These implied future share prices were then discounted to calculate implied per share present value indications using a discount rate of 16%, reflecting estimates of Micronetics’ cost of equity capital. The following table presents the results of this analysis:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$9.37-$11.25	$14.80

Discounted Cash Flow Analysis. Cypress performed a discounted cash flow analysis on Micronetics using estimates provided by our management and publicly available information. Cypress calculated illustrative net present value indications of free cash flows for Micronetics for the period from March 31, 2012 to fiscal year-end 2017 using discount rates ranging from 13.0% to 15.0%, reflecting estimates of Micronetics’ weighted average cost of capital. Cypress then calculated illustrative prices per share of the Micronetics common stock using the illustrative net present value indications of free cash flows for Micronetics for the period from March 31, 2013 to fiscal year-end 2017 and illustrative terminal value indications as of fiscal year-end 2017 based on terminal EBITDA multiples ranging from 5.5x to 6.5x and perpetuity growth rates ranging from 4.0% to 5.5%. Cypress then discounted these illustrative terminal value indications to illustrative present value indications using discount rates ranging from 13.0% to 15.0%, reflecting estimates of Micronetics’ weighted average cost of capital. The following table presents the results of this analysis:

	Illustrative Per Share Value Indications	Per Share Merger Consideration
Micronetics	$9.82-$12.92	$14.80

Historical Stock Trading Analysis. Cypress reviewed the historical trading prices for Micronetics’ common stock for the five-year period ended June 8, 2012. In addition, Cypress analyzed the consideration that holders of shares of Micronetics common stock will receive pursuant to the merger agreement in relation to the closing market price of Micronetics’ common stock on June 8, 2012, the high closing market prices of Micronetics’ common stock for the 52-week period ending June 8, 2012, the 20-day average closing market prices of Micronetics’ common stock for the period ending June 8, 2012, and year-to-date, 90-day, 1-year and 3-year volume weighted average closing market prices of Micronetics’ common stock for the period ending June 8, 2012.

This analysis indicated that the price per share to be paid to Micronetics stockholders pursuant to the merger agreement represented:

•	a premium of 97.6% based on the closing market price of $7.49 per share on June 8, 2012;

•	a premium of 61.0% based on the latest 52-week high closing market price of $9.19 per share;

•	a premium of 93.7% based on the 20-day average closing market price of $7.64 per share;

•	a premium of 79.6% based on the year-to-date weighted average closing market price of $8.24 per share; and

•	a premium of 90.9% based on the 90-day volume weighted average closing market price of $7.75 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Cypress’ opinion. In arriving at its fairness determination, Cypress considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Cypress made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the transactions contemplated by the merger agreement.

Cypress prepared these analyses for purposes of Cypress providing its opinion to our board as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of Micronetics of $14.80 in cash, without interest, per share to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Micronetics, Cypress or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Cypress’ opinion to our board was one of many factors taken into consideration by our board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Cypress in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Cypress attached as Annex B to this proxy statement. Cypress and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, private placements and other transactions as well as for corporate and other purposes. Cypress acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Cypress and its affiliates have provided certain investment banking services to us from time to time, including providing strategic and financial advice to us. Cypress and its affiliates may also seek to provide, in the future, investment banking services to Micronetics, Mercury or their respective affiliates unrelated to the proposed transactions contemplated by the merger agreement. In connection with the above-described investment banking services, Cypress and its affiliates have received, and may receive, compensation, including a commencement fee of $50,000 that we paid to Cypress in March 2012 and an additional advisory fee of $75,000, which we agreed to pay to Cypress in three installments of $25,000 on each of April 5, 2012, July 5, 2012 and October 5, 2012. If the merger closes prior to October 5, 2012, the final installment will be prorated through the closing date of the merger.

Our board selected Cypress as its financial advisor, and requested that Cypress render an opinion with respect to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Micronetics common stock because Cypress is a nationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement, dated March 1, 2012, as amended and supplemented on May 18, 2012, we engaged Cypress to act as our financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of the letter agreement as amended and supplemented, we have agreed to pay Cypress a transaction fee equal to approximately

$1.3 million, $350,000 of which became payable upon the delivery of Cypress’ opinion, and the remainder of which is payable on the closing date of the transactions contemplated by the merger agreement. In addition, we have agreed to reimburse Cypress for its expenses arising, and indemnify Cypress against certain liabilities that may arise, out of the engagement, including liabilities under federal securities laws.

Purposes and Plans for Micronetics After the Merger

The purpose of the merger for Micronetics is to enable our stockholders to immediately realize the value of their investment in Micronetics through their receipt of the per share merger consideration. The merger is the result of an ongoing series of efforts undertaken under the direction of our board of directors over the past few years to enhance stockholder value, as described in the section entitled “ — Background of the Merger”. To that end, the cash merger consideration of $14.80 per share to be paid to holders of our common stock represents premiums of approximately 93% to the average closing price of our common stock for the 180 trading days prior to the announcement of the transaction, approximately 85% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 90% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 92% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 97% to the closing price of our common stock on the day immediately prior to announcement. In this respect, the board of directors believed that the merger was more favorable to our stockholders than any other alternative reasonably available because of the uncertain returns to our stockholders in light of our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. See the section entitled “— Reasons for the Merger and Recommendation of the Board of Directors” for a discussion of certain factors considered by our board of directors in approving the merger and reaching its recommendation to stockholders.

For Mercury and Merger Sub, the purpose of the merger is to allow their investors to own Micronetics and to bear the rewards and risks of such ownership. The transaction has been structured as a cash merger to provide the stockholders of Micronetics whose shares are converted into the right to receive merger consideration in the merger, with cash for their shares and to provide a prompt and orderly transfer of ownership of Micronetics in a single step, without the necessity of financing separate purchases of our stock in a tender offer or implementing a second-step merger to acquire any shares not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

It is expected that, upon completion of the merger, the operations of Micronetics will be conducted substantially as they currently are being conducted except that Micronetics will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. Mercury has advised Micronetics that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management and Mercury will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to enhance the value of Micronetics. Mercury expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to completion of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of Mercury, will be merged with and into us. We will be the surviving corporation. Following the merger, the entire equity in Micronetics will be held by Mercury. If the merger is completed, our unaffiliated stockholders will have no interest in our net book value or net earnings. The table below sets forth the direct and indirect interests in our net book value and net earnings of each of Mercury and Merger Sub prior to and immediately after the merger based upon the net book value and net earnings of Micronetics as of and for the year ended March 31, 2012.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%
Name
Mercury	–	0	–	0	18,694	100	3,413	100
Merger Sub	–	0	–	0	18,694	100	3,413	100

(1)	Based upon beneficial ownership as of March 31, 2012.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive $14.80 in cash, without interest and less any applicable withholding taxes. Shares owned by us as treasury stock, shares owned by Mercury, Merger Sub or any wholly owned subsidiary of Mercury or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the stockholder withdraws the demand, fails to perfect or otherwise loses the stockholder’s appraisal rights under Delaware law.

Upon completion of the merger, our stockholders will cease to have ownership interests in Micronetics or rights as our stockholders. Therefore, our stockholders will not participate in any future earnings or growth of Micronetics and will not benefit from any appreciation in value of Micronetics.

Our common stock is currently registered under the Exchange Act and is quoted on The NASDAQ Capital Market under the symbol “NOIZ.” As a result of the merger, we will become a privately held corporation, and there will be no public market for our common stock. After the completion of the merger, our common stock will cease to be quoted on The NASDAQ Capital Market, and price quotations with respect to sales of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Micronetics. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

For information about the effects of the merger on Micronetics options, please see the section below entitled “The Merger Agreement (Proposal 1) – Treatment of Options” beginning on page 43.

Upon completion of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the persons listed on Exhibit C to the merger agreement will become the officers of the surviving corporation. Our amended and restated certificate of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit A to the merger agreement. Our amended and restated bylaws will be amended as of the completion of the merger to read in the form of Exhibit B to the merger agreement.

The benefit of the merger to holders of our common stock, whose shares are converted into the right to receive the merger consideration upon completion of the merger, is the right to receive $14.80 in cash per share, without interest and less any applicable withholding taxes, for their shares of our common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the cash payment by our stockholders for their shares will be a taxable transaction for federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences”.

Effects on Micronetics if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The NASDAQ Capital Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Micronetics, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Micronetics will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement (Proposal 1) — Termination Fees”, we will be obligated to pay a termination fee to Mercury.

Delisting and Deregistration of Micronetics Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Capital Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Accounting

Mercury will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of Micronetics will be recorded, as of the completion of the merger, at their fair value and added to those of Mercury.

Source of Funds

The aggregate amount of funds required by Mercury to purchase all of our outstanding shares of capital stock, make payments to option holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $71,955,000. Mercury and Merger Sub currently intend that the required funds will be provided through available cash of Mercury.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our largest stockholder may be viewed to have, interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of June __, 2012, our directors and executive officers held and are entitled to vote, in the aggregate, 344,612 shares of our common stock, representing approximately 7.5% of the voting power of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $14.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by Mercury, if any, will be cancelled.

Our executive officers and directors have entered into voting agreements pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement. In addition, these executive officers and directors have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

As of June __, 2012, our directors and executive officers held options to purchase 190,000 shares of our common stock at a weighted average exercise price of $6.65 per share, of which, options for 103,750 shares are vested and options for 86,250 shares are unvested. The merger agreement provides that each vested option issued and outstanding immediately prior to the completion of the merger will be entitled to receive a sum in cash equal to (i) the number of vested shares of common stock, multiplied by (ii) $14.80 minus the per share exercise price of the such vested shares, net of any applicable withholding and excise taxes. Our option plans will terminate upon completion of the merger, except with respect to unvested options under our 2006 Equity

Incentive Plan. Upon the closing of the merger, Mercury will assume our 2006 Equity Incentive Plan and each unvested option granted under such plan. Each unvested option assumed by Mercury will be exercisable for a number of shares of Mercury’s common stock as equals the number of shares of our common stock subject to such assumed option multiplied by an exchange ratio determined pursuant to the terms of the merger agreement. The exercise price per share of each assumed option will be equal to the exercise price per share set forth in the option agreement for the assumed option divided by the exchange ratio.

The table below sets forth, as of June __, 2012, for each of our directors and executive officers:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $14.80 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options for our common stock; and

•	the estimated cash amount payable by Mercury in respect of such outstanding options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the estimated consideration payable by Mercury is calculated by multiplying the number of vested shares subject to each option, including shares that we anticipate will become vested, in accordance with the terms of the option, immediately prior to the completion of the merger, by the amount, if any, by which $14.80 exceeds the exercise price of vested shares subject to the option.

	Common Stock			Outstanding Options (Vested and Unvested)
Name	Shares		Consideration	Shares		Consideration	Total Value
Non-Employee Directors:
Gerald Y. Hattori	0		0	20,000	(1)	$150,600	$150,600
D’Anne Hurd	2,013		$29,792	30,000	(1)	$217,700	$247,492
David Siegel	182,770	(2)	$2,704,996	20,000	(1)	$150,600	$2,855,596
Executive Officers:
David Robbins	118,580		$1,754,984	0		0	$1,754,984
Kevin Beals	24,249		$358,885	95,000	(3)	$436,700	$795,585
Carl Lueders	17,000		$251,600	25,000	(4)	$66,813	$318,413

All directors and executive officers as a group (6 persons)	344,612		$5,100,257	190,000		$1,222,850	$6,323,107

(1)	All option shares become vested, in accordance their terms, immediately prior to the completion of the merger.
(2)	Includes (i) 33,050 shares of Common Stock owned of record by RJW Trading Corp., a personal holding company 100% owned by Mr. Siegel and members of his family, and (ii) 14,970 shares of Common Stock held in his retirement account.
(3)	57,500 option shares are currently vested.
(4)	6,250 option shares are currently vested.

Pursuant to the merger agreement, for at least six years after the completion of the merger, the surviving corporation of the merger will indemnify and hold harmless all past and present directors, officers, employees and agents of the company, which we refer to as covered persons, to the same extent such persons are indemnified as of the date of the merger agreement by us for acts or omissions occurring at or prior to the completion of the merger. The surviving corporation of the merger will also indemnify and hold harmless such persons to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the approval of the merger agreement and the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the surviving corporation, provided that any person to whom expenses are advanced will undertake, to the extent required by the DGCL, to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, the certificate of incorporation and bylaws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with covered persons in existence on June 8, 2012 will be assumed by the surviving corporation in the merger, without any further action, and shall survive the merger and continue in full force and effect in accordance with their terms.

The Company is permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent and no less favorable than our policy as of June 8, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If the Company is unable to purchase such insurance prior to the effective time of the merger, the surviving corporation shall as of the effective time of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy; provided, however, the surviving corporation is not required to expend more than an amount per year equal to 225% of our current annual premiums for such insurance (which premiums are $58,103 in the aggregate) but, in such case, will purchase as much coverage as is reasonably practical for such amount. The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

David Robbins serves as Chief Executive Officer pursuant to an employment agreement, entered into in July 2011. The agreement provides for an annual base salary to be determined annually by our compensation committee but shall not be less than $200,000. In May 2011, our compensation committee undertook a detailed study of base salaries for chief executive officers in our industry and geographic area. Based on this study, Mr. Robbins’ annual base salary was set at $235,000. Mr. Robbins is also eligible for a bonus determined annually by the compensation committee in accordance with our Incentive Compensation Plan. For fiscal year 2012, Mr. Robbins received a bonus of $100,000. In addition, Mr. Robbins is eligible to receive employee benefits available to the Company’s employees as well as benefits available to other officers of the Company. Mr. Robbins’ employment agreement contains a non-compete provision. In addition, under the terms of his employment agreement, if Mr. Robbins is terminated or voluntarily resigns his position following a change of control of the company, we must pay Mr. Robbins a lump sum severance payment equal to (i) six months of his base salary, and (ii) any bonus under the executive bonus plan to which our compensation committee determines Mr. Robbins is entitled. In addition, for a period of six months from the date of such termination of employment we must continue to provide, or directly reimburse, Mr. Robbins and his immediate family with group medical insurance coverage.

Mr. Beals serves as our President. Mr. Beals does not serve pursuant to an employment agreement. However, the following arrangements apply to Mr. Beals’ employment. For fiscal year 2012, Mr. Beals received a base salary of $180,000. For fiscal year 2012, Mr. Beals also received a bonus of $90,000.

Mr. Lueders serves as our Chief Financial Officer. Mr. Lueders does not serve pursuant to an employment agreement, however, the following arrangements apply to Mr. Lueders employment with the company. For fiscal year 2012, Mr. Lueders received a base salary of $180,000. For fiscal year 2012, Mr. Lueders also received a bonus of $47,500. Mr. Lueders entered into a severance agreement with us in August 2011. If Mr. Lueders’ employment is terminated “without cause” or for “good reason” following a change in control, we must pay Mr. Lueders a lump sum severance payment equal to (i) the aggregate amount of his earned and unpaid base salary and accrued but unpaid vacation, (ii) six months of his base salary, (iii) any bonus under the executive bonus plan to which our compensation committee determines Mr. Lueders is entitled, and (iv) to the extent not previously vested as of Mr. Lueders’ date of termination, any stock option or other equity based awards granted to Mr. Lueders pursuant to our Incentive Compensation Plan shall vest and become fully exercisable. In a letter agreement dated June 8, 2012 with Mr. Lueders, Mr. Lueders is entitled to receive a cash bonus equal to 100% of his annual base salary on the earliest of (i) March 7, 2013, (ii) the date on which his employment with us is terminated either by us without cause or by Mr. Lueders for good reason, or (iii) the date of the merger with Mercury. In addition, for a period of eighteen months from the date of such termination of employment we must continue to provide, or directly reimburse Mr. Lueders and his immediate family with group medical insurance coverage.

Interests of Principal Stockholders

We do not believe that the interests of Noelle Kalin, who is our largest stockholder, are different from other stockholders. Although Ms. Kalin has entered into a voting agreement with Mercury pursuant to which she will vote all her shares for the adoption of the merger agreement, there are no other arrangements between our largest stockholder and Mercury and our largest stockholder will receive the same merger consideration as our other stockholders.

As of June             , 2012, Ms. Kalin held and was entitled to vote 571,363 shares of our common stock, representing approximately 12.5% of the voting power of the outstanding shares entitled to vote. On June 8, 2012, Mercury, Ms. Kalin entered into a voting agreement in which she agreed, among other things, to vote a total of 571,363 shares of common stock for the adoption of the merger agreement, representing approximately 12.5% of the outstanding voting power of our shares entitled to vote at the special meeting. Ms. Kalin is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated.

Ms. Kalin has indicated to us that, as of the date hereof and while not obligated to do so, she also intends to vote her shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

Interests of Executive Officers with respect to Mercury

Following the merger, each of David Robbins, Kevin Beals and Carl Lueders will continue as senior management of the surviving corporation. Such officers and all other holders of unvested options will receive options to purchase shares of Mercury common stock due to the assumption by Mercury of unvested options pursuant to the terms of the merger agreement. Other options to purchase shares of Mercury stock may be granted to such individuals under the terms of their respective employment arrangements with Mercury.

Voting Agreements

Certain executive officers and directors of Micronetics have entered into voting agreements pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement. In addition, these executive officers and directors have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $2,425,000. This amount includes the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$1,400,000
Legal, accounting and tax advisory fees and expenses	$970,000
SEC filing fees	$8,211
Printing, proxy solicitation and mailing costs	$40,000
Miscellaneous	$6,789

The estimated fees and expenses listed above do not include expenses incurred by Mercury and Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $14.80 per share merger consideration payable to our stockholders.

In addition, if the merger agreement is terminated under certain circumstances, Micronetics could be obligated to pay a termination fee of $2,520,000. See “The Merger Agreement (Proposal 1) — Termination Fees and Expense Reimbursement”.

Litigation Related to the Merger

On June 15, 2012, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Jason Katz, an alleged stockholder of the company (Katz v. Micronetics, Inc. et al., Transaction ID 44835569, C.A. No. 7626). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement improperly values the company, that the company’s stockholders will not likely receive adequate or fair value for their Micronetics common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers and (ii) that Mercury and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court’s final judgment, an award of damages and costs and expenses, including attorneys’ and experts’ fees and expenses.

Except as discussed above, as of the date of this proxy, we are not aware of any other lawsuits that have been filed against us relating to the merger. Additional lawsuits pertaining to the merger could be filed in the future.

REGULATORY MATTERS

Based on the number of shares of our common stock that are currently outstanding, we will not be required to make any filing, or seek any prior approval, under the HSR Act in connection with merger. However, if more than a certain number of options that are currently outstanding and exercisable for shares of our common stock are exercised at any time prior to the consummation of the merger, then the merger will be subject to the HSR Act. The HSR Act provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. Filings made under the HSR Act are subject to a 30 day initial waiting period, for which early termination may be requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from the parties to the acquisition transaction. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the acquirer party. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while such negotiations continue. The expiration or early termination of the applicable waiting period under the HSR Act, if any, is a condition to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to Completion of the Merger”.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after completion of the merger, either or both the DOJ or the FTC could take such action under the antitrust laws as it or they deems or deem necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of Mercury or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based on a review of information provided by Mercury relating to the businesses in which it and its affiliates are engaged, we and Mercury believe that even if a filing under the HSR becomes necessary due to the exercise of outstanding options, the merger will not violate the antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain material U.S. federal income tax consequences to the holders of our common stock of the merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities (or persons holding our common stock through such entities), “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, banks, insurance companies and other financial institutions, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of our common stock who, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock who is not a U.S. holder.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences of the merger.

U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss will be calculated for each block of shares of our common stock (i.e., shares of our common stock acquired at the same time in a single transaction), and would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is an exempt recipient. In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to the cash such holder is entitled to receive in the merger. Certain holders generally are not subject to backup withholding.

Each U.S. holder should complete, sign and return to the paying agent the Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Non-U.S. Holders

Effect of the Merger

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	the holder is an individual present in the United States for 183 days or more during the taxable year of disposition and certain conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

Information reporting may apply to the cash received in the merger. Depending on the circumstances, backup withholding (currently at a rate of 28%) also may apply to the cash received in the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Upon completion of the merger, each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

THE MERGER AGREEMENT (PROPOSAL 1)

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Mercury created solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease, and Micronetics will survive the merger and become a wholly owned subsidiary of Mercury. All of our and Merger Sub’s properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The NASDAQ Capital Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to Micronetics after the merger as the surviving corporation.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur no later than two business days after the date on which the last of the conditions to the merger are satisfied or waived, or at such other date, time and place as we and Mercury mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and requisite regulatory approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the fourth quarter of 2012, we cannot specify when, or assure you that, we and Mercury will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, as amended, will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement. In addition, our second amended and restated bylaws will be amended at the effective time of the merger to read in the form of Exhibit B to the merger agreement.

Board of directors and executive officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation following the merger. Certain of our officers will continue to be officers of the surviving corporation following the merger, together with certain officers of Mercury.

Consideration to be Received in the Merger

At the completion of the merger, each share of our common stock issued and outstanding will automatically be converted into the right to receive $14.80 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the effective time of the merger, other than shares of common stock:

•	owned by us as treasury stock, all of which will be cancelled without any payment;

•	owned by Mercury or Merger Sub or any other wholly owned subsidiary of Mercury, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries, all of which will be cancelled without any payment; and

•

held by a stockholder who is entitled to demand and has made a proper demand for appraisal of such shares in accordance with Delaware law and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws the demand, fails to perfect or otherwise loses such holder’s appraisal rights under Delaware law.

The surviving corporation is entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights”.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates, all in accordance with the letter of transmittal and written instructions to be sent to you by the paying agent following completion of the merger.

Treatment of Options

The merger agreement provides that each vested option issued and outstanding immediately prior to completion of the merger will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to such option, multiplied by (ii) $14.80 minus the per share exercise price of the option, net of any applicable withholding and excise taxes. Our option plans will terminate upon completion of the merger, except with respect to unvested options under our 2006 Equity Incentive Plan. Upon the closing of the merger, Mercury will assume our 2006 Equity Incentive Plan and each unvested option granted under such plan. Each unvested option assumed by Mercury will be exercisable for a number of shares of Mercury’s common stock as equals the number of shares of our common stock subject to such assumed option multiplied by an exchange ratio determined pursuant to the terms of the merger agreement. The exercise price per share of each assumed option will be equal to the exercise price per share set forth in the option agreement for the assumed option divided by the exchange ratio.

Payment Procedures

At or immediately following the effective time of the merger, Mercury will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. As promptly as practicable following the completion of the merger, Mercury will cause the paying agent to mail to each stockholder who was, immediately prior to the effective time of the merger, a holder of record of shares entitled to receive the merger consideration, a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent’s receipt of the stock certificate or other instrument and a properly completed letter of transmittal. You should NOT send your Micronetics stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Micronetics stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered in the transfer books of the company, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer and the person requesting payment pays any applicable taxes. If any certificate is lost, stolen or destroyed, a person can make an affidavit of that fact and an undertaking of indemnity and the surviving corporation will deliver the merger consideration in exchange for such lost, stolen or destroyed certificate. The surviving corporation will be entitled to cause the paying agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within twelve months after the completion of the merger, and the funds will become property of the surviving corporation. Any portion of remaining cash unclaimed by holders of shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

As of the close of business on the date of the effective time, the stock transfer books of the company will be closed, and there will be no further registration of transfer in the stock transfer books of the surviving corporation of the shares, that were outstanding immediately prior to the merger. If, after completion of the merger, certificates are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Mercury and Merger Sub and representations and warranties made by Mercury and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains representations and warranties that we made to Mercury and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and standing;

•	our capitalization;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters; absence of any state takeover statute that would apply to the merger

•	absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations, or creation of any liens on our assets as a result of the completion of the merger;

•	identification of required governmental filings and consents;

•	compliance with law and possession of licenses and permits;

•

financial information and accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our SEC filings with applicable federal securities law requirements and, with respect to the financial statements therein, generally accepted accounting principles;

•	maintenance of our internal controls over financial reporting;

•

absence of a material adverse effect on us or any action that would require the consent of Mercury prior to completion of the merger under the covenants related to the conduct of our business, each from March 31, 2012;

•	the compliance of certain disclosure documents, including this proxy statement, with the Exchange Act and other applicable laws;

•	employee benefits plans;

•	labor and employment matters;

•	our material contracts;

•	litigation matters;

•	owned and leased property;

•	environmental matters;

•	intellectual property;

•	tax matters;

•	receipt of a fairness opinion from our financial advisor;

•	insurance;

•	required vote;

•	brokers’ fees;

•	government contracts; and

•	absence of transactions with related parties or affiliates.

All of our representations and warranties are qualified by information disclosed in our filings with the SEC since April 1, 2011. In addition, many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for us is defined to mean any change, event or development that is materially adverse to the business, financial condition or results of operations of the company other than: (i) any change affecting the economy or political, regulatory, business, economic, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (ii) any change affecting any of the industries in which we operate; (iii) any change arising from the announcement of the signing of the merger agreement or the pendency of the merger; (iv) any change arising from compliance with the terms of the merger agreement, or action taken, or not taken at the request of Mercury, or to which Mercury has consented in writing; (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions ; (vi) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) any adoptions, proposals, interpretations or changes in laws; (vii) changes in generally accepted accounting principles; (viii) any failure by us to meet any estimates of revenues, earnings, projections or other economic performance; (x) any change in the price or trading volume of our common stock or of Mercury’s stock; (ix) the payment in compliance with the terms of the merger agreement of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, benefit plans, severance arrangements or other arrangements; (xi) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; or (xii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America.

In addition, each of Mercury and Merger Sub, jointly and severally, made representations and warranties to us regarding:

•	corporate matters, including due organization, power and authority;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or contractual obligations as a result of the merger;

•	identification of required governmental filings and consents;

•	the compliance of certain disclosure documents with the Exchange Act and other applicable laws;

•	litigation matters;

•	ownership of our common stock;

•	ownership and operations of Merger Sub;

•	absence of any arrangements entered into by Mercury, Merger Sub or any of their affiliates with any of our directors, officers, or affiliates that have not been disclosed to us.

•	brokers’ fees; and

•	availability of funds and solvency of the surviving corporation.

Many of the representations and warranties made by Mercury and Merger Sub are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for Mercury means an event or the failure to comply with a provision of the merger agreement that materially and adversely affects Mercury’s or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement in a timely manner or that materially and adversely affects Mercury’s or Merger Sub’s ability to perform any of their respective obligations under the merger agreement in a timely manner.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement until completion of the merger, we have agreed to operate our business only in the ordinary course of business consistent with past practice and will:

•	pay our taxes when due;

•	pay and perform our obligations when due;

•	use reasonable best efforts consistent with past practices and policies preserve substantially intact our present business organization;

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use reasonable best efforts to keep available the services of our officers and key employees and preserve our goodwill and relationships with suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, contract manufacturers, employees and other persons having material business relationships with us;

•	promptly notify Mercury of any notice received alleging that a third party’s consent is required in connection with, and of any legal proceedings relating to, the merger; and

•

to the extent reasonably requested by Mercury, cause our officers and our other key employees to communicate with Mercury the results of Micronetics’ operations and all material developments in or relating to Micronetics.

During the same period, we have also agreed that, subject to certain exceptions, we will not do the following without the prior written consent of Mercury, which consent shall not be unreasonably withheld or delayed:

•	amend or otherwise change our certificate of incorporation or by-laws;

•	accelerate vesting of company options;

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issue, deliver, sell, grant or authorize the issuance of any equity interests, or an equity interests convertible into, or exchangeable or exercisable such equity interests, or right to acquire convertible or exchangeable securities, other than the issuance of shares upon the exercise of outstanding options;

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sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets outside of the ordinary course of business, excluding sales of assets pursuant to existing contracts or sales of goods in the ordinary course of business consistent with past practices;

•	declare, set aside or pay any dividend or other distribution with respect to any of our capital stock;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of our equity interests;

•

merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	acquire in one transaction or in a series of related transactions, any equity interests in any person or any business or division of any person or all or substantially all of the assets of any person;

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(i) incur or assume any indebtedness or issue debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice; or (iv) cancel any indebtedness of more than $25,000 or waive any subsidiary claims or rights of substantial value; except, in each case, other than in the ordinary course of business;

•

encourage any employees, consultants or contractors to resign or promote any employees or change the employment status or titles of any employees, except for (i) the hiring of employees based on planned or current searches underway, (ii) hiring replacement employees to fill existing positions that have become vacant, at the same aggregate compensation, or (iii) engagements of consultants or contractors in the ordinary course of business at compensation rates comparable to other consultants or contractors at similar levels and pursuant to arrangements that can be terminated without penalty on not more than 30 days’ notice;

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except to the extent required by law or the terms of our existing benefit plans, (i) other than in the ordinary course of business, increase the wages, bonus or other compensation, remuneration or benefits payable to our directors, officers, or employees, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any of our directors, officers or employees, or establish grant, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any of our directors, officers or employees, or (iii) except as set forth in the merger agreement, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any of our benefit plans;

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make any tax election, settle or compromise any liability for taxes, change any method of tax accounting, file any amended tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

•	make any change in our accounting policies or procedures, other than as required by the generally accepted accounting principles;

•	terminate or permit any of our permits to lapse, or fail to apply on a timely basis for renewal of a Micronetics permit;

•

modify or amend any of our material contracts or governmental contracts or proposals, other than in the ordinary course of business pursuant to past practices, provided that the aggregate impact of all such ordinary course modifications or amendments would not reasonably be expected to result in a decrease in consolidated revenue of more than $100,000 or a decrease in consolidated net income of more than $20,000 in any fiscal quarter or a decrease in consolidated revenue of more than $200,000 or a decrease in consolidated net income of more than $40,000 over the remaining life of any single contract and would not reasonably be expected to result in a decrease in revenue from such Company Material Contract or Government Contract or Proposal by more than 20% over its remaining life;

•

settle any litigation that would require payment of more than $100,000 or require the imposition of any restrictions on Micronetics business, or settle any investigation pending with any governmental entity or settle any litigation or threatened litigation relating to or arising out of the proposed merger (without, in the case of litigation relating to the proposed merger, the consent of Mercury, which consent shall not be unreasonably withheld, conditioned or delayed); and

•	authorize or enter into any contract to take any of the actions described above.

No Solicitation

The merger agreement provides that, until the completion of the merger or the earlier termination of the merger agreement, we will not, and we will instruct our representatives not to:

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directly or indirectly initiate, solicit or participate or knowingly or intentionally take any action to encourage, facilitate or assist the submission or making of any acquisition proposal or the making of any inquiry, proposal or other offer that would reasonably be expected to lead to any acquisition proposal or engage or participate in or continue any discussions or negotiations, or disclose to any other person non-public information relating to Micronetics and our subsidiaries with respect to or in connection with any acquisition proposal or participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an acquisition proposal for us;

•

approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal involving Micronetics or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal;

•	except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors in a manner adverse to Mercury;

•

approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal; or

•

approve any transaction by which any third party (other than Mercury) would become an “interested stockholder” for purposes of Section 203 of the DGCL, other than to accept a superior proposal, as provided for in the merger agreement.

However, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to:

•

effect a change in the recommendation of our board of directors or enter into an agreement with respect to an acquisition proposal for us if our board of directors, after consultation with outside legal counsel and financial advisors, determines that such acquisition proposal is a superior proposal;

•

effect a change in the recommendation of our board of directors if our board determines, after consultation with outside legal counsel, that failure to do so would be inconsistent its fiduciary obligations under applicable law; or

•

participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal, provided that we do not disclose any information to such person without first entering into a confidentiality agreement with such person and that we promptly provide Mercury any information concerning the company that we have provided to such other person that was not previously provided to Mercury.

We further agreed to, and to cause our directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any person that may have been ongoing with respect to any acquisition proposal.

An “acquisition proposal” is defined to mean any bona fide inquiry, proposal, offer or indication of interest from any person (other than Mercury or any of its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any (A) direct or indirect acquisition of 15% or more of our assets and the our subsidiaries’ assets, taken as a whole, or to which 15% or more of the our revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition of 15% or more of the outstanding shares of our common stock, (C) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding shares of our common stock, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving Micronetics or any of our subsidiaries; in each case, other than the transactions contemplated by the merger agreement.

A “superior proposal” is defined to mean any bona fide, unsolicited proposal to acquire 51% or more of our assets or outstanding shares that our board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) and after taking into account all factors the board determines in its good faith judgment to be relevant, is more favorable to our stockholders than the merger (taking into account any proposal by Mercury to amend the terms of the merger agreement).

Reasonable Best Efforts

We and Mercury agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, the merger and the other transactions contemplated by the merger agreement. In addition, we and Mercury agreed to use best obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Mercury or Micronetics or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including, those in connection with the HSR Act, if any), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. We and Mercury agreed to use reasonable best efforts to cause the satisfaction of all of the closing conditions set forth in the merger agreement. We and Mercury agreed to use best efforts to vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order. We and Mercury agreed to use best efforts to seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order.

Stockholders Meeting

We have agreed to call and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement. We are not required to hold the meeting if the merger agreement is terminated before the meeting is held.

Indemnification and Insurance

Pursuant to the merger agreement, for at least six years after the completion of the merger, the surviving corporation of the merger will indemnify and hold harmless all of our past and present directors, officers, employees and agents, which we refer to as covered persons, to the same extent such persons are indemnified as of the date of the merger agreement for acts or omissions occurring at or prior to the completion of the merger. The surviving corporation will also indemnify and hold harmless such persons to the fullest extent permitted by applicable law for acts or omissions occurring in connection with the approval of the merger agreement and the merger. Each covered person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder to the extent provided in the certificate of incorporation and by-laws of the surviving corporation, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay the advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

In addition, the certificate of incorporation and by-laws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and amended and restated by-laws. Any indemnification agreements with covered persons in existence on June 8, 2012 will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms.

The Company is permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent and no less favorable than our policy as of June 8, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If the Company is unable to purchase such insurance prior to the effective time of the merger, the surviving corporation shall as of the effective time of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy; provided, however, that the surviving corporation is not required to expend more than an amount per year equal to 225% of our current annual premiums for such insurance (which premiums are $58,103 in the aggregate) but, in such case, will purchase as much coverage as is reasonably practical for such amount.

The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Employee and Employee Benefits

From the date of the completion of the merger through March 31, 2013, Mercury will, or it will cause the surviving corporation to, provide such compensation (base salary or wages and bonus opportunities, but excluding equity plan awards) and health and welfare benefits (such as 401(k) plan participation and medical insurance) to each of our employees that are substantially comparable in the aggregate to those provided to each of our employees under our existing benefit plans prior to the completion of the merger.

Conditions to the Merger

We, Mercury and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the adoption of the merger agreement by our stockholders;

•	no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity which prevents or prohibits completion of the merger;

•

each party having obtained the necessary approvals and consents from the necessary governmental entities, including, if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), in connection with the merger, the expiration or termination of the applicable waiting period (together with any extensions thereof) under the HSR Act;

•

each party’s representations and warranties in the merger agreement being true and correct as of the date of completion of the merger (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us or on Mercury’s ability to consummate any of the transactions contemplated by the merger agreement in a timely manner, as the case may be (without regard to materiality and material adverse effect qualifiers in the representations and warranties of Micronetics); provided, that certain representations and warranties such as capitalization and corporate authority, in our case, and corporate authority, in the case of Mercury, are required to be true and correct as of the date of completion of the merger;

•

each party having performed or complied in all material respects or in all respects, in the case of certain covenants made by Micronetics, with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger;

•

the absence of any material adverse effect on our business, financial condition or results of operation since June 8, 2012 or any event since June 8, 2012 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on our business, financial condition or results of operation;

•	Micronetics having obtained consents from certain of its customers;

•

Micronetics having obtained and delivered to Mercury payoff letters and lien release documentation relating to the repayment of its debts to be prepaid by Mercury at the closing and the termination of all liens on our assets securing such debt;

•	no imposition, or the seeking of an imposition, from a governmental entity, on Micronetics, or us agreeing to any material regulatory restriction; and

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no receipt of information from a certain Micronetics customer indicating that certain revenue amounts stemming from the relationship between Micronetics and such customer or the value of products and services provided by Micronetics to such customer, has been or will be or could reasonably be expected to be reduced by more than certain specified amounts.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, and whether before or after our stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of Mercury and us;

•

by either Mercury or us if the merger has not been completed on or prior to October 31, 2012, provided that the right to terminate the merger agreement for this reason is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement shall have been the primary cause of or resulted in the failure of the merger to occur on or before such date, and provided further that if on October 31, 2012 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for stockholder adoption of the merger agreement, then Mercury may extend the deadline for completing the merger to a date not later than December 31, 2012 by providing us with written notice;

•	by either Mercury or us if our stockholders do not adopt the merger agreement;

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by either Mercury or us if any order, decree, judgment, injunction or other non-appealable final action has been issued or taken by a governmental entity permanently enjoining, restraining, prohibiting, or making illegal the merger, and such order, injunction or other action shall have become final and nonappealable (which order, injunction or other action the party seeking to terminate the agreement shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable); provided, however, that the right to terminate the merger agreement for this reason is not available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement was the primary cause of, or resulted in, such order, decree, judgment, injunction or other action;

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by Mercury, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has withdrawn or adversely modified its recommendation to our stockholders, or (ii) our board of directors has entered into a letter of intent, agreement in principal, merger agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement);

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by us, at any time prior to the adoption of the merger agreement by our stockholders, if our board determines to accept a superior proposal, but only if we pay a termination fee to Mercury in connection with such termination by us of the merger agreement;

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by Mercury, if it is not in material breach of its obligations under the merger agreement and there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, and the breach has not been cured within 20 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; or

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by us, if we are not in material breach of our obligations under the merger agreement and there is a breach by Mercury or Merger Sub of any representation, warranty, covenant or other agreement of them contained in the merger agreement and the breach has not been cured within 20 days after written notice thereof, or the breach cannot be cured, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied.

Termination Fee

We will be required to pay Mercury a termination fee of $2.52 million if:

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Mercury terminates the merger agreement because we accept a superior proposal, or our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal in a circumstance in which we have received a superior proposal;

•	we terminate the merger agreement to accept a superior proposal; or

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the merger agreement is terminated (i) by us or Mercury because the stockholders do not adopt the merger agreement, (ii) by us in the event that the merger shall not have occurred prior to October 31, 2012, or if extended by Mercury, December 31, 2012 or (iii) by Mercury in the event we breach certain covenants and agreements and, in each case, (A) we received an acquisition proposal prior to such special meeting, date, or breach, which acquisition proposal was not withdrawn, and (B) within 9 months after termination we enter into a definitive agreement with respect to an acquisition proposal which is subsequently consummated by Micronetics.

Amendment, Modification and Waiver

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the completion of the merger; provided, however, that, after our stockholders have approved the merger agreement, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of the our stockholders without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties hereto.

At any time prior to the closing of the merger, Mercury and Merger Sub, on the one hand, and Micronetics, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement; provided, however, that after our stockholders have approved the merger agreement, there may not be any extension or waiver of the merger agreement which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of the our stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to properly demand and perfect their rights. A copy of Section 262 is attached as Annex D to this proxy statement.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to properly demand and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. This summary does not constitute legal advice, nor does it constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified not less than 20 days before the meeting to vote on the adoption of the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

(i) You must deliver to us a written demand for appraisal of your shares before the vote is taken on the adoption of the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement;

(ii) You must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for the adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262;

(iii) You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement; and

(iv) You or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Micronetics, Inc., Chief Financial Officer, 26 Hampshire Drive, Hudson, NH 03051, should be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

If you hold your shares in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the effective time of the merger to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or may request from us the statement described in this paragraph.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares has not been reached by the surviving corporation. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The company does not anticipate offering more than the applicable merger consideration to any stockholder of the company exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of the company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees and the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws the demand or loses, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time of the transaction into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger in accordance with Section 262.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

IMPORTANT INFORMATION ABOUT MICRONETICS

We are a Delaware corporation with our principal executive offices at 26 Hampshire Drive, Hudson, NH 03051. Our telephone number is (603) 883-2900. We manufacture microwave and radio frequency (RF) components and integrated multifunction subassemblies used in a variety of commercial wireless, defense and aerospace products, including satellite communications, electronic warfare and electronic counter-measures. We also manufacture and design test equipment, subassemblies and components that are used to test the strength, durability and integrity of signals in communications equipment. Our products are embedded in a variety of radars, electronic warfare systems, guidance systems, wireless telecommunications and satellite equipment. Our microwave devices are used on subassemblies and integrated systems in addition to being sold on a component basis. For more information about Micronetics, please visit our Web site at www.micronetics.com. Micronetics is publicly traded on The NASDAQ Capital Market under the symbol “NOIZ.”

Selected Historical Financial Data

Below are our condensed consolidated statements of operations and selected balance sheet information for the five years ended March 31, 2012, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012 which is incorporated herein by reference. The financial data for the five years ended March 31, 2012 has been derived from our audited consolidated financial statements. The results of operations provided herein should not be regarded as necessarily indicative of results of operations for any future period.

	Year Ended March 31,
In thousands except per share data Condensed consolidated statement of operations	2012	2011	2010	2009	2008
Net sales	$45,970	$35,297	$34,868	$30,347	$32,625
Gross margin	14,819	11,552	11,702	9,184	12,919
Operating expenses	(8,897)	(8,690)	(8,959)	(9,768)	(8,607)
Goodwill impairment charge	—	—	—	(7,965)	—
Intangible asset impairment charge	—	—	—	(1,295)	—
Gain (loss) on sale or disposal of assets	—	(4)	—	—	90
Amortization of intangibles	(314)	(321)	(348)	(566)	(733)
Operating income (loss)	5,608	2,537	2,395	(10,410)	3,669
Net income (loss)	$3,413	$1,518	$1,148	($9,564))	$1,662
Basic earnings (loss) per share	$0.75	$0.33	$0.25	($1.98)	$0.34
Fully diluted earnings (loss) per share	$0.74	$0.33	$0.25	($1.98)	$0.34

In thousands	Year Ended March 31,
Selected consolidated balance sheet data	2012	2011	2010	2009	2008
Total assets	29,569	29,548	26,965	25,526	33,387
Current liabilities	9,623	13,021	10,804	9,303	5,426
Long term debt net of current portion	—	325	1,786	3,085	4,226

	Year Ended March 31,
In thousands Other selected financial data	2012	2011		2010	2009		2008
Operating income	$5,608	$2,541	(c)	$2,395	($512	)(a)(b)	$3,579	(d)
Depreciation and amortization	1,532	1,569		1,558	1,666		1,732
Stock-based compensation expense	275	188		113	634		741
EBITDA(e)	7,415	4,298	(c)	4,066	1,788	(a)	6,052
Working capital (f)	15,067	15,086		12,397	10,481		8,492
Capital expenditures	$1,346	$968		$1,130	$1,033		$1,087

Note:

(a)	Excludes $638 in pre-tax non-recurring inventory reserve expense.

(b)	Excludes $9,260 of pre-tax intangible asset and goodwill impairment charges.

(c)	Excludes $4 loss from disposal of fixed assets.

(d)	Excludes $90 gain on sale of property and equipment.

(e)	EBITDA is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and excludes stock-based compensation, amortization of intangibles and certain non-recurring charges.

(f)	Defined as accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, deferred revenue and unbilled revenue.

Our net book value per share as of March 31, 2012 was $4.09, which is substantially below the $14.80 per share cash merger consideration.

Projected Financial Information

We do not as a matter of course make long-term public projections as to future sales, earnings, or other results. However, our management prepared the projected financial information set forth below to present future operating results in connection with the merger.

The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of our management and subject to the key assumptions described below, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Micronetics. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

Neither Micronetics’ independent registered public accountant, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations. Accordingly, the projected results may not be indicative of our future performance or that actual results will not differ materially from those presented in the projected financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

A summary of such projections, which were prepared by our management in June 2012 and which were utilized by Cypress in performing the financial analyses described above (see the section entitled “Special Factors — Opinion of Micronetics’ Financial Advisor”), is as follows:

	Year Ended March 31,
In thousands	2013	2014	2015	2016	2017
Revenue	$50,255	$62,600	$66,982	$71,671	$76,688
EBITDA (a)	9,111	11,627	12,548	13,427	14,367
Capital Expenditures	1,700	1,350	1,445	1,546	1,654
Unlevered Free Cash Flow (b)	3,571	2,515	5,338	5,548	5,935

(a)	EBITDA, as used in the Micronetics projections, is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and excludes stock-based compensation, amortization of intangibles and certain non-recurring charges.
(b)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with operating income and subtracting taxes, capital expenditures and investment in working capital and then adding back depreciation and amortization expense. A reconciliation of unlevered free cash flow to cash flow from operating activities, the most directly comparable GAAP financial measure, cannot be provided without unreasonable effort due to the inherent difficulty of forecasting the timing or amount of the items that have been excluded from the non-GAAP financial measure.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the two years ended March 31, 2012 which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2012, which is incorporated herein by reference.

	Year Ended March 31,
In thousands	2012	2011
Income before taxes	$5,441	$2,299
Interest expense	237	365
Income available for fixed charges	$5,678	$2,664

Fixed charges:
Interest expense	$237	$365
Ratio of earnings to fixed charges	23.96	7.30

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, and (ii) interest expense related to capitalized leases.

Market Price and Dividend Data

Our common stock is traded on The NASDAQ Capital Market under the symbol “NOIZ.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ Capital Market.

	Micronetics Common Stock
	High	Low
Fiscal Year Ended March 31, 2010
First Quarter	$3.95	$1.91
Second Quarter	$4.00	$2.52
Third Quarter	$3.65	$2.81
Fourth Quarter	$4.49	$2.49
Fiscal Year Ended March 31, 2011
First Quarter	$4.98	$3.75
Second Quarter	$5.26	$4.11
Third Quarter	$5.47	$4.30
Fourth Quarter	$4.69	$3.75
Fiscal Year Ending March 31, 2012
First Quarter	$5.41	$3.96
Second Quarter	$7.42	$4.98
Third Quarter	$8.75	$4.99
Fourth Quarter	$9.19	$7.40

Since we became a public reporting company in 1995, we have not paid any dividends. Our policy has been to retain cash to fund future growth.

Directors and Executive Officers

The following table sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Micronetics, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Gerald Y. Hattori (60), Director	Mr. Hattori has been a director of the company and chair of the Audit Committee since September 2004 and was Lead Independent Director from October 2006 to October 2011. Mr. Hattori is also currently chair of the Compensation Committee. Mr. Hattori brings to the board of directors over 35 years of professional experience in financial operations, accounting, financial planning, budgets, audits, strategic planning, investor relations, mergers and acquisitions, debt and equity financings and IPOs. Mr. Hattori is experienced in large and small corporations, both public and private. He was responsible for the successful completion of three IPO’s during the period between 1996 and 2000 and six merger and acquisition transactions since 1995. Mr. Hattori served as a director of AirNet Communications Corporation from April 2003 until October 2006. He was a member of the audit, compensation and finance committees and was chair of the nominating committee. Mr. Hattori is the President and Founder of Evolution Management, Inc., a business advisory and strategic planning firm that provides operational expertise to startup and emerging growth companies.

D’Anne Hurd (61), Lead Independent Director	Ms. Hurd has been a director of the Company and chair of its Nominating and Corporate Governance Committee since October 2006 and has been the Lead Independent Director since October 2011. As an independent director she has also served on the Audit Committee and the Compensation Committee since October 2006. Ms. Hurd brings to the Board 40 years of experience in finance, corporate and securities law and business development in a wide range of companies from start-ups to established public companies. Ms. Hurd has significant experience in IPO’s, strategic alliances/joint ventures and mergers and acquisitions, and has handled over 30 such transactions during her career. Ms. Hurd also serves on the Board of Directors of Data Translation, Inc. (DATX), a manufacturer of high performance USB, Ethernet and PCI data acquisition hardware and test and measurement software, where she is chair of the Audit and Compensation Committees, and on the Board of Directors and Audit and Compensation Committees of Hiperos, LLC, a SaaS provider of software solutions for the management of third party vendors and channel partners. Ms. Hurd currently serves as President of Crawford Consulting, a management and transaction consulting firm. From January 2006 until April 2010, Ms. Hurd served as Vice President and General Counsel for Worcester Polytechnic Institute (WPI) and Vice President for Business Development at Gateway Park (WPI’s life sciences/ bioengineering commercial real estate development) handling all financial, legal and marketing aspects of this initiative. Prior to joining WPI, Ms. Hurd served as Senior Vice President, CFO and Treasurer of NMS Communications, Inc. (NMSS), a provider of wireless telecommunications equipment. Ms. Hurd has served as CFO and General Counsel of several high tech and biotech companies in the greater Boston area. Her career started in finance with PepsiCo, Inc. and GTE Corporation. Ms. Hurd has served two five-year terms on the Board of Directors of the New England Chapter of the National Association of Corporate Directors (NACD) and currently serves on the faculty of NACD’s Board Advisory Board Services Group. She is a frequent speaker on corporate governance issues.

David Robbins (47), Chief Executive Officer and Director	Mr. Robbins has been Chief Executive Officer and a director of the company since August 2003. He has extensive experience in general management, product development, strategic planning, and marketing, including several acquisition and divestiture transactions for Micronetics. After joining the company in February 1992, Mr. Robbins quickly advanced from his initial roles in engineering and product development to field applications marketing sales support and in 1999 became Senior Vice President of the company’s Defense Electronics Group. As a member of the executive team, he worked very closely in a corporate development and strategic technical planning role with the company’s President and CEO. In August 2003, Mr. Robbins was elected President and CEO of Micronetics. Since 2003, Mr. Robbins has led the company through a five-fold increase in revenues and has strategically positioned the Company for future growth. His expertise in RF/Microwave/Millimeter Wave technologies extends to defense electronics, telecommunications and the industrial, scientific and medical (ISM) markets.

David Siegel (86), Director	Mr. Siegel has been a director of the company since April 1987. Mr. Siegel brings to the Board extensive knowledge of the company and its operations as well as significant experience as both an executive and member of the board of directors of established private and public companies in the electronics industry. Mr. Siegel has been in the electronics distribution business for over 50 years. Mr. Siegel is also a director and chair of the Compensation Committee of Surge Components,

Inc. (SPRS), a distributor of passive electronic products and components. Mr. Siegel was also a director and member of the Corporate Governance and Special Committees of Nu Horizons, Inc. (NUHC), a distributor of electronic components, until its acquisition in January 2011 by Arrow Electronics, Inc. Since 1983 Mr. Siegel has held executive level positions at Great American Electronics, a distribution company which he founded, and is currently serving as its President. Mr. Siegel has played a lead role in managing Great American Electronics’ operations and expanding its business into the real estate management and real estate ownership areas. Mr. Siegel has served on the Board of Directors of a number of public companies in the electronics industry. Mr. Siegel was a member of the Board of Directors of Kent Electronics Corporation for over ten years and helped Kent Electronics complete a successful sale of the company to Avnet, Inc. in 2001. Mr. Siegel has also served on the Board of Directors of Diplomat Electronics Inc. and Quantech Electronics Corporation. As a director he has been involved in a number of IPOs and merger and acquisition transactions.

Kevin Beals (50), President	Mr. Beals has been President of the company since August 2008. Mr. Beals served as Vice President of Business Development of the Company from October 2006 until August 2008. From 1991 until October 2006, Mr. Beals held various positions, including District Sales Manager, with M/A-COM, a manufacturer of RF, microwave and millimeter wave semiconductors, components and technologies. From 1983 until 1991, Mr. Beals was a Product Line Manager and held various engineering positions with Alpha Industries.

Carl Lueders (62), Chief Financial Officer	Mr. Lueders has been Chief Financial Officer since October 2010. Mr. Lueders served as Acting Chief Financial Officer of the company from August 2008 until October 2010. Mr. Lueders spent 22 years at Polaroid Corporation, a $2 billion manufacturer and distributor of instant, photographic products. During his last six years at Polaroid, Mr. Lueders served as Chief Financial Officer, Treasurer and Vice-President and Controller. Most recently, from 2005 until 2007, Mr. Lueders was Chief Financial Officer of Pro-Pharmaceuticals, Inc. an early stage public biotech company. From 2003 until 2004, Mr. Lueders was the Chief Financial Officer of R. F. Morse & Son, Inc., a privately-held supplier of agricultural products. Mr. Lueders also serves as a Director for Boston Therapeutics, Inc., an early stage, public, drug development company.

Security Ownership of Certain Beneficial Owners and Management

At the close of business on June 8, 2012, there were issued and outstanding 4,575,663 shares of our Common Stock entitled to cast 4,575,663 votes. On June 8, 2012, the closing price of our Common Stock as reported on the NASDAQ Capital Market was $7.49 per share. The following table provides information, as of July 22, 2011, with respect to the beneficial ownership of our Common Stock by:

•	each person known by us to be the beneficial owner of five percent or more of our Common Stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein. The address of each of the stockholders listed below is c/o Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051.

Name(1)	Shares of Common Stock Owned		Common Stock Options Owned(2)	Total Beneficial Ownership (2)	Percent of Outstanding Shares
Noelle Kalin	571,363		—	571,363	12.5%
David Siegel	182,770	(3)	12,500	195,270	4.3%
David Robbins	118,580		—	118,580	2.6%
Gerald Y. Hattori	—		12,500	12,500	*
D’Anne Hurd	2,013		22,500	24,513	*
Kevin Beals	24,249		63,750	87,999	1.9%
Carl Lueders	17,000		6,250	23,250	*
All current executive officers and directors as a group (6 persons)	344,612		117,500	462,112	10.1%

*	less than 1%
(1)	Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Micronetics, Inc., 26 Hampshire Drive, Hudson, New Hampshire 03051.
(2)	Includes shares subject to currently exercisable options (including options that will become exercisable within 60 days of June 22, 2012). These shares are deemed to be outstanding for purposes of determining the percent of outstanding shares with respect to each beneficial owner and all executive officers and directors as a group.
(3)	Includes (i) 33,050 shares of Common Stock owned of record by RJW Trading Corp., a personal holding company 100% owned by Mr. Siegel and members of his family, and (ii) 14,970 shares of Common Stock held in his retirement account.

Transactions with Management and Others

Kevin Beals, the President of the company, is a partial owner of SBJ Development, LLC, which owns the facility in which Stealth Microwave, Inc., one of the company’s subsidiaries, is located.

Prior Public Offerings

During the last three years, we have not made any underwritten public offering of securities for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

IMPORTANT INFORMATION ABOUT MERCURY AND MERGER SUB

Mercury Computer Systems, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts and headquartered in Chelmsford, Massachusetts, designs, manufactures and markets commercially-developed, high-performance embedded, real-time digital signal and image processing sub-systems and software for specialized defense and commercial computing markets. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms, Mercury’s sub-systems process real-time radar, video, sonar and signals intelligence data. Mercury provides microwave products for enhanced communications capabilities in military and commercial applications. Mercury may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations. Mercury has its principal executive offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824. Its telephone number is (978) 967-1401.

Wildcat Merger Sub Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Mercury. Merger Sub was formed on May 29, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub. Merger Sub has its principal executive offices at c/o Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824. Its telephone number is (978) 967-1401.

None of Mercury, Merger Sub or their respective executive officers and directors will be affiliated with the company, its affiliates or its board of directors prior to the merger.

Transactions in Shares

None of Mercury or Merger Sub nor any of their respective directors or principal executive officers has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.

ADVISORY VOTE REGARDING MERGER RELATED COMPENSATION (PROPOSAL 2)

We are required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our “named executive officers” as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed merger, and we are therefore asking our stockholders to approve the following resolution:

RESOLVED, that the compensation that will or may become payable to our named executive officers in connection with the merger, as disclosed in the table below entitled “Merger Related Compensation”, pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, is hereby approved.

Merger Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer that is based on or otherwise relates to the merger, assuming the following:

•	the price per share to be paid to stockholders of the company in the merger is $14.80 per share,

•	the merger were to close on the date of the filing of this proxy statement; and

•	the named executive officers will be terminated without cause immediately following the merger.

Name	Cash ($)(1)	Equity($)(2)	Perquisites/ Benefits($)(3)	Other($)(4)	Total($)
David Robbins	$293,750.00	—	$9,669.00	—	$303,419.00
Kevin Beals	—	$484,575.00	—	—	$484,575.00
Carl Lueders	$180,000.00	$267,250.00	$29,007.00	$180,000.00	$656,257.00

(1)	Cash severance is payable only if the executive is terminated without cause or leaves for good reason. Cash severance represents six months base salary ($117,500 for Mr. Robbins and $90,000 for Mr. Lueders) and the bonus which the compensation committee determines each executive is entitled to receive. For this purpose we have assumed the compensation committee would determine that each executive is entitled to his target bonus for the fiscal year ending March 31, 2013 of $176,250 for Mr. Robbins and $90,000 for Mr. Lueders.
(2)	Consists of the value of vested options to be cancelled in connection with the merger and unvested options which would accelerate upon termination of the executive’s employment. The value of the vested options are payable regardless of whether or not the executive’s employment is terminated. The value of the unvested options are payable only if the executive’s employment is terminated without cause or terminates for good reason following the merger. The following table indicates the value of the vested and unvested options:

Name	Vested Options	Unvested Options
David Robbins	—	—
Kevin Beals	$484,575.00	—
Carl Lueders	$66,812.50	$200,437.50

(3)	Represents the value of continued health benefits, which would be payable only if the executive is terminated without cause or leaves for good reason. The monthly cost of health benefits currently received by Messrs. Robbins and Lueders is $1,611.50.
(4)	Represents 1 year base salary payable as a bonus. This amount is payable regardless of whether Mr. Lueders’ employment with the company is terminated.

Narrative Disclosure to Merger Related Compensation Table

Under the terms of his employment agreement, if Mr. Robbins is terminated or voluntarily resigns his position following a change of control of the company, we must pay Mr. Robbins a lump sum severance payment equal to (i) six months of his base salary, and (ii) any bonus under the executive bonus plan to which our compensation committee determines Mr. Robbins is entitled. In addition, for a period of six months from the date of such termination of employment we must continue to provide, or directly reimburse, Mr. Robbins and his immediate family with group medical insurance coverage.

Mr. Lueders entered into a severance agreement with us in August 2011. If Mr. Lueders’ employment is terminated “without cause” or for “good reason” following a change in control, we must pay Mr. Lueders a lump sum severance payment equal to (i) the aggregate amount of his earned and unpaid base salary and accrued but unpaid vacation, (ii) six months of his base salary, (iii) any bonus under the executive bonus plan to which our compensation committee determines Mr. Lueders is entitled, and (iv) to the extent not previously vested as of Mr. Lueders’ date of termination, any stock option or other equity based awards granted to Mr. Lueders pursuant to our Incentive Compensation Plan shall vest and become fully exercisable. In a letter agreement dated June 8, 2012 with Mr. Lueders, Mr. Lueders is entitled to receive a cash bonus equal to 100% of his annual base salary on the earliest of (i) March 7, 2013, (ii) the date on which his employment with us is terminated either by us without cause or by Mr. Lueders for good reason, or (iii) the date of the merger with Mercury. In addition, for a period of eighteen months from the date of such termination of employment we must continue to provide, or directly reimburse Mr. Lueders and his immediate family with group medical insurance coverage.

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either Micronetics or Mercury, if the merger is approved.

Approval of the merger-related compensation requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

The board of directors makes no recommendation on this Proposal 2 to approve the compensation that may be paid or received by our executive officers in connection with the merger, as such vote is advisory and is not binding.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of the company included in the Annual Report on Form 10-K for the year ended March 31, 2012 incorporated by reference in this proxy statement have been audited by Grant Thornton LLP an independent registered public accounting firm, as stated in their report appearing in such Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2012 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2012 annual meeting should have been sent to us at Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051, Attention: Chief Financial Officer, must have been received by us no later than May 10, 2012 and must have satisfied the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall be considered untimely if it was submitted after May 10, 2012.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual Report on Form 10-K for our fiscal year ended March 31, 2012;

•	Proxy Statement on Schedule 14A filed on July 29, 2011; and

•	Current Reports on Form 8-K filed on June 5 and June 12, 2012.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Micronetics, Inc., 26 Hampshire Drive, Hudson, NH 03051, Attention: Chief Financial Officer. If you would like to request documents, please do so by             , 2012, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated as of             , 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Micronetics, Mercury and Merger Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Inc., our proxy solicitor, toll-free at 866-482-4931.

ANNEX A

Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MERCURY COMPUTER

SYSTEMS, INC.

WILDCAT MERGER SUB INC.,

and

MICRONETICS, INC.

Dated as of June 8, 2012

A

A-i

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24

4.1	Organization and Qualification	24

4.2	Authority	24

4.3	No Conflict	25

4.4	Required Filings and Consents	25

4.5	Information Supplied	25

4.6	Litigation	26

4.7	Ownership of Company Capital Stock	26

4.8	Ownership of Merger Sub; No Prior Activities	26

4.9	Management Arrangements	26

4.10	Brokers	26

4.11	Sufficient Funds; Solvency	26

4.12	No Additional Representations	26

ARTICLE 5	COVENANTS	27

5.1	Conduct of Business Pending the Closing	27

5.2	Cooperation	30

5.3	Access to Information; Confidentiality	30

5.4	Meeting of Stockholders to Approve the Merger	30

5.5	No Solicitation of Transactions; Change of Company Board Recommendation	31

5.6	Appropriate Action; Consents; Filings	34

5.7	Certain Notices	36

5.8	Public Announcements	36

5.9	Employee Benefit Matters	36

5.10	Takeover Laws	37

5.11	Indemnification of Directors and Officers	37

5.12	Parent Agreements Concerning Merger Sub	38

5.13	Section 16 Matters	38

5.14	Acquisition of Shares	38

5.15	Transfer Taxes	39

5.16	FIRPTA Certificate	39

5.17	Employee Confidentiality Agreements	39

ARTICLE 6	CONDITIONS TO CONSUMMATION OF THE MERGER	39

6.1	Conditions to Obligations of Each Party to Consummate the Merger	39

6.2	Additional Conditions to Obligations of Parent and Merger Sub	39

6.3	Additional Conditions to Obligations of the Company	40

A-ii

ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER	41

7.1	Termination	41

7.2	Effect of Termination	42

7.3	Amendment	43

7.4	Waiver	43

ARTICLE 8	GENERAL PROVISIONS	43

8.1	Non-Survival of Representations and Warranties	43

8.2	Fees and Expenses	43

8.3	Notices	43

8.4	Certain Definitions	44

8.5	Terms Defined Elsewhere	49

8.6	Headings	51

8.7	Severability	51

8.8	Entire Agreement	52

8.9	Assignment	52

8.10	Parties in Interest	52

8.11	Mutual Drafting; Interpretation	52

8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	52

8.13	Counterparts	53

8.14	Specific Performance	53

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws
Exhibit C	Surviving Corporation Officers
Exhibit D-1	List of Knowledge Persons – Company
Exhibit D-2	List of Knowledge Persons – Parent
Exhibit E	Sample Calculations For Assumed Options

A-iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2012 (this “Agreement”), by and among Mercury Computer Systems, Inc., a Massachusetts corporation (“Parent”), Wildcat Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Micronetics, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), Merger Sub and the Company (the “Company Board”) have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into separate Voting Agreements with Parent (the “Voting Agreements”), pursuant to which such stockholders shall agree, among other things, to take certain actions in furtherance of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or herein or by applicable Law. In addition, at the Effective Time, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and the persons listed on Exhibit C shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston, Massachusetts time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto. Concurrently with the Closing, the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of capital stock or other securities of Parent, Merger Sub or the Company:

(a) Conversion of Common Stock. Subject to Section 2.2, each share of common stock, par value $0.01 per share, of the Company (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive $14.80 in cash, without interest (the “Per Share Amount”).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

The cash to be paid upon the conversion of Shares pursuant to Section 2.1(a) is referred to herein as the “Merger Consideration”. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, in each case without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.2. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Common Stock or the securities convertible into or exercisable for shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

2.2 Payment for Securities; Surrender of Certificates.

(a) Payment Agent. At or immediately following the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Payment Agent”) in immediately available funds all of the cash necessary to pay the Merger Consideration (such cash deposited with the Payment Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent, as directed by Parent, in short-term obligations of the United States of America with maturities of no more than 30 days or other investments designated by Parent from an investment menu approved by the Company prior to the Effective Time (with such approval not to be unreasonably withheld, conditioned or delayed), pending payment thereof by the Payment Agent to the holders of Shares pursuant to this Article 2. The Payment Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record of a Certificate or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and as reasonably approved by the Company prior to the Effective Time, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent (or an affidavit of loss in lieu thereof and in compliance with paragraph (f) below), and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as may reasonably be required by the Payment Agent, and subject to any withholding as provided in paragraph (e) below, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Certificates and each Book-Entry Share was converted pursuant to Section 2.1(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration into which the Shares theretofore represented by such Certificate or Book-Entry Share having been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Payment Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.2(b), without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or from the Option Payments to be paid with respect to Vested Options pursuant to Section 2.4, as applicable, such amounts that Parent, Merger Sub, the Surviving Corporation or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration or Option Payments to a Person other than the holder of record of the Shares or holder of Vested Options with respect to which such payment is made) shall be paid by Parent and Merger Sub. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Vested Options, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Payment Agent.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Parent, the Merger Consideration payable or deliverable in respect thereof pursuant to this Agreement; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent and the Company may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies with, Section 262 of the DGCL (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), and shall instead represent the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to be Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(a) and Section 2.2, without interest. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

2.4 Treatment of Company Options, Stock Plans.

(a) Treatment of Options. As of the Effective Time, each outstanding option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the Micronetics 2006 Equity Incentive Plan, as amended, and any other plan, agreement or arrangement of the Company or any Company Subsidiary described in Section 2.4 of the Company Disclosure Letter (collectively, the “Company Equity Plans”), which is vested immediately prior to the Effective Time (each, a “Vested Option”) shall be cancelled and, in exchange therefor, each former holder of any such cancelled Vested Option shall be entitled to receive, in consideration of the cancellation of such Vested Option and in settlement therefor, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Vested Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Vested Option (such amounts payable hereunder, the “Option Payments”). From and after the Effective Time, any such cancelled Vested Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment. Effective as of the Effective Time, Parent shall assume the Company Equity Plans and each Company Option, which is unvested immediately prior to the Effective Time (each, an “Assumed Company Option”) together with the option agreements representing each such Assumed Company Option; provided, however that the Parent shall not assume the Micronetics 2003 Equity Incentive Plan, as amended or any Company Options issued thereunder. Each Assumed Company Option shall thereafter be exercisable for such number of shares of Parent’s common stock, par value $.01 per share (the “Parent Common Stock”) as equals the number of shares of Common Stock subject to such Assumed Company Option multiplied by the Option Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of each such Assumed Company Option shall be equal to the exercise price per share set forth in the option agreement for such Assumed Company Option divided by the Option Exchange Ratio (rounded up to the next whole cent). The Company and the administrator of the Company Equity Plans shall each provide reasonable cooperation to the Parent in connection with its assumption of the Company Equity Plans and Assumed Company Options on the terms and conditions set forth in this Section 2.4 including providing necessary information and any notices to employees. For the avoidance of doubt, the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code. “Option Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Amount by (ii) the average closing price of a share of Parent Common Stock as reported on the Nasdaq Global Select Market during the 20 trading-day period ending on the second to last Nasdaq trading day immediately prior to the Closing Date. Attached as Exhibit E is a model calculation for the Option Exchange Ratio and the number and exercise price for the Assumed Company Options.

(b) Amendment of Company Equity Plans. After the Effective Time, all Company Equity Plans shall be amended to provide that no further Company Options or other rights with respect to Shares shall be granted thereunder.

(c) Parent Funding. Not less than 15 days prior to the Closing, the Parent and the Company will agree on whether the payments to be made pursuant to this Section 2.4 will be made using the Payment Agent, or the Company’s payroll system, and at or immediately following the Effective Time, Parent shall either (i) make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under this Section 2.4 or (ii) transfer an amount of cash to the Payment Agent sufficient to make the payments required under this Section 2.4. The Company and the Parent will also agree on the form of transmittal letter to be used and other procedures in connection with making such payments.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in, or qualified by any matter set forth in, the Company SEC Documents filed with or furnished to the SEC since April 1, 2011 and prior to the date of this Agreement (excluding any disclosures contained under the heading “Risk Factors” or included in any section relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature and excluding the other sections set forth in Section 3 of the Company Disclosure Letter referred to below) or except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (with disclosure of any item on such Company Disclosure Letter by reference to any particular Section or Subsection of this Agreement being deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent, prior to the date hereof, true and complete copies of (i) the Certificate of Incorporation, as amended, of the Company (the “Company Charter”), (ii) the Amended and Restated Bylaws, of the Company (the “Company Bylaws”), and (iii) the certificate of incorporation, or equivalent organizational document, of each Company Subsidiary, each as in effect as of the date hereof.

(c) Section 3.1 of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is authorized to conduct business.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of which, as of the close of business on June 8, 2012, there were 4,575,663 shares issued and outstanding (excluding 837,554 shares of Common Stock held in treasury), and (ii) 100,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”), of which, as of the close of business on June 8, 2012, no shares were issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on June 8, 2012, the Company has no shares of Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except for (i) 457,000 shares of Common Stock reserved for issuance pursuant to the Company Equity Plans for outstanding Company Options and (ii) 511,000 shares of Common Stock reserved for future issuance pursuant to the Company Equity Plans.

(c) Except for Company Options for not more than 457,000 shares of Common Stock, there are no (i) options, warrants or other rights relating to any Equity Interests of the Company or any Company Subsidiary or (ii) agreements or arrangements obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on June 8, 2012, the Company has not issued any shares of Common Stock or other Equity Interest. Section 3.2(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all of the outstanding Company Options, and names of the holders of the Company Options, the exercise prices, and how many Company Options are vested as of the date of this Agreement. The Company has previously furnished to the Parent true and correct copies of all outstanding agreements evidencing all outstanding Company Options.

(d) There are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company or any Equity Interest of any Company Subsidiary may vote.

(e) Except with respect to the Company Options and the related award agreements, there are no outstanding obligations of the Company (i) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (ii) requiring the registration for sale of or (iii) granting any preemptive or antidilutive rights with respect to, any Equity Interests in the Company or any Company Subsidiary.

(f) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of, or (ii) limiting the exercise of voting rights with respect to, any Equity Interests in any Company Subsidiary.

3.3 Authority.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to receipt of the Company Stockholder Approval and any regulatory approvals referenced in Section 3.5(a) of the Company Disclosure Letter. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Company, and no stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The Company Board, at a meeting duly called and held prior to the execution and delivery of this Agreement, duly and unanimously adopted resolutions (i) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) approving the Voting Agreements, (iii) declaring that this Agreement and the Merger are fair to and advisable and in the best interests of the Company and the Company’s stockholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (v) directing that the Proxy Statement be filed with the SEC and (vi) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent expressly permitted by Section 5.5, have not been rescinded, modified or withdrawn by the Company Board in any way.

(b) Assuming the accuracy of Section 4.7, the approval of the Merger by the Company Board referred to in Section 3.3(a) constitutes the only action necessary to render inapplicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement, including the transactions under the Voting Agreements, and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Voting Agreements, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 of the Company Disclosure Letter have been obtained and all filings and notifications described in Section 3.5 of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or any Company Permit, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, has not had and would not (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of the Merger or any other transaction contemplated by this

Agreement will require (with or without notice or lapse of time, or both) any consent, approval, declaration, authorization or permit of, or filing or registration with or notification to, or any other action by or in respect of, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) the Company Stockholder Approval, (c) compliance with any applicable requirements of the HSR Act and those foreign or supranational antitrust and competition Laws identified in Section 3.5 of the Company Disclosure Letter, (d) compliance with the applicable requirements of the Exchange Act, including filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) filings as may be required under the applicable rules and regulations of any stock exchange, and (f) where the failure to obtain such consents, approvals, declarations, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement that would not significantly delay the Merger.

3.6 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, franchises, grants, consents, qualifications, permissions, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, or the failure to be in full force and effect of, any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not be reasonably be expected to have, individually or in the aggregate, a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the ability of the Company and the Company Subsidiaries to export products or technology for sale or manufacture or otherwise have a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is in conflict with, default under or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No investigation, inquiry or action by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, inquiry or action, except with respect to any investigations, inquiry or action initiated or of which the Company first obtains knowledge after the date of this Agreement, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) SEC Filings. Since April 1, 2010, the Company has timely filed with, or otherwise furnished to, as applicable, all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed with or furnished by it to the SEC pursuant to the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed by the Company with, or furnished by the Company to the SEC, together with any supplements, modifications and amendments thereto since the time of filing through the date hereof, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. None of the Company Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved (except in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by GAAP and the applicable rules and regulations of the SEC).

(c) Sarbanes-Oxley. Except as set forth in Section 3.7(c) of the Company Disclosure Letter, the Company and each of its officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) Internal Controls. Except as set forth in Section 3.7(d) of the Company Disclosure Letter, the Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(e) Disclosure Controls and Procedures. Except as set forth in Section 3.7(e) of the Company Disclosure Letter, the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as set forth in Section 3.7(e) of the Company Disclosure Letter, the Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.7(e) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

3.8 No Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the audited consolidated balance sheet of the Company as of March 31, 2012 or in the notes thereto, (b) incurred since March 31, 2012 in the ordinary course of business consistent with past practice, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, or (d) as described in Section 3.8 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations of any nature, whether accrued, absolute, determined, determinable, fixed or contingent, that would be required to be recorded or reflected on a balance sheet in accordance with GAAP as of the date hereof.

3.9 Absence of Certain Changes or Events.

(a) Since March 31, 2012, through the date of this Agreement, there has not been any Material Adverse Effect or any change(s), event(s), or development(s) which have had or would reasonably be expected to have, individually or in the aggregate with all other such change(s), event(s) or development(s), a Material Adverse Effect.

(b) Since March 31, 2012, through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

3.10 Information Supplied. None of the information included or incorporated by reference in the letter to stockholders, notice of meeting, proxy statement or forms of proxy (together with any amendments or supplements thereto, the “Proxy Statement”) to be filed with the SEC in connection with the Merger will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereto, and none of the information included or incorporated by reference in any other documents required to be filed by the Company with the SEC in connection with the Merger, will at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

3.11 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, program, agreement or arrangement providing compensation or other benefits to any current or former director, officer or employee, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability (including, but not limited to, by reason of being or having been treated as a single employer with any other Person under Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”)) including all incentive, bonus, deferred compensation, cafeteria, material fringe benefit, medical, disability, stock purchase or equity incentive compensation plans, arrangements or programs (each a “Company Benefit Plan”). The Company has heretofore made available to Parent true, correct and complete copies of each Company Benefit Plan.

(b) General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans. With respect to each Company Benefit Plan for which a separate fund of assets is (or is required to be) maintained, (i) full and timely payment has been made of all amounts required of the Company, under the terms of each such Plan or applicable Law, as applied through the Closing Date, (ii) the fair market value of the assets of each such Company Benefit Plan as of the end of the most recently ended plan year of that Plan equals or exceeds the present value of all benefit liabilities under that Plan, and (iii) none of the assets of any such Company Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate; provided, however, that the Micronetics 2003 Stock Incentive Plan, as amended, and the Micronetics 2006 Equity Incentive Plan, as amended, shall not be considered Company Benefit Plans for which a separate fund of assets is maintained due to the Company’s reservation of Common Stock under such plans.

(c) Tax Qualification of Plans. (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or require action under the compliance resolution programs of the IRS to preserve such qualified status, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Retiree Welfare Benefits. No Company Benefit Plan provides health or other welfare benefits after retirement or other termination of employment (other than (i) continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee)).

(e) Title IV of ERISA. No Company Benefit Plan is and the Company has no outstanding liability with respect to a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA. No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multiemployer pension plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course), and no reportable event (within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any retirement plan of an ERISA Affiliate which is subject to Title IV of ERISA.

(f) Change in Control. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement, including the Merger, by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) To the knowledge of the Company, each Company Option is exempt from Section 409A of the Code. Except as set forth in Section 3.11(g) of the Company Disclosure Letter, each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been (i) operated in accordance with a good faith, reasonable interpretation of Section 409A of the Code or an available exemption therefrom since December 31, 2004 and through December 31, 2009 (to the extent in existence during such period) and (ii) from and after January 1, 2010 (to the extent in existence since such date) operated and maintained in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, except, in any case, where such noncompliance may be corrected without any material liability to the Company or any Company Subsidiary under any Internal Revenue Service correction program or the proposed (or any finalized) regulations regarding income inclusion under Section 409A, and to the knowledge of the Company, such Company Benefit Plans described in this Section 3.11(g)(ii), if any, are identified on Section 3.11(g) of the Company Disclosure Letter.

3.12 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in compliance in all respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement or relationship with any labor organization. As of the date of this Agreement, there is no (i) ongoing, and to the knowledge of the Company, pending or threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary; (ii) unfair labor practice or other labor-related charge pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or any Company Subsidiary; or (iii) written communication received by the Company or any Company Subsidiary of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of (i) severance or employment agreements with directors, officers, or employees of the Company or any Company Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees, or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers, key employees or consultants which contain change in control provisions.

3.13 Contracts.

(a) All Contracts, including amendments thereto, required to be filed (whether or not filed by the Company with the SEC) as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document. All such filed Contracts (excluding any Contracts or amendments thereto that have been redacted or that are missing schedules or exhibits) shall be deemed to have been made available to Parent.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date of this Agreement,

(i) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract pursuant to which the Company or any Company Subsidiary has agreed not to compete with any Person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(ii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that provides for exclusivity or any similar requirement or pursuant to which the Company or any Company Subsidiary is restricted in any way, or which after the Effective Time could restrict Parent or any Company Subsidiary in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any Company Subsidiary to refrain from granting license or franchise rights to any other Person;

(iii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract pursuant to which the Company or any Company Subsidiary has any obligation with (1) any Affiliate of the Company or any Company Subsidiary, (2) any Company Employees, (3) any union or other labor organization or (4) any Affiliate of any such Person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any Company Subsidiary both without any penalty and without any obligation of the Company or any Company Subsidiary to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), and (II) Company Benefit Plans other than offer letters or employment agreements);

(iv) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract under which the Company or any Company Subsidiary has incurred any indebtedness or has an obligation to incur indebtedness having an aggregate principal amount in excess of $200,000 or granting any Lien on any asset of the Company or any Company Subsidiary;

(v) Neither the Company nor any Company Subsidiary is a party to or bound by any Inbound IP Contract as defined in Section 3.17(h);

(vi) Neither the Company nor any Company Subsidiary is a party to or bound by any Outbound IP Contract as defined in Section 3.17(h);

(vii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (A) grants the other party to such Contract or a third party (other than the Surviving Corporation or its Subsidiaries) “most favored nation” pricing or terms that (1) apply to the Company or any Company Subsidiary or (2) following the Effective Time, would apply to Parent, the Surviving Corporation or any Company Subsidiary, or (B) except for any Contracts in the form of purchase orders, provide for fixed pricing for a term of 12 or more months;

(viii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement;

(ix) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract for any development, distribution or similar arrangement relating to any Company Product;

(x) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract with any Governmental Entity;

(xi) Other than confidentiality agreements, neither the Company nor any Company Subsidiary is a party to or bound by or has adopted any agreement, retention program or incentive plan in connection with the transactions contemplated by this Agreement or the sale process leading to this Agreement; and

(xii) Neither the Company nor any Company Subsidiary is a party to or bound by any Contract involving the lease, license, use or occupancy of real property.

(c) Section 3.13(c) of the Company Disclosure Letter sets forth (i) (A) the 10 largest customers of the Company and (B) the 10 largest customers of each Company Subsidiary (determined on the basis of revenues received by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (each such customer, a “Major Customer”); (ii) (A) the 10 largest suppliers to the Company and (B) the 10 largest suppliers to each Company Subsidiary (determined on the basis of amounts paid by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (the “Major Suppliers”); and (iii) (A) the top five contract manufacturers for the Company and (B) the top five contract manufacturers for each Company Subsidiary (determined on the basis of amounts paid by the Company or the applicable Company Subsidiary, respectively, in the fiscal year ended March 31, 2012) (the “Major Manufacturers”).

(d) Enforceability. Each Contract of the type described in Section 3.13(a) or Section 3.13(b) and each existing Contract with a Major Customer, Major Supplier or Major Manufacturer is referred to herein as a

“Company Material Contract.” The Company has made available to Parent a complete and correct copy of each of the Contracts described in Section 3.13(b), including all amendments thereto. Each of the Company Material Contracts is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally.

(e) Performance of Contracts. Each of the Company and each of the Company Subsidiaries has performed and is performing in all material respects, all obligations required to be performed by it under the Company Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder.

(f) Section 3.13(f) of the Company Disclosure Letter lists every warranty claim asserted against the Company or any Company Subsidiary since March 31, 2011 to the date of this Agreement with a claimed value or anticipated cost of more than $100,000. There are no warranty or similar claims by the Company or any Company Subsidiary pending against any supplier or contract manufacturer that has a claimed value or cost to such supplier or contract manufacturer of more than $100,000 individually or that would reasonably be expected to have a material adverse impact on the ability of the Company or any of the Company Subsidiaries to perform under any Company Material Contract.

3.14 Litigation. There is no (a) suit, claim, action, arbitration, investigation, inquiry or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of the Company, governmental inquiry or investigation involving the Company or any Company Subsidiary. Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree.

3.15 Real Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any Company Subsidiary (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or a Company Subsidiary, as the case may be, holds good and marketable fee simple title to the Company Owned Real Property, free and clear of all Liens except for Permitted Liens and has not leased, subleased, licensed or otherwise granted any right of occupancy to use any portion thereof to any Person. The Company has provided to Parent true and complete copies of any existing owners’ policies of title insurance and surveys obtained by the Company or any Company Subsidiary pertaining to the Company Owned Real Property.

(b) (i) Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all real estate leases, subleases, licenses and occupancy agreements under which the Company or any Company Subsidiary is a lessee or sublessee (each, a “Company Real Property Lease”) and the address for each Company Real Property Lease, (ii) each Company Real Property Lease is, to the knowledge of the Company, enforceable against the Company or any Company Subsidiary party thereto, in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, (iii) no notices of default under any Company Real Property Lease have been received by the Company or any Company Subsidiary that have not been resolved and (iv) neither the

Company nor any Company Subsidiary is in default under any Company Real Property Lease, and, to the knowledge of the Company, no landlord thereunder is in default (collectively, the “Company Leased Real Property”). The Company has provided to Parent true and complete copies of all Company Real Property Leases.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property.” With respect to the Company Real Property, neither the Company nor any Company Subsidiary has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any (i) pending, threatened or contemplated condemnation or similar proceedings, or any sale or other disposition of any Company Real Property or any part thereof in lieu of condemnation, (ii) any pending, threatened or contemplated actions against any Company Real Property which, if adversely determined, would affect the continued use or operation of the Company Real Property, and (iii) any pending, threatened or contemplated use of zoning violations or any rezoning or special designation proceedings. The Company and the Company Subsidiaries have lawful rights of direct use and vehicular access to all Company Real Property via a public road or a permanent, irrevocable, appurtenant easement benefitting such real property and comprising a part of the Company Real Property necessary to conduct their businesses substantially as presently conducted, except as would not reasonable be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of, nor does the Company have any knowledge of, any violations of any applicable Law affecting the Company Real Property, (the “Improvements”) or the use and occupancy thereof. The Improvements are in good order, repair and condition, ordinary wear and tear excepted, are free from any latent and patent defects and are adequate and suitable for the purposes for which they are presently being used. The Company Real Property is supplied with public or quasi-public utilities, and other services and systems necessary for the use and operation of the Improvements located thereon.

3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each Company Subsidiary is in material compliance with applicable Environmental Laws and the Company and each Company Subsidiary holds, in full force and effect, all material Environmental Permits necessary to conduct their current operations, and are in material compliance with their respective Environmental Permits.

(b) None of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, including with respect to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Company no such notice, demand or claim has been threatened.

(c) None of the Company or any Company Subsidiary has entered into any consent decree or is subject to any judgment relating to compliance with Environmental Laws.

(d) To the knowledge of the Company, no underground tank or other underground storage receptacle for Hazardous Substances is located on the Company Real Property and no portion of any Company Real Property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances, except as is customary for the operation of the business of the Company and in material compliance with Environmental Laws, and except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary.

(e) To the knowledge of the Company, in the course of any activities conducted by the Company or any Company Subsidiary, no Hazardous Substances have been generated or are being used on any of the Company Real Property, except in material compliance with Environmental Laws and except as would not reasonably be expected to result in a material liability to the Company or any Company Subsidiary.

(f) To the knowledge of the Company, there have been no releases or threats of releases of Hazardous Substances on, upon, into, from or in the vicinity of any of the Company Real Property in connection with any activities or operations of the Company or any Company Subsidiary at the Company Real Property; and any Hazardous Substances that have been generated by the Company or any Company Subsidiary have been handled and disposed of offsite in material compliance with Environmental Laws and neither the Company nor any Company Subsidiary has received notice that it is a potentially responsible party for the investigation and remediation of Hazardous Substances at any offsite waste disposal location.

(g) Neither the Company Real Property located in the State of Connecticut nor any business operated thereon is an Establishment as defined under Section 22a-134(3) of the Connecticut Transfer Act, §§ 22a-134 through 22a-134(e) of the Connecticut General Statutes (the “Transfer Act”) and no such Company Real Property or business is subject to the Transfer Act by virtue of the transactions set forth herein and contemplated hereby.

(h) To the extent any Company Real Property located in the State of New Jersey or any business operated thereon is subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended (“ISRA”), by virtue of the transactions set forth herein and contemplated hereby, all such Company Real Property and businesses are exempt from the substantive requirements of ISRA based upon the applicability of the de-minimis quantity exemption pursuant to Section 7:26B-5.9 of ISRA.

(i) The Company has delivered to the Parent true and complete copies of any Phase 1 or Phase 2 environmental reports and any material reports, audits, assessments, studies, data or analyses in the possession or control of the Company or any Company Subsidiary pertaining to the Company Real Property.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 and in Section 3.4 and Section 3.7 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and correct list of all Intellectual Property that is Registered and owned by the Company or any Company Subsidiary as of the date of this Agreement (“Company Registered Intellectual Property”). For each item of Company Registered Intellectual Property, Section 3.17(a) of the Company Disclosure Letter includes the following information: (1) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (2) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), owner of record, and present status thereof; (3) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (4) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (5) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any registrations for Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates.

(b) To the Company’s knowledge, (i) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Registered Intellectual Property has been made by a third party, (ii) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority denying the validity of, Company’s right to register, or Company’s rights to own or use, any Company Registered Intellectual Property, and (iii) no action (including any opposition, interference, or re-examination) is pending or to the Company’s knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of any Company Registered Intellectual Property, other than routine office actions of the U.S. Patent and Trademark Office pertaining to Company Registered Intellectual Property.

(c) To the Company’s knowledge, no third party is infringing upon or otherwise violating any Owned Intellectual Property Rights.

(d) Except as disclosed in Section 3.17(d) of the Company Disclosure Letter, the Company or a Company Subsidiary, (i) exclusively owns the entire right, title and interest in and to all Owned Intellectual Property Rights free and clear of all Liens (other than Permitted Liens), and (ii) to the Company’s knowledge, has the right to use all Licensed Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances and the covenants, conditions and restrictions under which such Licensed Intellectual Property is licensed). To the Company’s knowledge, except, with respect to the Intellectual Property Rights licensed by the Company and/or Company Subsidiaries under the Outbound IP Contracts identified in Section 3.17(h) of the Company Disclosure Letter, in each case, to the extent provided in such IP Contracts, none of the Owned Intellectual Property Rights have been licensed to any Person other than the Company or Company Subsidiaries, except in the ordinary course of business.

(e) To the Company’s knowledge, the conduct of the Company’s Business in the manner currently conducted, including the current manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products does not infringe upon or otherwise violate any Intellectual Property that is owned or controlled by a third party.

(f) Neither the Company nor any Company Subsidiary has received in the past six (6) years any (i) charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation, or other violation of the Intellectual Property of any Person (including any offers to license or request or demand to refrain from using any Intellectual Property right of any Person in connection with the conduct of the Business as currently conducted and/or the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products) except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, or (ii) a written request by any Person for indemnification pursuant to any indemnity obligation granted by Company or any Company Subsidiary with respect to any interference, infringement, misappropriation, or other violation of any Intellectual Property.

(g) To the Company’s knowledge, the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Licensed Intellectual Property Rights necessary for or material to the conduct of Company’s Business as currently conducted or Owned Intellectual Property Rights (the “Material Company Intellectual Property”) or with respect to which the Company or any Company Subsidiary now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Material Company Intellectual Property right or obligation set forth in any agreement to or by which the Company or any Company Subsidiary is a party or bound, or the loss or encumbrance of any Material Company Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Material Company Intellectual Property.

(h) Section 3.17(h) of the Company Disclosure Letter identifies under separate headings each Contract, whether written or oral, (i) under which the Company and/or Company Subsidiaries in-licenses any Licensed Intellectual Property Rights that any Person except the Company or Company Subsidiaries owns (other than licenses for generally available off-the-shelf software) (the “Inbound IP Contracts”), (ii) under which the Company and/or Company Subsidiaries has granted any Person any right or interest in any Material Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) (the “Outbound IP

Contracts”), and (iii) that otherwise materially affects the Company’s and/or Company Subsidiaries’ use of or ownership rights in any of the Material Company Intellectual Property (including settlement agreements and covenants not to sue) (such contractual obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed in Section 3.17(h) of the Company Disclosure Letter, the Company and/or Company Subsidiaries do not, as of the Closing Date, owe any royalties or other payments to any Person for the use of any Material Company Intellectual Property or the manufacture, use, sale, offer for sale, marketing, promotion and/or distribution of any Company Products. To the Company’s knowledge, the Company has delivered or made available to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(i) Except as disclosed in Section 3.17(i) of the Company Disclosure Letter and except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, to the Company’s knowledge, none of the Company Products are subject to any IP Contract or other Contractual Obligation of any Publicly Available Software that would require the Company and/or Company Subsidiaries to divulge to any Person any Owned Intellectual Property Rights or to grant, or purport to grant, to any Person, any rights or immunities under the Owned Intellectual Property Rights or to any Licensed Intellectual Property Rights in a manner which would exceed or violate the Company’s or Company Subsidiaries’ license to such Licensed Intellectual Property Rights.

(j) Except as could not, individually or in the aggregate, be reasonably expected to cause a Material Adverse Effect, the Company and Company Subsidiaries have (i) maintained commercially reasonable practices to protect the confidentiality of the Company’s and Company Subsidiaries’ confidential information and trade secrets and (ii) required employees and other Persons with access to the Company’s and Company Subsidiaries’ confidential information and/or trade secrets to execute written agreements requiring them to maintain the confidentiality of such information and/or trade secrets and use such information and/or trade secrets only for the benefit of the Company and/or Company Subsidiaries.

(k) To the Company’s knowledge and except as could not be reasonably expected to cause a Material Adverse Effect, the Company’s and/or Company Subsidiaries’ current use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, Laws, and contractual obligations applicable to the Company and/or Company Subsidiaries’ or to which the Company and/or Company Subsidiaries are bound. To the Company’s knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company and/or Company Subsidiaries, except as could not be reasonably expected to cause a Material Adverse Effect.

(l) To the Company’s knowledge, and except as could not be reasonably expected to cause a Material Adverse Effect, except as set forth in Section 3.17(l) of the Company Disclosure Letter, (i) there are no agreements or arrangements to which the Company or any Company Subsidiary is a party under which any Governmental Entity or prime contractor acquires rights with respect to any Company Products or Owned Intellectual Property Rights which is material to the Company except “limited rights” with respect to technical data or “restricted rights” with respect to software as contemplated by the provisions of Federal Acquisition Regulations (“FAR”) 48 C.F.R. 12.212, 2.101, and 227.7202-1 through 227.7202-4 (June 1995), 252.227-7013(a)(14) (Limited Rights), and 252.227-7014(a)(15) (Restricted Rights) of the Department of Defense (“DoD”) FAR Supplement and its successors, or the equivalent thereof under foreign applicable law; and (ii) no Governmental Entity has acquired any rights outside of any such agreements, arrangements or subcontract as the result of providing any funding relating to the development of any Owned Intellectual Property Rights; and (iii) no facilities or resources of a university, college, other educational institution or research center was used in the development of the Owned Intellectual Property Rights and no university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property Rights.

3.18 Tax Matters.

(a) (i) The Company and each Company Subsidiary have timely filed with the appropriate taxing authority all income Tax and all other material Tax Returns required to be filed, in the manner required by applicable Law, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and accurate in all material respects and (ii) all income Tax and all other material Taxes (whether or not shown on any such Tax Return) have been fully paid within the time and in the manner required by applicable Law, or, where payment is not yet due, has made adequate provision for all material Taxes in the Company Financial Statements in accordance with GAAP.

(b) (i) There are no audits, other proceedings, assessments, claims or disputes pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to Taxes due by, or Tax Returns of, the Company or any Company Subsidiary that remains unpaid; and (v) no written claim is currently being made by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Permitted Liens for Taxes.

(d) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (ii) is liable for Taxes of any other Person (other than the Company or a Company Subsidiary) under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign Tax Law, or as a transferee or successor.

(e) In the past five (5) years, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties thereto as a distribution to which Section 355 of the Code applied.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(g) None of Company or any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(h) All Taxes required to be withheld, collected or deposited by or with respect to Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(i) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any Company Subsidiary in the past five (5) years.

(j) Neither the Company nor any Company Subsidiary has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any Company Subsidiary has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any material changes in accounting methods that relate to the business or assets of the Company or any Company Subsidiary.

(k) Except as expressly set forth in Section 3.11 or Section 3.7, this Section 3.18 constitutes all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

3.19 Opinion of Financial Advisor. The Company Board has received the opinion of Cypress Partners LLC (“Cypress”), the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. As of the execution of this Agreement, such opinion has not been withdrawn, revoked or modified. A copy of such opinion will be provided to Parent solely for information purposes as promptly as practicable after the date hereof.

3.20 Insurance. Section 3.20 of the Company Disclosure Letter lists all material fire, liability, workers’ compensation, property, casualty and other forms of insurance policies maintained by the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”). All Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent in all material respects to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid.

3.21 Required Vote. Assuming the representations set forth in Section 4.7 are accurate, the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Common Stock entitled to vote at the Company Stockholder Meeting is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.22 Brokers. Except for Cypress, the Company’s financial advisor, whose fees and expenses will be paid by the Company pursuant to an engagement letter, a copy of which has been provided or made available to Parent, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees has incurred, on behalf of the Company or any Company Subsidiary, any obligation to pay any brokerage, finder’s, advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.23 Government Contracts.

(a) Section 3.23(a) of the Company Disclosure Letter hereto lists and describes: all (i) contracts, (ii) any subcontracts where a party with whom the Company or any Company Subsidiary has privity of contract has identified, either directly or through the incorporation of FAR or FAR supplement (e.g., Defense FAR (“DFAR”), GSA Acquisition Regulation System (“GSAR”)) “flow down” clauses, a Governmental Entity as the ultimate customer, (iii) purchase orders, or (iv) other agreements, in the cases of clauses (i) to (iv), with respect to which the Company or any of the Company Subsidiaries is currently, or has, at any time since April 1, 2007, been a party with (A) any federal, state or local agency or foreign government, (B) any other governmental or quasi-governmental entity, or (C) any party that is doing work on a project with respect to which a Governmental Entity has been identified, either directly or through the incorporation of FAR or FAR supplement (e.g., DFAR, GSAR) “flow down” clauses, as the ultimate customer by a party with whom the Company has privity of contract and that is financed by or involving any federal, state or local agency, foreign government, or any other governmental or quasi-governmental entity; and all bids, proposals or other offers that the Company or any of the Company Subsidiaries has submitted during the past two (2) years that could result in the type of contracts, subcontracts, and other agreements described in (A), (B) and (C) above; provided that Section 3.23(a) of the Company Disclosure Letter is not required to list any contract, subcontract, purchase order or other agreement (x) entered into between April 1, 2007 and March 31, 2010, if it contemplates total payments to the Company or a Company Subsidiary of less than $250,000 or (y) entered into after March 31, 2010, if it contemplates total payments to the Company or any Company Subsidiary of less than $100,000, or any proposal for any such contract, subcontract, purchase order or other proposal if the total payments contemplated to be paid to the

Company or any Company Subsidiary are less than $100,000. The contracts, subcontracts, and other agreements and proposals listed in Section 3.23(a) of the Company Disclosure Letter are the “Listed Government Contracts and Proposals” and for purposes of this Agreement, all contracts, subcontracts, purchase orders and other agreements and proposals therefor that would be required to be listed in Section 3.23(a) of the Company Disclosure Letter but for the exclusions set forth in the proviso in the preceding sentence, are, together with the Listed Government Contracts and Proposals, referred to herein as “Government Contracts” and “Proposals” and collectively as the “Government Contracts and Proposals.”

(b) With respect to all Government Contracts and Proposals: (i) the Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of each Government Contract and Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company and the Company Subsidiaries have complied in all material respects with all requirements of applicable Laws pertaining to each Government Contract and Proposal; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Proposal were complete and correct in all material respects as of their effective date, and the Company and the Company Subsidiaries have complied with all such representations and certifications; (iv) no Governmental Entity, quasi-governmental entity, prime contractor, subcontractor or anyone else has notified the Company or any Company Subsidiary, either orally or in writing, that the Company or any Company Subsidiary has breached or violated in any material respect any applicable Law, or any certification, representation, clause, provision or requirement pertaining to any Government Contract or Proposal; (v) no termination for convenience, termination for default, cure notice, notice of noncompliance, or show cause notice has been issued at any time since March 31, 2009 or remains unresolved as of the date hereof pertaining to any Government Contract or Proposal, and to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice; (vi) neither the Company nor any of the Company Subsidiaries, nor any of its or their directors, officers or employees is (or during the last five (5) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Entity or quasi-governmental authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (vii) neither the Company nor any of the Company Subsidiaries, nor any of its or their directors, officers or employees is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or quasi-governmental entity or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility by any Governmental Entity or quasi-governmental entity; (viii) during the last five (5) years, the Company and the Company Subsidiaries have not made any voluntary or mandatory disclosure to any Governmental Entity or quasi-governmental entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (ix) there are no outstanding or pending claims, disputes, lawsuits, investigations or other legal actions against the Company by any Governmental Entity or quasi-governmental entity, or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Proposal; (x) to the knowledge of the Company, the Company and the Company Subsidiaries have not received any adverse or negative past performance evaluations or ratings within the past three (3) years; (xi) to the knowledge of the Company, there are no facts, that could reasonably be expected to result in an “organizational conflict of interest” as defined in FAR Subpart 9.5, and to the knowledge of the Company there is no such “organizational conflict of interest” that might result from the execution of this Agreement or the consummation of the transactions contemplated hereby; (xii) to the knowledge of the Company, since March 31, 2009, no audit has resulted in costs being challenged by any Governmental Entity, auditor or prime contractor relating to any Government Contract or Proposal; and (xiii) to the knowledge of the Company, no payment in excess of $10,000 due to the Company or any of the Company Subsidiaries pertaining to any Government Contract or Proposal has been withheld or set off.

(c) Except as set forth in Section 3.23(c) of the Company Disclosure Letter, (i) no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contracts and Proposals under United States or state civil or criminal False Claims Acts, the U.S. Procurement Integrity Act, or other Laws adopted by any other Governmental Entity, as applicable; (ii) the Company and the Company Subsidiaries are not aware of any circumstances that would likely become a basis for the suspension or debarment of the Company or any of the Company Subsidiaries, or any of its or their officers or employees from bidding on contracts or subcontracts for or with any Governmental Entity; (iii) no Government Contract or Proposal is based on the Company or Company Subsidiary having section 8(a) status, small business status, small disadvantaged business status, protege status, veteran-owned small business status, or other preferential status afforded by federal statute or regulation; and (iv) the Company and the Company Subsidiaries have not, over the past three (3) years, with respect to the Government Contracts and Proposals, individually or collectively, incurred or currently project annual cost overruns in excess of price.

(d) Section 3.23(d) of the Company Disclosure Letter sets forth all of the facility security clearances held by the Company and each of the Company Subsidiaries as of the date of this Agreement. The Company and the Company Subsidiaries possess all of the facility and personnel security clearances reasonably necessary to conduct the Business. The Company and the Company Subsidiaries are in compliance with all applicable national security obligations and security measures required by the Company’s and the Company Subsidiaries’ Government Contracts and Proposals or applicable Laws including, but not limited to, compliance with the National Industrial Security Program Operating Manual (DoD 5220.22-M, as amended), and, to the Company’s knowledge, there are no facts or circumstances that would, or would reasonably be expected to, result in the suspension or termination of any government security clearances or that would reasonably be expected to render the Company or any of the Company Subsidiaries ineligible for such security clearances in the future.

(e) Section 3.23(e) of the Company Disclosure Letter sets forth a complete and correct list of each officer, employee or consultant of the Company or any of the Company Subsidiaries who currently holds or maintains or has otherwise been granted a security clearance by any Governmental Entity (each, a “Security Clearance Holder”) and the type, level or classification of each such security clearance. During the last three years, there has not been, and, to the Company’s knowledge, there are no facts that could reasonably be expected to give rise to, any revocation, suspension or failure to renew any security clearance of the Company, any of the Company Subsidiaries, any site or facility operated by the Company or any of the Company Subsidiaries or, to the Company’s knowledge, any Security Clearance Holder. No Governmental Entity has revoked, suspended or failed to renew any security clearance held or maintained by or otherwise granted to the Company or any of the Company Subsidiaries, nor has any Governmental Entity threatened to revoke, suspend or fail to renew any security clearance held or maintained by or otherwise granted to the Company any of the Company Subsidiaries or any site or facility operated by the Company or any of the Company Subsidiaries.

(f) The Company and Company Subsidiaries are and have at all times been in material compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-357) collectively (“Export Laws”). Without limiting the foregoing there are no pending or, to the Company’s knowledge, threatened claims, proceedings or investigations against the Company or any Company Subsidiary with respect to such entity’s import, export or re-export transactions or any Export Laws.

(g) Section 3.23(g) of the Company Disclosure Letter lists all licenses of the Company and the Company Subsidiaries relating to export, re-export or transshipment, pending license applications, authorizations and manufacturing licenses or technical assistance agreements. Except as disclosed on Section 3.23(g) of the Company Disclosure Letter, the Company and the Company Subsidiaries have complied with all applicable Export Laws, including compliance with all license or authorization provisions, terms and conditions under such laws, during the last five (5) years. There have been no voluntary disclosures by the Company or the Company Subsidiaries to, or investigations or administrative enforcement actions or similar proceedings pending or, to the Company’s knowledge, in process, against the Company or the Company Subsidiaries by the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury (including the Directorate of Defense Trade Controls, Bureau of Industry and Security and the Office of Foreign Assets Control) or by any other Governmental Entity with respect to exports or imports and applicable Export Laws.

(h) None of the Company or any Company Subsidiaries, nor any director, officer or employee, or to the Company’s knowledge any agent or representative (including, but not limited to, any original equipment manufacturer, distributor, reseller, systems integrator, consultant, independent contractor) of the Company or any Company Subsidiaries, has directly or indirectly made, offered to make, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services, in violation of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), any applicable anticorruption law, rule, or regulation, or any applicable laws, rules, or regulations relating to lobbying expenditures and political contributions.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Letter, no executive officer or director of the Company or any of the Company Subsidiaries or any Person owning 5% or more of Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of the Company Subsidiaries or has engaged in any transaction with the foregoing within the last 12 months.

3.25 No Additional Representations. The Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”)) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in, or qualified by any matter set forth in, the Parent’s filings with the SEC since June 30, 2011 (excluding any disclosures contained under the heading “Risk Factors” or in any section relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) or except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement, including the documents attached to or delivered together with such disclosure letter (the “Parent Disclosure Letter”) (with disclosure of any item on such Parent Disclosure Letter by reference to any particular Section or Subsection of this Agreement being deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and does not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.2 Authority. Each of Parent and Merger Sub has requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub which shall occur immediately after the execution and delivery hereof). This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent, or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or articles of incorporation or bylaws of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any provision of the certificate of incorporation or by-laws or other organizational documents of Parent or Merger Sub, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences which, individually or in the aggregate, have not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition Laws set forth in Section 4.4 of the Parent Disclosure Letter, (c) compliance with the applicable requirements of the Securities Act and the Exchange Act, including filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (d) filings as may be required under the applicable rules and regulations of any stock exchange and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, has not materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and does not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner.

4.5 Information Supplied. The information supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will not, at the date mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Litigation. As of the date hereof, there is no suit, claim, action or proceeding to which Parent, Merger Sub or any other Parent Subsidiary is a party pending, or, to the knowledge of Parent or Merger Sub, threatened that, individually or in the aggregate, has or would reasonably be expected to (i) materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner or materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner or (ii) challenge the validity or propriety of the Merger. None of Parent, Merger Sub or any other Parent Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, has materially and adversely affected, or would reasonably be expected to materially and adversely affect, Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, or to perform any of their respective obligations under this Agreement, in a timely manner.

4.7 Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any other Parent Subsidiary (i) beneficially owns, as of the date hereof, any Shares or any other securities convertible into or exchangeable or exercisable for, Common Stock or (ii) is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued Equity Interests in Merger Sub or obligating Merger Sub to grant, issue or sell any of its respective Equity Interests by sale or otherwise.

4.9 Management Arrangements. As of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would or is expected to become effective in the future (upon consummation of the Merger or otherwise) and that, if effective at the date hereof, would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.10 Brokers. None of Parent, Merger Sub, or any other Parent Subsidiary, nor any of their respective stockholders, members, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub, or any other Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.11 Sufficient Funds; Solvency. At the Closing, Parent and Merger Sub will have sufficient funds to (i) consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay the full amount of the Merger Consideration, (ii) pay all transaction fees and expenses of Parent, the Company and their respective Subsidiaries and (iii) satisfy all of their respective obligations under Section 5.11 of this Agreement. Assuming that the representations and warranties of the Company contained in Article 3 of this Agreement are true and correct in all material respects, that the Company complies in all material respects with its obligations under Section 5.1 and that the condition to Closing set forth in Section 6.2(c) is satisfied, immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, (i) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation and its Subsidiaries on a consolidated basis will have the ability to pay their total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of their business; and (iii) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct their business.

4.12 No Additional Representations. Parent and Merger Sub acknowledge that in entering into this Agreement that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or Parent Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries. Absent fraud, the Company, the Company Subsidiaries, and their respective affiliates, stockholders and members, and each of their respective Affiliates, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, investment bankers and other representatives (collectively, “Company Representatives”) shall have no liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Parent, the Parent Subsidiaries or the Parent Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter).

ARTICLE 5

COVENANTS

5.1 Conduct of Business Pending the Closing

(a) The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter and except for any actions required under this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq Stock Market, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to:

(i) carry on its business only in the usual and ordinary course of business in substantially the same manner as heretofore conducted;

(ii) pay its Taxes when due, except when the failure to do so would not individually or in the aggregate reasonably be expected to result in a fine or penalty;

(iii) pay and perform other obligations when due, except when the failure to do so would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect;

(iv) use its reasonable best efforts consistent with past practice and policies to preserve substantially intact its present business organization;

(v) use reasonable best efforts to keep available the services of its current officers and other key employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, contract manufacturers, employees and other Persons having material business relationships with the Company and the Company Subsidiaries, except in each case where the failure to do so would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect;

(vi) promptly notify Parent in writing of (A) any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions and (B) any legal proceeding commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company or the Company Subsidiaries that relates to the Merger, excluding any threats of litigation in the form of press releases issued by or announcements on internet sites of plaintiff law firms;

(vii) use reasonable best efforts to keep in full force all Insurance Policies (other than any such policies that are immediately replaced with substantially similar policies), provided that if it is unable to do so, it shall notify Parent at least 20 days before such policies terminate or otherwise lapse; and

(viii) to the extent reasonably requested by Parent and permitted under applicable Law, cause the officers and other key employees of the Company and the Company Subsidiaries to communicate with Parent either directly or through counsel regarding the results of operations and all material developments in or relating to the Company and any Company Subsidiary, subject to any limitations advised by counsel to the Company in connection with applicable antitrust and competition Laws.

(b) Without limiting the foregoing, except as set forth in Section 5.1(b) of the Company Disclosure Letter and except for any actions required under this Agreement or as required by applicable Law or the regulations or requirements of the Nasdaq Stock Market, unless Parent shall otherwise agree in writing (which agreement in the case of clauses (xii) and (xvii) (insofar as it relates to clause (xii)) below shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause the Company Subsidiaries not to:

(i) except as required by Law, amend its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) accelerate the vesting of any Company Option;

(iii) issue, deliver, sell, grant or authorize the issuance of any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options outstanding on the date hereof;

(iv) sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets of the Company or any Company Subsidiary, except pursuant to existing Contracts or the sale of goods in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries;

(v) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(vi) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(viii) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(ix) (A) except for any revolving credit borrowings consistent with the borrowing forecast included as part of Section 5.1(b) of the Company Disclosure Letter, incur or assume any indebtedness or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice; or (D) cancel any indebtedness owed to the Company or any Company Subsidiary of more than $25,000 or waive any Subsidiary claims or rights of substantial value; except, in each case, other than in the ordinary course of business;

(x) hire or engage any employees, consultants or contractors, or encourage any employees, consultants or contractors to resign from the Company or any of the Company Subsidiaries, or promote any employees or change the employment status or titles of any employees, except for (A) the hiring of employees based on planned or current searches underway and listed in Section 5.1(b) of the Company Disclosure Letter, (B) hiring replacement employees to fill existing positions that have become vacant after the date of this Agreement, at the same aggregate compensation, or (C) engagements of consultants or contractors in the ordinary course of business at compensation rates comparable to other consultants or contractors at similar levels and pursuant to arrangements that can be terminated without penalty on not more than 30 days notice;

(xi) except to the extent required by applicable Law or the existing terms of any Company Benefit Plan, any existing agreement or any retention program established by the Company Board in connection with the transactions contemplated by this Agreement and disclosed in Section 3.12 of the Company Disclosure Letter: (A) except as set forth in Section 5.1(b) of the Company Disclosure Letter, increase wages, bonuses or other compensation, remuneration or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Company Subsidiary, or establish, grant, adopt, enter into or amend any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement for the benefit of any director, officer or employee; or (C) other than as expressly provided in this Agreement, take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(xii) make any Tax election, settle or compromise any liability for Taxes, change any method of Tax accounting, file any amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xiii) make any change in accounting policies or procedures, other than as required by GAAP;

(xiv) terminate or permit any Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable Company Permit, except to the extent such termination, lapse or failure to apply for renewal would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(xv) modify or amend any Company Material Contract, Government Contract or Proposal, other than in the ordinary course of business consistent with past practice provided that the aggregate impact of all such ordinary course modifications or amendments (A) would not reasonably be expected to result in a decrease in consolidated revenue of more than $100,000 or a decrease in consolidated net income of more than $20,000 for the Company and the Company Subsidiaries in any fiscal quarter or a decrease in consolidated revenue of more than $200,000 or a decrease in consolidated net income of more than $40,000 over the remaining life of any single Company Material Contract or Government Contract or Proposal and (B) would not reasonably be expected to result in a decrease in revenue from such Company Material Contract or Government Contract or Proposal by more than 20% over its remaining life;

(xvi) (x) settle any litigation that would require payment of more than $100,000 or require the imposition of any restrictions on the business of the Company or any Company Subsidiary, or settle any investigation pending with any Governmental Entity or (y) settle any litigation or threatened litigation relating to or arising out of the proposed Merger or the transactions contemplated by this Agreement or seeking an injunction with respect thereto (“Transaction Litigation,” which shall be governed by this clause (y) only and not clause (x)), without the consent of the Parent, which consent in the case of this clause (y) will not be unreasonably withheld, conditioned or delayed; or

(xvii) authorize or enter into any Contract to do any of the foregoing.

With respect to any Transaction Litigation, the Company will cooperate with Parent to permit Parent to participate in the defense, negotiation and settlement thereof. Parent will, promptly following the date hereof, designate one individual from whom the Company may seek written approval to undertake any actions not permitted to be taken under this Section 5.1, and will ensure that such person will respond, on behalf of Parent, to the Company’s requests in an expeditious manner but in any event, no later than two Business Days from the Company’s written request.

5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Merger or any other transaction contemplated by the terms of this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.3 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms of Article 7, the Company shall, and shall cause each Company Subsidiary and the Company Representatives to: (i) provide to Parent and Merger Sub and the Parent Representatives reasonable access at reasonable times and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof as the Parent or the Parent Representatives may reasonably request from time to time, and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party, provided, that the Company shall use its reasonable best efforts to obtain the right to provide access to the requested information, (C) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive or (D) breach, contravene or violate any applicable Law (including the HSR Act or any other antitrust or competition Law).

(b) With respect to the information disclosed pursuant to Sections 5.3(a), Parent shall comply with, and shall cause each Parent Subsidiary and each Parent Representative to comply with, all of their respective obligations under the amended and restated confidentiality agreement, dated as of the date hereof, by and between the Company and Parent (the “Confidentiality Agreement”).

5.4 Meeting of Stockholders to Approve the Merger.

(a) Subject to the terms set forth in this Agreement, as promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, with the goal of making this filing within 10 Business Days after the date hereof. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, including Parent and the Company meeting promptly after the date hereof to discuss the timing and process for the filing and conferring periodically thereafter as requested by Parent. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement without providing Parent a reasonable opportunity to review and comment thereon and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto). The Company shall reasonably consider but shall not be under any obligation to accept or incorporate any comments received from Parent with respect to the Proxy Statement or any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto; provided, however, that the Company shall accept and incorporate any such comments received from Parent that are necessary to correct any information provided by Parent for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after it is filed. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. Subject to Section 5.5, the Company shall include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the “Company Recommendation”). The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company shall take all action necessary in accordance with and subject to the requirements of applicable Law: (i) in consultation with Parent, to call, give notice of, convene and hold the Company Stockholder Meeting to vote on a proposal to adopt this Agreement and any other related matters to implement the transactions contemplated by this Agreement; (ii) shall submit such proposal to such holders at the Company Stockholder Meeting and shall not submit any other proposal to such stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); and (iii) subject to Section 5.5, use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting: (v) with the consent of Parent, which, upon the receipt by Parent of a written request from the Company for such consent, shall not be unreasonably withheld, conditioned or delayed; (w) for the absence of a quorum; (x) to allow additional time for the filing and mailing of any supplement or amendment to the Proxy Statement which the Company Board has determined is necessary under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; or (y) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to adopt this Agreement. Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Article 7, the Company shall submit this Agreement for the adoption by its stockholders at the Company Stockholder Meeting, whether or not a Change of Company Board Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company or the Company Board and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

5.5 No Solicitation of Transactions; Change of Company Board Recommendation.

(a) Subject to Sections 5.5(b), 5.5(d), 5.5(e) and 5.5(f), from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Company Representatives not to:

(i) directly or indirectly initiate, solicit or participate or knowingly or intentionally take any action to encourage, facilitate or assist the submission or making of any Acquisition Proposal or the making of any inquiry, proposal or other offer that would reasonably be expected to lead to any Acquisition Proposal or engage or participate in or continue any discussions or negotiations, or disclose to any other Person non-public information relating to the Company or any of the Company Subsidiaries with respect thereto or in connection therewith;

(ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal involving the Company or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) except as provided in Sections 5.5(d) and 5.5(e), withdraw or materially change or qualify, in a manner adverse to Parent, the Company Recommendation;

(iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal;

(v) approve any transaction of any nature by which any Person (other than Parent) would become an “interested stockholder” for purposes of Section 203 of the DGCL other than to accept a Superior Proposal as provided in paragraph (d)(ii) below; or

(vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii) or (vi) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Company Board Recommendation”).

The Company shall, and shall cause the Company Subsidiaries and Company Representatives to, promptly cease and immediately cause to be terminated any activities, discussion or negotiation with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that any breach of this Section 5.5(a) by any Company Subsidiary or Affiliate of the Company or any Company Representatives shall constitute a breach of this Section 5.5(a) by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date hereof and prior to receipt of the Company Stockholder Approval (i) the Company, any Company Subsidiary or any Company Representative receives an Acquisition Proposal involving the Company from a third party or group of third party Persons that was not solicited by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.5 in any material respect and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Acquisition Proposal and to his, her, its or their respective representatives (including their respective potential financing sources), and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and his, her, its or their respective representatives (including their respective potential financing sources) regarding such Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiaries and the Company Representatives to, disclose any information to such Person or group of Persons without first entering into an Acceptable Confidentiality Agreement with such Person and (y) will as promptly as practicable provide or make available to Parent any information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its representatives) which was not previously provided or made available to Parent (except to the extent the disclosure of such information to Parent would result in a competitor of the Company receiving competitively sensitive information).

(c) The Company shall promptly (and in any event within 36 hours) notify Parent in the event that the Company receives any Acquisition Proposal, including the identity of the third party making such Acquisition Proposal, and the terms and conditions of any such Acquisition Proposal that were provided to the Company or a Company Representative in any written form (including e-mail) and the material terms of any Acquisition

Proposal provided to the Company or any Company Representative orally. As promptly as reasonably practicable following the Company first taking such actions as described in subclauses (A) or (B) of paragraph (b) above (and in any event within 24 hours), the Company shall provide written notice to Parent of such determination as provided for in clause (ii) of paragraph (b) above. The Company shall keep Parent fully informed, on a prompt basis (and, in addition, will provide daily updates if requested by the Parent), of the status and terms of any such Acquisition Proposal, including any amendments as to price and other material amendments to other terms thereof.

(d) Notwithstanding anything to the contrary contained in Section 5.5(a), if the Company receives a Superior Proposal (determined to constitute such by the Company Board), the Company Board may at any time prior to the receipt of Company Stockholder Approval (i) effect a Change of Company Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement in accordance with Section 7.1(f) to enter into (or permit any Company Subsidiary to enter into) a definitive agreement with respect to such Superior Proposal, if: (A) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Notice Period”) before making a Change of Company Board Recommendation or entering into (or causing any Company Subsidiary to enter into) a definitive agreement with respect to such Superior Proposal, of its intention to take such action with respect to such a Superior Proposal which notice shall state expressly (to the extent known by the Company Board) that the Company has received an Acquisition Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Change of Company Board Recommendation and/or the Company intends to enter into a definitive agreement with respect to a Superior Proposal; (B) the Company attaches to such notice the most current version of the proposed agreement (and provides updated information as may be required under paragraph (c) above; (C) the Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Superior Proposal continues to constitute a Superior Proposal after taking into account any adjustments made in writing by Parent during the Notice Period in the terms and conditions of this Agreement; provided, further, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii) unless in advance of or concurrently with such termination the Company pays the Termination Fee.

(e) If prior to the receipt of the Company Stockholder Approval, other than in connection with an Acquisition Proposal the Company Board determines in good faith, in response to the occurrence of a Company Intervening Event and after consultation with its financial advisors and outside counsel, that the failure of the Company Board to effect a Change of Company Board Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, then, prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Change of Company Board Recommendation (a “Permitted Change of Recommendation”), provided that the Company shall have first provided four (4) Business Days’ prior written notice (“Notice of a Proposed Change of Company Board Recommendation”) to Parent that it is prepared to effect a Permitted Change of Recommendation in response to a Company Intervening Event and describing such Company Intervening Event and during such four (4) Business Day period, if requested by Parent, engaged in, and used reasonable best efforts to cause its Representatives to have engaged in, good faith negotiations with Parent and its Parent Representatives to amend this Agreement and at the end of such four (4) Business Day period, the Company Board, after taking into account all changes, which have not been withdrawn, to the terms of this Agreement, proposed in writing by Parent following such Notice of a Proposed Change of Company Board Recommendation, again determines in good faith that the failure to effect a Change of Company Board Recommendation would be inconsistent with the fiduciary duties of the Company

Board to the Company’s stockholders under applicable Law. As used in this Agreement, “Company Intervening Event” means an event or circumstances material to the Company and the Company Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or the Company Subsidiaries), that was unknown to the Company Board on the date hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance (or consequences) becomes known to the Company Board prior to the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence or terms of an Acquisition Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event, and (B) in no event shall any increase in the market price of the Shares, in and of itself, constitute a Company Intervening Event (provided that the event or circumstance underlying such increase in the market price of the Shares shall not be excluded, and may be taken into account, in determining whether there is a Company Intervening Event).

(f) During the period from the date of this Agreement through the earlier of the Effective Time and the date of termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of the Company Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including requesting in writing that any such third Person (or its agents or advisors) in possession of non-public information in respect of the Company or any of the Company Subsidiaries that was furnished on or behalf of the Company and the Company Subsidiaries return or destroy (and confirm destruction of) all such information, and make follow up requests if needed. Notwithstanding the foregoing, the Company may waive and may choose not to enforce any such standstill if the Company Board, determines in good faith after consultation with its financial advisors and legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law and provided that the Company provide a similar waiver of any standstill obligations of the Parent under this Agreement and the Confidentiality Agreement.

(g) Nothing contained in this Section 5.5 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation).

5.6 Appropriate Action; Consents; Filings.

(a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, those in connection with the HSR Act to the extent required), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) cause the satisfaction of all conditions set forth in Article 6, (iv) vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order, and (vi) as promptly as practicable, and in any event within 15 days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under the HSR Act and any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. Parent will not, except as may be consented to in writing by the Company, directly or indirectly through one or more of its Affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6 or the consummation of the Merger. Without limiting this Section 5.6(a), Parent agrees to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other Law applicable to Parent, the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), but excluding (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accepting any operational or reporting restrictions or requirements, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, in each case whether or not required in order to avoid the commencement of any proceeding seeking, avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, and whether or not this would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable (with any of the foregoing referred to as a “Material Regulatory Restriction”).

(b) The Company shall give (or shall cause the Company Subsidiaries to give) any notices to third parties, and use, and cause the Company Subsidiaries to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including transactions under the Voting Agreements, or (ii) disclosed in the Company Disclosure Letter; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. The Parent will use reasonable best efforts to cooperate with all of the foregoing. In the event that the Company shall fail to obtain any third party consent described in this Section 5.6(b), the Company shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.6, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, including transactions under the Voting Agreements; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

(iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, or any of the other transactions contemplated by this Agreement, including transactions under the Voting Agreements. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 or the failure to provide any such notice shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or providing such notice or obligated to provide such notice, as applicable.

5.8 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and except with respect to any Change of Company Board Recommendation or other action taken by the Company pursuant to and in compliance with Section 5.5. The Company, Parent and Merger Sub agree that the press releases announcing the execution and delivery of this Agreement shall be separate press releases of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.9 Employee Benefit Matters.

(a) From the Effective Time through March 31, 2013, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation and the Company Subsidiaries, to provide such compensation (base salary or wages and bonus opportunities, but excluding equity plan awards) and health and welfare benefits (such as 401(k) plan participation and medical insurance) to each Company Employee that are substantially comparable in the aggregate to those provided to each Company Employee under the Company Benefit Plans prior to the Effective Time.

(b) Notwithstanding anything contained herein to the contrary, (i) Parent is not obligated to continue to employ any employee of the Company or any Company Subsidiary for any period of time following the Effective

Time, (ii) nothing in this Agreement shall limit the ability of Parent from revising, amending or terminating any benefit plan maintained by Parent or the Parent Subsidiaries (each, a “Parent Benefit Plan”), Company Benefit Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Parent Benefit Plan or Company Benefit Plan, and (iv) no provision of this Section 5.9 shall create any third party beneficiary rights in any employee, director, former employee or former director (including any beneficiary or dependent of such employee, director, former employee or former director) of the Company or any Company Subsidiary in respect of continued employment or service (or resumed employment or service).

5.10 Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law becomes or is deemed to be applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11 Indemnification of Directors and Officers.

(a) For a period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (“Covered Persons”) to the fullest extent permitted by Law, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time (“Covered Losses”). To the extent provided under the Company’s certificate of incorporation and by-laws as in effect on the date of this Agreement, the Surviving Corporation shall advance expenses in a timely fashion (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.11(a) (“Advanced Expenses”); provided, however, that the Covered Person to whom expenses are advanced undertakes to repay such Advanced Expenses to the Surviving Corporation if it is ultimately determined that such Covered Person is not entitled to indemnification pursuant to this Section 5.11(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any such Covered Person with respect to matters subject to indemnification or expense advancement hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws unless the Parent agrees to directly assume such indemnification obligations. The indemnification agreements, if any, in existence on the date of this Agreement with any of the Covered Persons and disclosed in the Company Disclosure Letter shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) For the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 225% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six years from and after the Effective Time.

(d) In the event of any breach by the Surviving Corporation of this Section 5.11, the Surviving Corporation shall be obligated to pay, and the Parent shall cause the Surviving Corporation to pay, all reasonable expenses, including attorneys’ fees, that may be incurred by any Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.11 as such fees are incurred upon the written request of such Person.

(e) The Parent agrees that in the event that the Surviving Corporation does not perform its obligations under this Section 5.11 and the D&O Insurance is not funding on a current basis all Covered Losses and related costs and expenses required to indemnify and hold harmless any Covered Person in accordance with this Section 5.11, including with respect to Advanced Expenses, then the Parent will cause the Surviving Corporation to perform its obligations under this Section 5.11, including by providing funds to the Surviving Corporation as needed.

(f) In the event the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that either (x) such continuing or Surviving Corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11 or (y) the Parent agrees to assume such indemnification obligations. In the event the Parent (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that either such continuing Person or transferee of such assets, as the case may be, shall assume the Parent’s obligations set forth in this Section 5.11.

(g) The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company or any Company Subsidiary to whom this Section 5.11 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 5.11 applies are express third party beneficiaries of this Section 5.11).

5.12 Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions by any officer or director of the Company or any Company Subsidiary who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Shares to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act.

5.14 Acquisition of Shares. Except pursuant to the Merger, from and after the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, Parent and its Subsidiaries (including Merger Sub) and Parent’s Affiliates shall not acquire, directly or indirectly, any Shares, except to the extent that such acquisition of Shares is permitted under the Confidentiality Agreement in connection with a First Trigger Event (as defined therein).

5.15 Transfer Taxes. Except as provided in Section 2.2(b) with respect to payments of Merger Consideration to Persons other than the registered holders of Shares, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, including the Merger, shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub, the Surviving Corporation and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

5.16 FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver to Parent a properly executed statement from the Company in accordance with the requirements of Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).

5.17 Employee Confidentiality Agreements. Prior to the Closing, the Company will use reasonable best efforts to obtain from the employees of the Company and the Company Subsidiaries listed in Section 5.17 of the Company Disclosure Letter a signed written confidentiality agreement in a form previously approved by the Parent and the Company for this purpose.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval.

(b) No Injunction. No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and no Governmental Entity shall have commenced any legal proceeding, or stated in writing that it will commence any legal proceeding, to obtain any such order, decree, judgment, injunction or other ruling; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 or Section 5.6 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

(c) Governmental Approvals. The approvals and consents from Governmental Entities listed on Section 6.1(c) of the Company Disclosure Letter shall have been obtained (including any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated) at or prior to the Effective Time, or such approvals shall have been Final Orders. For purposes of this section, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this

Section 6.2(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (which will be construed for this purpose, in order to avoid duplicative materiality qualifiers, without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties). In addition, the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c) and 3.3 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that the covenants set forth in Sections 5.1(b)(ii), (iii), (v), (vi), (vii), (ix)(A), (x), (xi), (xvi) or (xvii) (to the extent it relates to any of the foregoing clauses) shall have been complied with in all respects.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Consents. The Company shall have obtained the Consents from Major Customers and other parties set forth in Section 6.2(d) of the Company Disclosure Letter.

(e) Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to the Parent customary payoff letters and lien release documentation reasonably satisfactory to the Parent and its counsel and lenders relating to the repayment of all debt listed in Schedule 6.2(e) to be repaid by Parent at the Closing and the termination of all Liens on any Company assets securing any such debt.

(f) No Regulatory Burden. No Governmental Entity shall have imposed or be seeking to impose or have the Parent, the Company or any Company Subsidiary agree to, any Material Regulatory Restriction.

(g) Specific Contract Event. No Specific Contract Event shall have occurred.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, materially and adversely affected Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement in a timely manner and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement in a timely manner. The representations and warranties of Parent set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b), shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Outside Date the condition to the Closing set forth in Section 6.1(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Parent shall have the option by written notice delivered to the Company to extend the Outside Date to a date (specified in the notice of extension) not later than December 31, 2012 (the “Extended Outside Date”);

(c) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the Merger, and such order, injunction or other action shall have become final and nonappealable (which order, injunction or other action the party seeking to terminate this Agreement shall have used its commercially reasonable best efforts to resist, resolve or lift, as applicable); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the primary cause of, or resulted in, such order, decree, judgment, injunction or other action;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Company Board Recommendation (whether or not in compliance with Section 5.5) or (ii) the Company shall have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal, but only if the Company shall prior to or concurrently with such termination pay the Termination Fee to or for the account of Parent;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in any case, such that the conditions contained in Sections 6.2(a) or 6.2(b) are not reasonably capable of being satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) either such breach is not capable of cure or at least 20 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by either Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement that shall have affected, or is reasonably like to have affected, individually or in the aggregate, Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, or to perform any of their respective obligations under this Agreement, in a timely manner, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) either such breach is not capable of cure or at least 20 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.3 (Access to Information; Confidentiality), Section 5.8 (Public Announcements), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties or covenants set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee equal to two million five hundred twenty thousand dollars ($2,520,000) (the “Termination Fee”);

(ii) pursuant to Section 7.1(c) or by the Company pursuant to Section 7.1(b) or by the Parent pursuant to Section 7.1(g) based on a breach of any of Sections 5.1(b)(i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xvi) or (xvii) (insofar as it relates to any of the foregoing clauses), 5.4, 5.5, 5.6, or 5.10 and (A) prior to the Company Stockholder Meeting or the breach giving rise to the Parent’s right to terminate under Section 7.1(g) or the occurrence of the Outside Date or Extended Outside Date, an Acquisition Proposal involving the Company shall have been made to the Company or the Company Board and not withdrawn and (B) within 9 months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or another Acquisition Proposal (whether or not pending at the time referred to in clause (A)) and during or after such 9-month period any such Acquisition Proposal entered into within 9 months after such termination shall have been consummated, then the Company shall pay the Termination Fee to Parent no later than two Business Days after the consummation of such Acquisition Proposal. For purposes of this Section 7.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Parent and Merger Sub in the circumstances in which such Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2(b).

7.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company’s stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Company or the Parent or Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.2 hereof, all expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement and the Voting Agreements, shall be borne solely and entirely by the party which has incurred the same; provided, however, that all filing fees in connection with filings made pursuant to the HSR Act shall be paid by Parent.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date of delivery if delivered prior to 5:00 p.m. Eastern time on a Business Day, otherwise the next Business Day, if sent by e-mail (with confirmation of receipt), in each case as follows:

If to Parent or Merger Sub, addressed to it at:

201 Riverneck Road

Chelmsford, MA 01824

Tel: (978) 967-1788

Fax: (978) 256-0013

Email: ghaines@mc.com

Attention: Gerald M. Haines II

with a copy to (for information purposes only):

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts 02110

Tel: 617-951-8892

Fax: 617-951-8736

Email: john.utzschneider@bingham.com

Attention: John R. Utzschneider

If to the Company, addressed to it at:

Micronetics, Inc.

26 Hampshire Drive

Hudson, New Hampshire 03051

Tel: (603) 557-7027

Fax: (603) 882-8987

Email: drobbins@micronetics.com

Attention: David Robbins

with a copy to (for information purposes only):

Latham & Watkins LLP

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Tel: (617) 948-6000

Fax: (617) 948-6001

Email: philip.rossetti@lw.com

Attention: Philip P. Rossetti

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in the aggregate to the Company than those contained in the Original Confidentiality Agreement, except that the Company shall be permitted to enter into a less favorable confidentiality agreement, provided that the applicable terms of the Confidentiality Agreement are deemed modified to the same extent.

“Acquisition Proposal” means any bona fide inquiry, proposal, offer or indication of interest from any Person (other than Parent or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any (A) direct or indirect acquisition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition of 15% or more of the outstanding Shares, (C) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Shares, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any Company Subsidiary; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business” means the businesses conducted by the Company and the Company Subsidiaries as of the date hereof

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Boston, Massachusetts.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Employees” means the employees of the Company and Company Subsidiaries immediately prior to the Effective Time.

“Company Products” means any products being sold, manufactured or developed, and any services being provided, by the Company and the Company Subsidiaries in connection with and/or related to the Business as currently conducted.

“Company Stockholder Meeting” means a duly convened special meeting of the Company’s stockholders called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof.

“Contracts” means any written agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, derivative, hedge, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order and other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Environmental Laws” means all applicable federal, state, county, local or foreign Laws, statutes, ordinances, regulations, rules, orders, licenses, decrees, permits, restrictions and licenses, which (a) regulate or relate to the environment, the use, treatment, storage, transportation, handling, manufacturing, disposal, distribution, sale or release of Hazardous Substances, or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (b) relate to pollution or protection of human health, safety or the environment; or (c) impose liability or responsibility with respect to any of the foregoing, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), European Union Directive 2002/95/EC, European Union Directive 2002/99/EC, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any United States federal, state, local, municipal or any foreign government, or political subdivision thereof, regulatory, self-regulatory, or any multinational organization or authority, or any other authority, agency, bureau, board, court, department, tribunal, instrumentality or commission thereof entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any arbitrator or arbitral body.

“Hazardous Substances” means any toxic, infectious, carcinogenic, reactive, corrosive, radioactive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws because of its dangerous, hazardous or deleterious characteristics, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all: (a) U.S. and foreign patents, utility models and patent applications (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof and any patentable inventions, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof and works of authorship (including computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, files, records, schematics, layouts or data, and mask works), rights of privacy and publicity, moral rights, and database rights provided by law, (d) domain names, web addresses and uniform resource locators (URLs), and (e) trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals).

“IRS” means the United States Internal Revenue Service.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Exhibit D-1 hereto after reasonable inquiry of those employees of the Company or the Company Subsidiaries known to such individuals to have specialized knowledge of the subject matter of the applicable representation or warranty and (ii) with respect to the Parent, the actual knowledge of the individuals listed in Exhibit D-2 hereto.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Licensed Intellectual Property Rights” means Intellectual Property licensed to the Company or any Company Subsidiary that is necessary for the conduct of the Business as currently conducted.

“Material Adverse Effect” means any change, event or development that is materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect except as provided below: (a) any change affecting the economy or political, regulatory, business, economic, financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (b) any change affecting any of the industries in which the Company and the Company Subsidiaries operate; (c) any change arising from the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including (i) any litigation resulting therefrom, (ii) any reduction in sales, or (iii) any adverse change in supplier, distributor, employee, financing source, stockholder, partner or similar relationships; (d) any change arising from compliance with the terms of this Agreement, or action taken, or not taken at the request of Parent or Merger Sub, or to which Parent has consented in writing; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (f) any hurricane, earthquake, flood, or other natural disasters or acts of God; (g) any adoptions, proposals, interpretations or changes in Laws after the date hereof or any interpretation thereof by any Governmental Entity; (h) changes in GAAP after the date hereof or any interpretations thereof by any Governmental Entity; (i) any failure by the Company to meet any estimates of revenues, earnings, projections or other economic performance, whether published, internally prepared or provided to Parent and any Parent Representatives; (j) any change in the price or trading volume of the Common Stock or of Parent’s capital stock on the Nasdaq Stock Market or any other market in which such securities are quoted for purchase and sale or any suspension of trading in securities generally on any securities exchange on which any securities of the Company or Parent, respectively, trade; (k) the payment in compliance with the terms of this Agreement of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, Company Benefit Plans, severance arrangements or other arrangements in existence on the date hereof and disclosed in the Company SEC Documents (other than any disclosure consisting only of accruals in the Company’s financial statements) or the Company Disclosure Letter; (l) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America; or (m) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America; provided, that with respect to clauses (a), (b), (e), (f) and (g), such changes and matters do not have a material and disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such changes have generally on other Persons operating in comparable industries (in the case of clauses (a), (b), (e) and (g) or in the comparable geographic region (in the case of clause (f)) as the Company or the relevant Company Subsidiaries, and for the avoidance of doubt, for purposes of determining whether a Material Adverse Effect has occurred, only the disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole shall be considered; provided, further, that with respect to clauses (i) and (j), it is understood that the facts and circumstances giving rise to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) or (k)-(m) of this definition.

“Original Confidentiality Agreement” means the letter agreement dated April 13, 2012 between the Company and the Parent.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC in connection with the Merger or any other transaction contemplated by the terms of this Agreement, other than the Proxy Statement.

“Owned Intellectual Property Rights” means Intellectual Property owned by the Company or any Company Subsidiary that is necessary for the conduct of the Business as currently conducted.

“Parent Subsidiary” means a Subsidiary of Parent; all Subsidiaries of Parent are collectively referred to as the “Parent Subsidiaries”.

“Permitted Liens” means (a) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building or other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such property, (d) covenants, conditions, restrictions, easements or other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such property for the purposes for which it is currently used in connection with such Person’s business, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models (including but not limited to the GNU General Public License); and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Registered” means with respect to Intellectual Property, Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity, or any applications for any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specific Contract Event” means the event set forth in Section 8.4 of the Parent Disclosure Letter.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the Equity Interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means any bona fide, unsolicited Acquisition Proposal that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) and after taking into account all factors the Company Board determines in its good faith judgment to be relevant, is more favorable to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 5.5(d)), provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “51%.”

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any federal, state, local or foreign taxes or similar assessments, duties, fees, levies, or other governmental charges, including franchise, value, worth, capital, income, receipts, profits, sales, use, real or personal property, estimated, excise, severance, occupation, production, goods and service, employment, unemployment, social security, transfer, license, stamp, alternative or add-on and (b) any interest, penalty or addition to any of the foregoing.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal”	Section 7.2(b)(ii)

“Agreement”	Preamble

“Assumed Company Option”	Section 2.4(a)

“Book-Entry Shares”	Section 2.2(b)

“Certificate”	Section 2.1(c)

“Certificate of Merger”	Section 1.2

“Change of Company Board Recommendation”	Section 5.5(a)(vi)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Common Stock”	Section 3.2(a)

“Company”	Preamble

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Disclosure Letter”	Article 3

“Company Equity Plans”	Section 2.4(a)

“Company Financial Statements”	Section 3.7

“Company Insurance Policies”	Section 3.20

“Company Intervening Event”	Section 5.5(e)

“Company Leased Real Property”	Section 3.15(b)

“Company Material Contract”	Section 3.13(d)

“Company Options”	Section 2.4(a)

“Company Owned Real Property”	Section 3.15(a)

“Company Permits”	Section 3.6(a)

“Company Real Property”	Section 3.15(c)

“Company Real Property Lease”	Section 3.15(b)

“Company Recommendation”	Section 5.4

“Company Registered Intellectual Property”	Section 3.17(a)

“Company Representatives”	Section 4.12

“Company SEC Documents”	Section 3.7(a)

“Company Stockholder Approval”	Section 3.21

“Company Subsidiary”	Section 3.1(c)

“Confidentiality Agreement”	Section 5.3(b)

“Covered Losses”	Section 5.11(a)

“Cypress”	Section 3.19

“D&O Insurance”	Section 5.11(c)

“DFAR”	Section 3.23(a)

“DGCL”	Section 1.1(a)

“DoD”	Section 3.17(

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.2

“ERISA”	Section 3.11(a)

“ERISA Affiliate”	Section 3.11(a)

“Export Laws”	Section 3.23(f)

“Extended Outside Date”	Section 7.1(b)

“FAR”	Section 3.17(l)

“Final Order”	Section 6.1(c)

“Government Contracts”	Section 3.23(a)

“Government Contracts and Proposals”	Section 3.23(a)

“GSAR”	Section 3.23(a)

“Inbound IP Contracts”	Section 3.17(h)

“IP Contracts”	Section 3.17(h)

“ISRA”	Section 3.16(h)

“Listed Government Contracts and Proposals”	Section 3.23(a)

“Major Customer”	Section 3.13(c)

“Major Manufacturer”	Section 3.13(c)

“Major Suppliers”	Section 3.13(c)

“Material Company Intellectual Property”	Section 3.17(g)

“Material Regulatory Restriction”	Section 5.6(a)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(c)

“Merger Sub”	Preamble

“Notice of a Proposed Change of Company Board Recommendation”	Section 5.5(e)

“Notice Period”	Section 5.5(d)

“Option Payments”	Section 2.4(a)

“Outbound IP Contracts”	Section 3.17(h)

“Outside Date”	Section 7.1(b)

“Parent”	Preamble

“Parent Benefit Plan”	Section 5.9(b)

“Parent Board”	Recitals

“Parent Disclosure Letter”	Article 4

“Parent Representatives”	Section 3.25

“Payment Agent”	Section 2.2(a)

“Payment Fund”	Section 2.2(a)

“PBGC”	Section 3.11(e)

“Permitted Change of Recommendation”	Section 5.5(e)

“Per Share Amount”	Section 2.1(a)

“Preferred Stock”	Section 3.2(a)

“Proposals”	Section 3.23(b)

“Proxy Statement”	Section 3.10

“Security Clearance Holder”	Section 3.23(e)

“Shares”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“Termination Fee”	Section 7.2(b)(i)

“Transfer Act”	Section 3.16(f)

“Transfer Taxes”	Section 5.15

“Vested Option”	Section 2.4(a)

“Voting Agreements”	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Letter, Company Disclosure Letter and Voting Agreements and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification or other rights under the provisions of Section 5.11 (Indemnification of Directors and Officers), with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, and (b) the stockholders of the Company, after the Effective Time, with respect to the right of such stockholders to receive the Merger Consideration pursuant to this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Letter or the Parent Disclosure Letter by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) The parties further agree that (x) the seeking of the remedies provided for in Section 8.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.14(a) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under Section 8.14(a) prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.14(a) or anything set forth in this Section 8.14(b) restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MECURY COMPUTER SYSTEMS, INC.

By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President and Chief Executive Officer

WILDCAT MERGER SUB, INC.

By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President

MICRONETICS, INC.

By:	/s/ David Robbins
Name: David Robbins
Title: Chief Executive Officer

ANNEX B

Fairness Opinion of Cypress Partners LLC

Confidential

June 8, 2012

The Board of Directors

Micronetics, Inc.

26 Hampshire Drive

Hudson, NH 03051

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Micronetics, Inc. (the “Company”) of the $14.80 per Share in cash, without interest, to be received by such holders (the “Merger Consideration”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Mercury Computer Systems, Inc. (“Parent”), Wildcat Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”) and the Company. As more fully described in the Merger Agreement, depending on the satisfaction of certain conditions set forth in the Merger Agreement, (i) Merger Sub will be merged with and into the Company and (ii) each outstanding Share (except for (a) Shares held in the treasury of the Company or owned of record by any Company Subsidiary (as such term is defined in the Merger Agreement), (b) Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries (as such term is defined in the Merger Agreement) and (c) Dissenting Shares (as such term is defined in the Merger Agreement)) will be converted into the right to receive the Merger Consideration (collectively, the “Transaction”).

In arriving at the opinion set forth below, we have, among other things:

(a) reviewed a draft, dated June 8, 2012, of the Merger Agreement, and certain related documents;

(b) reviewed certain publicly available financial and other information about the Company;

(c) reviewed certain financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts for the Company prepared by the management of the Company;

(d) met with certain members of the senior management of the Company to discuss its business, operations and prospects, as well as its historical and projected financial results;

(e) compared certain financial data of the Company with those of certain publicly-traded companies that we considered to be relevant;

(f) reviewed, to the extent publicly available, the financial terms of certain business combinations and other transactions that we considered to be relevant;

(g) reviewed current and historical market prices and trading volumes of the Shares;

(h) discussed the terms of the Transaction with the Company and its other advisors; and

(i) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial, legal, regulatory, tax, accounting and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the Company, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and have assumed, with your consent, that the financial results reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We assume no responsibility for, and express no view as to the reasonableness of, such forecasts or the assumptions on which they are based. We have assumed, with your consent, without independent investigation or verification that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates on which the most recent financial and other information was provided to us. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement the effect of which would be in any way meaningful to our analysis and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the transactions contemplated by the Merger Agreement. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary from those set forth in the draft reviewed by us in any way meaningful to our analysis. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities) of the Company nor have we made any physical inspection of the properties or assets of the Company. Further, we express no view as to, and our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, and our opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Shares pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders of Shares pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Our opinion is necessarily based upon information available to us, and economic, financial, monetary, regulatory, market and other conditions and circumstances existing, as of the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

We are acting as financial advisor to the Company in connection with the proposed Transaction and expect to receive fees for such services, a portion of which became payable upon the delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We and our affiliates in the past have provided certain investment banking services to the Company from time to time, including providing strategic and financial advice to the Company. We and our affiliates may also seek to provide in the future investment banking services to the Company, Parent or their respective affiliates unrelated to the proposed Transaction. In connection with the above-described investment banking services we and our affiliates have received, and may receive, compensation.

This opinion has been approved by our Fairness Committee. Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of the Company in its evaluation of the proposed Transaction. Except as otherwise expressly provided in our engagement letter with the Company, this letter, including our opinion set forth below, may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Cypress Partners LLC be made, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CYPRESS PARTNERS LLC

ANNEX C

Form of Voting Agreement

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of June 8, 2012 by and between the undersigned stockholder (“Stockholder”) of Micronetics, Inc., a Delaware corporation (the “Company”), and Mercury Computer Systems, Inc., a Massachusetts corporation (“Parent”).

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and Wildcat Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)

(i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)	Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)	Stockholder has full corporate power and authority (if not a natural person) and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)	None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder’s property or assets.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a)

Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Charter or Company Bylaws).

(b)	Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.	Waiver of Appraisal and Dissenters’ Rights.

Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8.	Exercise of Options.

During the term of the Agreement, Stockholder will not exercise any Options without the prior written consent of Parent.

9.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

10.	No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

11.	Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages.

Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

12.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.	Notices.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, or (c) on the next Business Day if transmitted by national overnight courier or (d) on the date of delivery, if sent by e-mail (with confirmation of receipt), in each case as follows:

If to Parent:

MERCURY COMPUTER SYSTEMS, INC.

201 Riverneck Road

Chelmsford, MA 01824

Tel: (978) 967-1788

Fax: (978) 256-0013

Attention: Gerald M. Haines II

Email: ghaines@mc.com

Copy to (for information purposes only):

BINGHAM MCCUTCHEN LLP

1 Federal Street

Boston, MA 02110

Tel: (617) 957-8852

Fax: (617) 428-6419

Attention: John R. Utzschneider

Email: john.utzschneider@bingham.com

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

Copy to:

LATHAM & WATKINS LLP

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Tel: (617) 948-6000

Fax: (617) 948-6001

Attention: Philip P. Rossetti

Email: philip.rossetti@lw.com

14.	Miscellaneous.

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

(d)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, subject to Section 14(h).

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)	The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)	Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 14(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

MERCURY COMPUTER SYSTEMS, INC.

By
Name:	Gerald M. Haines II
Title:	Vice President, Corporate Development, Chief Legal Officer, and Secretary

[Signature Page to Voting Agreement]

[STOCKHOLDER]

By

Name:
Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
Number of Options Beneficially Owned as of the Date of this Agreement:
Street Address:
City/State/Zip Code:
Fax:
Email:

[Signature Page to Voting Agreement]

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4